      As filed with the Securities and Exchange Commission on August 2, 2001
                                                   Registration No. 333-63696
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                PFS Bancorp, Inc.
--------------------------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)


       Indiana                              6711                      35-2142534
--------------------------------------------------------------------------------
---------
(State or Jurisdiction of           (Primary Standard Industrial     (I.R.S.
Employer
Incorporation or Organization)      Classification Code Number)
Identification No.)

                          Second and Bridgeway Streets
                              Aurora, Indiana 47001
                                 (812) 926-0631
--------------------------------------------------------------------------------
              (Address and Telephone Number of Principal Executive
                     Offices and Principal Place of Business)

                                    Mel Green
                             Chief Executive Officer
                                PFS Bancorp, Inc.
                          Second and Bridgeway Streets
                              Aurora, Indiana 47001
                                 (812) 926-0631
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:



                             Kevin M. Houlihan, Esq.
                             Hugh T. Wilkinson, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                                 (202) 347-0300

                              ---------------------

        APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


================================================================================
==============================================
   TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM
    PROPOSED MAXIMUM          AMOUNT OF
      SECURITIES TO BE             DOLLAR AMOUNT            OFFERING PRICE
       AGGREGATE             REGISTRATION
         REGISTERED              TO BE REGISTERED             PER SHARE
   OFFERING PRICE(1)             FEE
--------------------------------------------------------------------------------
----------------------------------------------
Common Stock, par value       1,551,293 shares(2)               $10.00
       $15,512,930             $3,878.23(3)
$.01 per share
================================================================================
==============================================


         (1) Estimated solely for the purpose of calculating the registration fee.
         (2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering as well as 30,418 shares issued to PFS Community Foundation.

         (3)      Previously Paid.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                PFS BANCORP, INC.
           (Proposed holding company for Peoples Federal Savings Bank)

                     Up to 1,322,500 Shares of Common Stock
                              (Anticipated Maximum)

         Peoples Federal Savings Bank is converting from the mutual to the stock form of organization. As part of this conversion, PFS Bancorp, Inc. is offering its shares of common stock. Peoples Federal will become a subsidiary of PFS Bancorp, Inc., a recently formed corporation.



         IF YOU ARE A CURRENT OR FORMER DEPOSITOR OR A BORROWER OF PEOPLES
FEDERAL



         o You may have priority rights to purchase shares at $10.00 per share in our subscription offering.
         o You may purchase up to 15,000 shares but may purchase no fewer than 25 shares.
         o The offering will end at 12:00 noon, Eastern Daylight Time, on _______, 2001, and may be extended, under certain circumstances, no later than _______, 2003.



         IF YOU ARE NOT A DEPOSITOR OR A BORROWER, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK



         o You may be able to purchase shares in a community offering after priority orders are filled.
         o We may begin the community offering at any time beginning ____, 2001 and terminate the community offering at any time without notice.

================================================================================

                              TERMS OF THE OFFERING



         We are offering a minimum of 977,500 shares and a maximum of 1,322,500 shares. The maximum can be increased by up to 15% to 1,520,875 shares with regulatory approval. You will not have to pay any sales commission on shares of common stock that you purchase in the offering.



                                                        MINIMUM
MAXIMUM              MAXIMUM, AS ADJUSTED
                                                  -------------------
---------------        -----------------------
Number of shares.........................                   977,500
1,322,500                  1,520,875
Gross offering proceeds..................                $9,775,000
$13,225,000                $15,208,750
Estimated offering expenses..............                  $460,000
$460,000                   $460,000
Estimated net proceeds...................                $9,315,000
$12,765,000                $14,748,750
Estimated net proceeds per share.........                     $9.53
   $9.65                      $9.70

================================================================================
         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.





         We have applied to list the common stock on the Nasdaq National Market under the symbol "____." We must sell a minimum of 977,500 shares of common stock or we will not sell any shares. We will not sell more than 1,520,875 shares in the subscription offering. We are offering the shares on a best efforts basis, and Prestige Financial Center, Inc. is assisting in the subscription offering on a best efforts basis. Best efforts basis means that Prestige will sell as many shares as possible, but it is not committed to placing a minimum number of shares. We will place funds we receive for stock purchases in a separate savings account at Peoples Federal, and we will pay interest at Peoples Federal's passbook rate on funds received until we complete or terminate the offering. If the offering is terminated, we will return all funds promptly with interest.



                         PRESTIGE FINANCIAL CENTER, INC.
                 The date of this prospectus is August __, 2001

                                TABLE OF CONTENTS



                     Page

                     ----
Map of Our Market
Area...........................................................................
    iii
Questions and Answers About the Stock
Offering...................................................        1
Summary.........................................................................
 .................        4
Risk
Factors.........................................................................
 ............        9
Selected Financial and Other
Data................................................................       14
Recent
Developments....................................................................
 ..........       16
Proposed Management
Purchases....................................................................
   18
How Our Net Proceeds Will be
Used................................................................       18
We Intend to Pay Quarterly Cash
Dividends........................................................       20
There May Be a Limited Market for Our Common
Stock...............................................       21
Peoples Federal Meets All of Its Regulatory Capital
Requirements.................................       21
Our
Capitalization..................................................................
 .............       23
Pro Forma
Data............................................................................
 .......       25
Comparison of Independent Valuation and Pro Forma Data With and Without the
Foundation...........       34
Peoples Federal Savings Bank Statements of
Earnings..............................................       36
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Peoples
Federal..................................................................
37
Business of PFS
Bancorp.........................................................................
 .       47
Business of Peoples
Federal......................................................................
   47
Regulation......................................................................
 .................       62
Taxation........................................................................
 .................       69
Management......................................................................
 .................       72
The
Conversion......................................................................
 .............       77
Restrictions on Acquisition of Us and Peoples Federal and Related
  Anti-Takeover
Provisions......................................................................
 .      101
Description of Our Capital
Stock.................................................................      108
Experts.........................................................................
 .................      109
Legal and Tax
Opinions........................................................................
 ...      110
Additional
Information.....................................................................
 ......      110
Index to Financial
Statements....................................................................
   F-1

         [MAP WHICH SHOWS THE STATE OF INDIANA, WITH A HIGHLIGHT OF DEARBORN, OHIO AND SWITZERLAND COUNTIES AND SHOWING AURORA.]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

         The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page 9 and "The Conversion" beginning on page 77, for more information.

Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 1,322,500 shares of common stock at a subscription price of $10.00 per share. We must sell at least 977,500 shares. If the appraised market value of the common stock changes due to market conditions, then, without notice to you, we may be required to sell up to 1,520,875 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision such as our profitability, lending activities and the competition we face for our products and services. Therefore, you should read this entire prospectus before making your investment decision.


Q.       WILL DIVIDENDS BE PAID ON THE STOCK?

A. Yes. We intend to pay annual dividends of $.20 per share on our common stock. We expect to begin paying dividends commencing with the period ending March 31, 2002.

Q.       WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A. Yes. We anticipate having our stock quoted on the Nasdaq National Market under the symbol "____." However, we expect the market for our stock may be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Peoples Federal, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.       WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, Eastern Daylight Time, on _______, 2001.

Q.       CAN THE OFFERING BE EXTENDED?

A. Yes. If we do not receive sufficient orders, we can extend the offering beyond _______, 2001. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond _______, 2003.

Q.       HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus. Then complete and return the enclosed stock order and certification form together with your payment. Subscription orders may be delivered in person to our main office in

         Aurora, Indiana during regular business hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by _______, 2001 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.       CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond _______, 2001, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.

Q.       HOW CAN I PAY FOR THE STOCK?

A. You have three options: (1) pay cash if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Peoples Federal (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.       WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Yes. Subscription payments will be placed in an interest-bearing escrow account at Peoples Federal, and will earn interest at its passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the conversion.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT AT PEOPLES FEDERAL?

A. Yes. You may use Peoples Federal individual retirement account, or IRA, funds to purchase shares, however, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Peoples Federal is not permitted to hold stock in any Peoples Federal IRAs. Please call our Stock Information Center (812-___-____) to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, we will allocate stock according to the priorities defined in our plan of conversion.

Q.       WHAT HAPPENS IF WE DO NOT SELL THE MINIMUM AMOUNT OF SHARES BEING
         OFFERED?

A. If we do not sell the minimum amount, or 977,500 shares, in the offering, then we will not sell any shares and the offering will be withdrawn. Purchase orders will be cancelled and any funds received by us from investors will be promptly refunded with interest.

Q: CAN I PURCHASE STOCK ON BEHALF OF SOMEONE ELSE WHO DOES NOT HAVE AN ACCOUNT AT PEOPLES FEDERAL?

A: No. You may not transfer the subscription rights that you have as a depositor at Peoples Federal. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the common stock by anyone known to us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q.       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
         OFFERING?

A. For answers to other questions we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at 812-___-_____, Monday through Friday, between the hours of 9:00 a.m. and 4:30 p.m., Eastern Daylight Time.

         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF ________, 2001 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO _______, 2001 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO _______, 2001.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Peoples Federal. References in this document to "we", "us", "our" and "Peoples Federal" refer to Peoples Federal Savings Bank. In certain instances where appropriate, "we", "us", or "our" refer collectively to PFS Bancorp and Peoples Federal Savings Bank.

PFS BANCORP, INC.

         PFS Bancorp, Inc. was formed on June 19, 2001 as an Indiana corporation. We will be the holding company for Peoples Federal following the conversion. We are not an operating company and have not engaged in any significant business to date. Our executive offices are located at Second and Bridgeway Streets, Aurora, Indiana 47001, and our telephone number is (812) 926-0631.

PEOPLES FEDERAL SAVINGS BANK

         Founded in 1887, Peoples Federal Savings Bank is a community and customer oriented mutual savings bank organized under the laws of the United States. Peoples Federal conducts business out of its main office located in Aurora, Indiana and two branch offices in Rising Sun and Vevay, Indiana. Peoples Federal's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential loans. Peoples Federal's profitability depends primarily on its net interest income, which is the difference between the income it receives on loans and other assets and its cost of funds, which consists of the interest paid on deposits and borrowings. At March 31, 2001, Peoples Federal had total assets of $113.4 million, deposits of $95.8 million and total equity of $13.6 million.

CONVERSION FROM MUTUAL TO STOCK FORM

         The conversion involves a series of transactions by which Peoples Federal will convert from its current status as a mutual savings bank to a stock savings bank. Following the conversion, Peoples Federal will become our subsidiary. As a stock savings bank, Peoples Federal intends to continue to follow its same business strategies, and it will be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.


         At present, all depositors and borrowers of Peoples Federal are members of, and have voting rights in, Peoples Federal as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of Peoples Federal. After the conversion, we will have all of the voting rights in Peoples Federal since we will be the sole stockholder of Peoples Federal. Exclusive voting rights with respect to us will be vested in the holders of our common stock. Depositors and borrowers of Peoples Federal will not have voting rights in us after the conversion, except to the extent that they become our stockholders.




         As part of the conversion, we are offering between $9,775,000 and $13,225,000 of our common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $15,208,750 without any further notice to you if market or financial conditions change before we complete the conversion.



         The conversion will permit Peoples Federal's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The conversion to stock form is subject to approval by the members of Peoples Federal entitled to vote on the matter.



PFS COMMUNITY FOUNDATION



         To continue its long-standing commitment to its local communities, Peoples Federal intends to establish a charitable foundation, PFS Community Foundation, as part of the conversion. The foundation would be funded with PFS Bancorp common stock equal to 2% of the shares sold in the conversion. This would range from 19,550 shares, assuming 977,500 shares are sold in the conversion, to 26,450 shares, assuming 1,322,500 shares are sold in the conversion, or 30,418 shares if the number of shares sold in the conversion is increased to 1,520,875 shares. Based on the purchase price of $10.00 per share, the foundation would be funded with between $195,500 and $264,500 of common stock, or $304,180, if the number of shares sold in the conversion is increased to 1,520,875 shares. Peoples Federal's charitable contributions amounted to $6,210, $3,379 and $5,576 in fiscal 2000, 1999 and 1998, respectively. PFS
Community Foundation will make grants and donations to non-profit and community groups and projects located within the communities in which Peoples Federal operates. If PFS Community Foundation is not established as part of the conversion, our valuation would be slightly higher, the amount of common stock sold would be slightly greater and we would receive slightly more proceeds. The establishment of the PFS Community Foundation is subject to approval by the OTS and members of Peoples Federal entitled to vote on the matter. For a further discussion of the foundation, see "Risk Factors - The Contribution to the PFS Community Foundation Means That Your Total Ownership Interest Will Be 2.0% Less After the Contribution," "- The Contribution to the PFS Community Foundation May Not Be Tax Deductible Which Could Negatively Impact Our Profits," "- The Establishment of the PFS Community Foundation Will Negatively Impact Our Profits for the Fiscal Year 2002," "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" and "The Conversion - We Plan to Establish the PFS Community Foundation."

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The offering range is based on an independent appraisal of Peoples Federal's pro forma market value following the conversion by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Peoples Federal assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of June 8, 2001, Peoples Federal's estimated market value was between $9,775,000 and $13,225,000, with a midpoint of $11,500,000. The appraisal was based in part upon Peoples Federal's financial condition and operations and the effect of the additional capital Peoples Federal will raise from the sale of common stock in this offering.

         Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 977,500 shares, and at the maximum, as adjusted, of the offering range we are offering 1,520,875 shares in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $9,775,000 or above $15,208,750, we will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Subscription Offering - How Peoples Federal Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

         Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The percentage of our offering price of $10.00 per share to our pro forma book value per share ranges from 45.79% to 54.29% at March 31, 2001, and the offering price represents between
11.90 and 15.31 times our pro forma earnings for the nine months ended March 31, 2001 on an annualized basis. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.



         The peer group selected by RP Financial had a price to book percentage of 83.68% and traded at 15.44 times the last 12 months earnings. The price to book percentage for the peer group is higher than our ratio on a pro forma basis and the price to earnings ratio for the peer group is higher than our ratio on a pro forma basis except at the maximum, as adjusted, of the offering range. Our independent appraiser determined that our ratios should be lower than the peer group primarily due to our anticipated lower return on equity and less active trading market. RP Financial's fees and out-of-pocket expenses are estimated to be $35,000 for preparing the appraisal and assisting with the preparation of Peoples Federal's business plan.

USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:


                       PERCENTAGE OF NET
                   USE                                 AMOUNT,
AMOUNT,               OFFERING PROCEEDS AT
               OF PROCEEDS                         AT THE MINIMUM           AT
THE MAXIMUM                 THE MAXIMUM
-------------------------------------------        --------------
--------------            --------------------
Loan to our employee stock ownership plan                $782,000
$1,058,000                      8.3%

Investment in Peoples Federal                          $4,657,500
$6,382,500                     50.0%

General corporate purposes; possible                   $3,875,500
$5,324,500                     41.7%
dividend payments or stock repurchases


         The proceeds to be invested in Peoples Federal will be available for general corporate purposes. However, Peoples Federal intends to use a portion of the proceeds to increase its loan portfolio substantially consistent with the composition of its present portfolio. In addition, Peoples Federal may use a portion of the net proceeds to leverage its balance sheet by purchasing investment and mortgage-backed securities funded by advances from the Federal Home Loan Bank of Indianapolis.


THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares. You may purchase no more than 15,000 shares of common stock offered in any single priority category. You and any of the following persons, when combined with your purchases, cannot exceed 25,000 of the shares of common stock offered in the conversion, subject to the limitation set forth below:

         o        persons on joint accounts with you,

         o        relatives living in your house,

         o        other persons who have the same address as you on our records,

         o companies, trusts or other entities in which you have a controlling interest or hold a position, or

         o        other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE



         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups.





                  PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS (Peoples Federal depositors with a balance of at least $50 at the close of business on December 31, 1999).

                  PRIORITY 2: OUR EMPLOYEE STOCK OWNERSHIP PLAN.

                  PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (Peoples Federal depositors with a balance of at least $50 at the close of business on June 30, 2001).

                  PRIORITY 4: OTHER MEMBERS (Peoples Federal depositors and borrowers at the close of business on _____, 2001).

                  PRIORITY 5: OUR DIRECTORS, OFFICERS AND EMPLOYEES. These individuals also may be entitled to purchase stock in the above categories.



         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Dearborn, Ohio and Switzerland counties, Indiana.

YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine involve the transfer of subscription rights.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of our common stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a stock recognition plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our stock recognition plan is approved by stockholders, our officers and directors will be awarded shares of our common stock at no cost to them. If our stock option plan receives stockholder approval, then stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:


       NUMBER OF       VALUE OF
                                                                             %
OF        SHARES          SHARES
                                                                          SHARES
        BASED ON       BASED ON
                                                                          SOLD
IN       MIDPOINT        MIDPOINT
                                           INDIVIDUALS ELIGIBLE              THE
      OF OFFERING    OF OFFERING
PLAN                                        TO RECEIVE AWARDS
OFFERING       RANGE          RANGE
------------------------------   --------------------------------
----------   -------------  --------------
Employee stock ownership plan.   All employees
8.0%          92,000       $920,000
Stock recognition plan........   Directors, officers and selected
4.0          46,000        460,000
                                 employees
Stock option plan.............   Directors, officers and selected
10.0         115,000            (1)
                                 employees

-----------------------

(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

         When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the conversion.

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE CONVERSION

         We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Grant Thornton LLP that the conversion will not be a taxable event for us under federal or Indiana income tax laws. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us its opinion that the subscription rights granted to eligible members in the conversion have no value. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Additional Information."

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

HIGHER INTEREST RATES WOULD HURT OUR PROFITABILITY

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

         A sustained increase in market interest rates could adversely affect our earnings. Approximately 20% of our loans have fixed interest rates and our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase.

OUR LOW RETURN ON EQUITY MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE

         Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 5.07%, 6.47% and 6.33%, respectively, for the nine months ended March 31, 2001 and the fiscal years ended June 30, 2000 and 1999. These returns are significantly lower than returns on equity for our peer group. We expect our return on equity to remain low until we are able to increase our interest-earning assets, thereby increasing net interest income. Our return on equity will be adversely impacted by increased equity from the conversion and increased expenses due to added expenses associated with our employee stock ownership plan, our restricted stock plan, if adopted by stockholders, and the costs of being a public company.

OUR FUTURE GROWTH MAY BE LIMITED

         To continue growing and thereby improve our return on equity, we may seek to either open or purchase one or more new branches or acquire another financial institution. We cannot assure you that we will be able to continue to grow or successfully integrate any acquired branches or other financial institutions. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches, for example, also typically entail start-up expenses and branch purchases entail acquisition costs. Our ability to build or acquire other branches depends on whether we can identify, acquire and integrate such branches.

WE FACE STRONG COMPETITION IN DEARBORN, OHIO AND SWITZERLAND COUNTIES, INDIANA WHICH MAY ADVERSELY IMPACT OUR PROFITABILITY

         Competition in the banking and financial services industry is intense in our market area. Our profitability depends upon our continued ability to successfully compete. We compete with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Most of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

OUR STOCK VALUE MAY SUFFER FROM ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS

         Provisions in our corporate documents and in Indiana corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

         o restrictions on acquiring more than 10% of our common stock and limitations on voting rights;

         o the election of members of the board of directors to staggered three-year terms;

         o the absence of cumulative voting by stockholders in the election of directors;

         o        provisions governing nominations of directors by stockholders;

         o        provisions governing the submission of stockholder proposals;

         o        provisions restricting special meetings of stockholders;

         o our ability to issue preferred stock and additional shares of common stock without stockholder approval;

         o super-majority voting provisions for the approval of certain business combinations; and

         o super-majority voting provisions to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Us and Peoples Federal and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and under Indiana law and federal regulations.

         For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. There are limited exceptions to this prohibition. See "Restrictions on Acquisitions of Us and Peoples Federal and Related Anti-Takeover Provisions - Regulatory Restrictions" for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.



THE AMOUNT OF STOCK EXPECTED TO BE OWNED BY OUR OFFICERS AND DIRECTORS MAY IMPEDE POTENTIAL TAKEOVERS





         Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase 24.9% of the outstanding shares at the minimum of the offering range and 20.5% at the maximum of the range. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock will be controlled by our directors, officers and employees. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares directors and officers could most likely block the approval of transactions requiring the approval of 75% or more of the stockholders. Examples of transactions that could be blocked are certain business combinations or amendments to our corporate documents. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."

WE INTEND TO REMAIN INDEPENDENT WHICH MAY MEAN YOU WILL NOT RECEIVE A PREMIUM FOR YOUR COMMON STOCK

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $782,000 at the minimum of the offering range and approximately $1.2 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition plan to our stockholders for approval at least six months after completion of the conversion. Our officers and directors could be awarded (at no cost to them) under the stock recognition plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $391,000 and $529,000 at the minimum and maximum of the offering range, respectively. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

         If the conversion is completed and stockholders subsequently approve a stock recognition plan and a stock option plan, we will allocate stock to our officers and directors through these plans. If the shares for the stock recognition plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition plan. Your ownership percentage would also decrease by approximately 8.9% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.

THE CONTRIBUTION TO THE PFS COMMUNITY FOUNDATION MEANS YOUR TOTAL OWNERSHIP INTEREST WILL BE 2.0% LESS AFTER THE CONTRIBUTION

         Purchasers of shares will have their ownership and voting interests in PFS Bancorp diluted by 2.0% at the close of the conversion if we issue an additional 2% of shares sold in the conversion and contribute those shares to the foundation. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data" and "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation."

THE CONTRIBUTION TO THE PFS COMMUNITY FOUNDATION MAY NOT BE TAX DEDUCTIBLE WHICH COULD NEGATIVELY IMPACT OUR PROFITS.



         We believe that our contribution to the PFS Community Foundation should be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. Based on the pro forma assumptions, the loss of the tax benefit would negatively impact profits by $78,000, $92,000, $106,000 and $122,000 at the minimum, midpoint, maximum and
15% above the maximum of the offering range, respectively. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to fully use the deduction. For a further discussion of the contribution to the charitable foundation, see "The Conversion - Establishment of the Charitable Foundation - Tax Considerations."



THE ESTABLISHMENT OF THE PFS COMMUNITY FOUNDATION WILL NEGATIVELY IMPACT OUR PROFITS FOR THE FISCAL YEAR 2002.

         We intend to contribute to the PFS Community Foundation shares of our common stock equal to 2% of the shares sold in the conversion. This contribution will negatively impact net earnings during the fiscal year in which the foundation is established, which is expected to be 2002, possibly resulting in an operating loss for that year. Based on the pro forma assumptions, the creation of the PFS Community Foundation would reduce net earnings by $118,000, $138,000, $159,000 and $182,000 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.





FAILURE TO APPROVE THE PFS COMMUNITY FOUNDATION MAY MATERIALLY AFFECT THE PRO FORMA MARKET VALUE OF PEOPLES FEDERAL

         The establishment and funding of the foundation as part of the conversion is subject to the approval of the members of Peoples Federal. In the event that Peoples Federal's members approve the Plan of Conversion, but not the foundation, Peoples Federal may determine to complete the conversion without the establishment of the foundation and may do so without amending the Plan of Conversion or obtaining any further vote of Peoples Federal's members or consent of subscribers. Failure of the members to approve the foundation may materially affect the pro forma market value of Peoples Federal. In such an event, Peoples Federal may establish a new pro forma market value and commence a resolicitation of subscribers. For instance, at the maximum of the offering range, based on the assumptions set forth under "Pro Forma Data," the estimated pro forma valuation with the foundation would be $13,225,000 and the estimated pro forma valuation without the foundation would be $13,513,000, a difference of $288,000 or 2.2%. For a further discussion regarding the effect of the contribution to the foundation, see "The Conversion - We Plan To Establish the Charitable Foundation."



AN INCREASE IN THE OFFERING RANGE WOULD BE DILUTIVE

         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

DUE TO POSSIBLE CONTINUED MARKET VOLATILITY OUR STOCK PRICE MAY DECLINE AFTER THE OFFERING




         Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions as well as factors specifically related to us such as our low return on both equity and assets and our compressed interest rate spread and net interest margin.

LIMITED MARKET FOR OUR COMMON STOCK MAY LOWER OUR MARKET PRICE

         Since this is an initial public offering of shares of common stock of PFS Bancorp, there is no market for the common stock at this time. Investors could have difficulty disposing of their shares on short notice and should not view the common stock as a short term investment. Accordingly, investors should consider the possibility that they may be unable to easily sell shares of PFS Bancorp common stock. The limited market for the stock may depress trading prices to an amount below the $10.00 per share price.

EXERCISE OF SUBSCRIPTION RIGHTS MAY BE TAXABLE

         If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. However, this opinion is not binding on the Internal Revenue Service.

IF WE ARE UNABLE TO MAKE TECHNOLOGICAL ADVANCES, OUR ABILITY TO SUCCESSFULLY COMPETE MAY BE REDUCED

         Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Most of our competitors have far greater resources than we have to invest in technology.

                        SELECTED FINANCIAL AND OTHER DATA



         The following tables contain certain information concerning the financial position and results of operations of Peoples Federal. You should read this information in conjunction with the financial statements included in this Prospectus. The data presented as of and for the year ended June 30, 2000, 1999 and 1998 has been derived from the audited financial statements. The data presented at March 31, 2001 and for the nine month periods ended March 31, 2001 and 2000 are derived from unaudited condensed financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the nine months ended March 31, 2001 are not necessarily indicative of the results of operations that may be expected for the year ending June 30, 2001.




      At June 30,
                                                   At March 31,
-------------------------------------------------
                                                       2001              2000
        1999            1998
                                                  ----------------
----------------- -------------- ----------------
                                                    (Unaudited)
(Dollars In Thousands)
SELECTED BALANCE SHEET DATA:
Total assets.................................            $113,387
$107,975       $102,377          $99,900
Cash and cash equivalents(1).................              13,283
8,801          5,378            6,917
Investment securities available for sale.....               1,343
1,054          1,509            1,224
Investment securities held to maturity.......                 169
178            185              193
Mortgage-backed securities held to
   maturity..................................                  --
 1              5                8
Loans receivable net .......................               96,141
95,492         92,827           89,228
Deposits.....................................              95,754
90,822         85,561           82,766
Borrowings...................................               3,000
3,750          3,750            5,000
Total equity.................................              13,551
12,852         12,342           11,400
Full service offices.........................                   3
 3              2                2

                                                 Nine Months Ended
                                                     March 31,
    Year Ended June 30,
                                            -----------------------------
------------------------------------------
                                                 2001           2000
2000          1999          1998
                                            --------------- -------------
------------- ------------- --------------
                                                    (Unaudited)
      (In Thousands)
SELECTED OPERATING DATA:
Total interest income..................             $6,303        $5,701
$7,703        $7,523         $7,941
Total interest expense.................              3,725         3,176
4,309         4,348          4,564
                                            --------------- -------------
------------- ------------- --------------
Net interest income....................              2,578         2,525
3,394         3,175          3,377
Provision for losses on loans .........                132            64
   88            84             80
                                            --------------- -------------
------------- ------------- --------------
Net interest income after
  provision for losses on loans .......              2,446         2,461
3,306         3,091          3,297
Total other income.....................                593           201
  291           274            250
Total general, administrative and other
  expense..............................              2,152         1,740
2,209         2,118          1,812
                                            --------------- -------------
------------- ------------- --------------
Income before income tax...............                887           922
1,388         1,247          1,735
Income tax expense.....................                382           374
  578           493            673
                                            --------------- -------------
------------- ------------- --------------
Net earnings...........................             $  505        $  548       $
  810       $   754         $1,062
                                            =============== =============
============= ============= ==============

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                      Nine Months Ended
                                                          March 31,
      Year Ended June 30,
                                                  --------------------------
----------------------------------------
                                                      2001         2000
2000          1999         1998
                                                  ------------- ------------
------------- ------------- ------------
SELECTED OPERATING RATIOS(2):
PERFORMANCE RATIOS:
Return on average assets.....................              .61%         .70%
     .77%          .75%        1.07%
Return on average equity.....................             5.07         5.87
    6.47          6.33         9.90
Equity to assets at end of period............            11.95        12.01
   11.90         12.06        11.41
Interest rate spread(3)......................             2.65         2.85
    2.86          2.70         2.99
Net interest margin(3).......................             2.41         2.50
    3.33          3.22         3.49
Average interest-earning assets to
  average interest-bearing liabilities.......           112.08       111.30
  111.34        111.85       110.55
Net interest income after provision
  for loan losses to total other
  expenses...................................           113.66       141.44
  149.66        145.94       186.37
Total other expenses to average total assets.             2.61         2.23
    2.11          2.10         1.83
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(4)..................              .32%         .53%
     .66%          .69%         .37%
Non-performing assets to
  total assets at end of period(4)...........              .36          .53
     .59           .74          .33
Allowance for loan losses to total
  loans at end of period.....................              .70          .65
     .66           .61          .58
Allowance for loan losses to total
 non-performing loans at end of
 period(4)...................................           217.68       123.15
   98.89         88.61       158.72
CAPITAL RATIOS:
Tangible capital ratio.......................             11.3%        11.3%
    11.3%         11.2%        10.7%
Core capital ratio...........................             11.3         11.3
    11.3          11.2         10.7
Total capital ratio..........................             19.7         19.4
    19.4          18.3         17.6

----------------------
(1) Consists of cash and short-term interest-bearing deposits in other financial institutions.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Non-performing loans consist of non-accrual loans and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                               RECENT DEVELOPMENTS

         The following tables contain certain information concerning the financial position and results of operations of Peoples Federal. You should read this information in conjunction with the financial statements and related notes included in this prospectus. The results of operations and ratios and other data at or for the twelve months ended June 30, 2000 are derived from audited financial statements. The results of operations and ratios and other data at or for the twelve months ended June 30, 2001 are derived from unaudited financial statements.



                                                             At June 30,

--------------------------------------
                                                        2001               2000
                                                -------------------
------------------
                                                             (Unaudited)
                                                       (Dollars In Thousands)

SELECTED BALANCE SHEET DATA:
Total assets...............................            $114,511
$107,975
Cash and cash equivalents(1)...............              14,851
8,801
Investment securities available for sale...               1,450
1,054
Investment securities held to maturity.....                 169
178
Mortgage-backed securities held to
   maturity................................                  --
1
Loans receivable net .....................               95,457
95,492
Deposits...................................              98,649
90,822
FHLB advances..............................               1,000
3,750
Total equity...............................              13,832
12,852
Full service offices.......................                   3
3





                                                          Year Ended June 30,

--------------------------------------
                                                       2001                2000
                                                -------------------
------------------
                                                            (In Thousands)
SELECTED OPERATING DATA:
Total interest income......................           $8,406              $7,703
Total interest expense.....................            4,953               4,309
                                                -------------------
------------------
Net interest income........................            3,453               3,394
Provision for losses on loans .............              156                  88
                                                -------------------
------------------
Net interest income after
  provision for losses on loans ...........            3,297               3,306
Total other income.........................              682                 291
Total general, administrative and other

  expense..................................            2,693               2,209
                                                -------------------
------------------
Income before income tax...................            1,286               1,388
Income tax expense.........................              538                 578
                                                -------------------
------------------
Net income.................................           $  748              $  810
                                                ===================
==================



                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                        Year Ended June 30,

--------------------------------------
                                                       2001                2000
                                                -------------------
------------------
SELECTED OPERATING RATIOS(2):

PERFORMANCE RATIOS:
Return on average assets.......................            .68%
 .77%
Return on average equity.......................           5.56              6.47
Equity to assets at end of period..............          12.08             11.90
Interest rate spread(3)........................           2.64              2.86
Net interest margin(3).........................           3.19              3.33
Average interest-earning assets to average
  interest-bearing liabilities.................         112.15            111.34
Net interest income after provision
  for loan losses to total other
  expenses.....................................         121.36            149.66
Total other expenses to average total assets...           2.26              2.11
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(4)....................           1.13%
 .66%
Non-performing assets to
  total assets at end of period(4).............           1.03               .59
Allowance for loan losses to total
  loans at end of period.......................            .73               .66
Allowance for loan losses to total
 non-performing loans at end of
 period(4).....................................          63.71             98.89
CAPITAL RATIOS:
Tangible capital ratio.........................          11.3 %            11.3
%
Core capital ratio.............................          11.3              11.3
Total capital ratio............................          20.0              19.4

----------------------
(1) Consists of cash and short-term interest-bearing deposits in other financial institutions.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Non-performing loans consist of non-accrual loans and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.



         Peoples Federal reported total assets of $114.5 million at June 30, 2001, an increase of $6.5 million or 6.1%, over the total at June 30, 2000. The increase was funded by a $7.8 million increase in deposits, which was partially offset by the repayment of $2.8 million of Federal Home Loan Bank advances during the period. Loans receivable totaled $95.5 million at both June 30, 2001 and 2000. Interest bearing deposits totaled $14.9 million, an increase of $7.0 million or 88.9% over the total at June 30, 2000, which was funded primarily by the increase in deposits period to period. The amount of interest bearing deposits at June 30, 2001 was due to excess liquidity at such time.





         Net earnings for the year ended June 30, 2001 amounted to $748,000, a decrease of $62,000 or 7.7% from the $810,000 in net earnings reported for the year ended June 30, 2000. The decrease in earnings was due primarily to a $468,000 or 19.7% increase in general administrative and other expenses, which was partially offset by a $391,000 or 134.4% increase in other income and a $23,000 or 5.6% decline in the provision for federal income taxes.





         Net interest income increased by $60,000 or 1.8% for the year ended June 30, 2001 compared to the same period in 2000, due primarily to a $443,000 or 6.0% increase in interest income on loans, coupled with a $263,000 or 79.0% increase in interest income on interest bearing deposits from the year ended June 30, 2000. These increases were partially offset by a $644,000 or 14.9% increase in interest expense period to period. Peoples Federal's interest rate spread amounted to 2.64% and 2.86% for the years ended June 30, 2001 and June 30, 2000, respectively and the net interest margin totaled 3.19% and 3.33% for fiscal 2001 and 2000, respectively.





         Other income increased by $391,000 or 134.4%, during the year ended June 30, 2001, compared to the same period in 2000, due primarily to a $344,000 gain recognized on the sale of investment securities during the year.





         General, administrative and other expense increased by $468,000 or 19.7% during the year ended June 30, 2001, compared to the year ended June 30, 2000. This increase was due primarily to a $611,000 or 60.9% increase in employee compensation and benefits expense from June 30, 2000 relating to the establishment of a deferred compensation plan. This increase was partially offset by a $71,000 or 21.1% decrease in occupancy and equipment expense relating to declining depreciation expense and data processing costs.





         The federal income tax provision decreased by $23,000 or 5.6%, due primarily to a $85,000 or 7.0% decrease in pre-tax earnings period to period. The effective tax rates were 34.0% and 33.6% for the years ended June 30, 2001 and 2000, respectively.

                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of our directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                                       NUMBER OF
      NAME AND TITLE                                     SHARES
AMOUNT         PERCENT (1)
-----------------------------------              ----------------------
------------------- -----------------
Robert L. Laker, Chairman of the Board                 25,000
$250,000           2.17%
Gilbert L. Houze, Director                             25,000
250,000           2.17
Jack D. Tandy, Director                                25,000
250,000           2.17
Dale R. Moeller, Director                              25,000
250,000           2.17
Carl E. Petty, Director                                25,000
250,000           2.17
Mel E. Green, Director and Chief
  Executive Officer                                    25,000
250,000           2.17
Stuart M. Suggs, Vice President and Chief
  Financial Officer                                    15,000
150,000           1.30
                                                      -------
---------          -----
All directors and executive
 officers as a group (7 persons)                      165,000
1,650,000          14.35%
                                                      =======
=========          =====

------------------
(1)      Based upon the midpoint of the offering range.

         In addition, our employee stock ownership plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of our proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.



                        HOW OUR NET PROCEEDS WILL BE USED

         Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $9.3 million at the minimum of the offering range and $12.8 million at the maximum of the offering range ($14.7 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:


                        PERCENTAGE OF NET
                   USE                                   AMOUNT,
AMOUNT,               OFFERING PROCEEDS AT
               OF PROCEEDS                           AT THE MINIMUM          AT
THE MAXIMUM                 THE MAXIMUM
------------------------------------------          ---------------
--------------            --------------------
Loan to our employee stock ownership plan               $ 782,000
$1,058,000                      8.3%

Investment in Peoples Federal                          $4,657,500
$6,382,500                     50.0%

General corporate purposes; possible                   $3,875,500
$5,324,500                     41.7%
dividend payments or stock repurchases


         The loan to our employee stock ownership plan will be $782,000 and approximately $1.1 million at the minimum and maximum of the offering range. Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over 10 years. In addition, if the recognition plan is adopted by the board of directors and approved by the shareholders, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the shares sold in the conversion which would amount to 52,900 shares at the maximum of the range or $529,000 based on a per share price of $10.00. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan and "-Recognition Plan."




         The net proceeds we use to purchase the capital stock of Peoples Federal will be used by Peoples Federal for general corporate purposes, including increased lending activities. On a short-term basis, Peoples Federal may purchase investment and mortgage-backed securities. Specifically, Peoples Federal intends to increase its loan portfolio substantially consistent with its current portfolio. In addition, Peoples Federal may leverage its balance sheet by purchasing investment and mortgage-backed securities funded by net proceeds and advances from the Federal Home Loan Bank of Indianapolis. The net proceeds received by Peoples Federal will further strengthen Peoples Federal's capital position, which already exceeds all regulatory requirements. At March 31, 2000, Peoples Federal's tangible capital ratio was 11.27%. After the conversion, Peoples Federal's tangible capital ratio will be 15.42%, based upon the midpoint of the offering range. As a result, Peoples Federal will continue to be a well-capitalized institution.





         We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and federal agency securities of various maturities, deposits in either Peoples Federal or other financial institutions, or a combination thereof. In addition, assuming stockholder approval of the recognition plan, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the common stock sold in the conversion. The net proceeds retained by us may ultimately be used to:



         o        support Peoples Federal's lending activities,

         o support the future expansion of operations through establishment of branch offices or other customer facilities, acquisition of financial institutions, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

         o pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by the board of directors. However, without nonobjection from the Officer of Thrift Supervision, we cannot conduct any stock repurchases during the first year after we complete the conversion. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the Office of Thrift Supervision that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

         Stock repurchases will be considered by our board of directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         o any other circumstances in which repurchases would be in our and our stockholders' best interests.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of March 31, 2001, the initial balance of the liquidation account would be approximately $13.6 million. See "We Intend to Pay Quarterly Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."


         OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds also will vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Peoples Federal. Payments for shares made through withdrawals from existing deposit accounts at Peoples Federal will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts. In addition to generating net proceeds to be used by us and Peoples Federal as set forth above, we are converting to stock form to facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets as well as diversify our business activities through acquisitions or of mergers with other financial institutions.


                    WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

         After we complete the conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock at an initial rate of $.20 per share per annum (representing 2% of the $10 per share purchase price), commencing with the period ending March 31, 2002. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

         Dividends from us may eventually depend, in part, upon receipt of dividends from Peoples Federal, because we initially will have no source of income other than dividends from Peoples Federal, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

         Any payment of dividends by Peoples Federal to us which would be deemed to be drawn out of Peoples Federal's bad debt reserves would require a payment of taxes at the then-current tax rate by Peoples Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Peoples Federal does not intend to make any distribution to us that would create such a federal tax liability. See "Taxation."

         Unlike Peoples Federal, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Peoples Federal in addition to the net proceeds retained by us and earnings thereon. We are, however, subject to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of a corporation, after the dividend has been distributed, to pay its debts in the ordinary course of business and that will not exceed the difference between the corporation's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock.


               THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be listed for quotation on the Nasdaq National Market under the symbol "_____."

         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion. Under such circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.


        PEOPLES FEDERAL MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

         At March 31, 2001, Peoples Federal exceeded all of its regulatory capital requirements. The table on the following page sets forth Peoples Federal's historical capital under accounting principles generally accepted in the United States of America and regulatory capital at March 31, 2001, and the pro forma capital of Peoples Federal after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Peoples Federal of 50% of the net conversion proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Peoples Federal in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2001.

                                                                    Pro Forma at
March 31, 2001 Based on

--------------------------------------------------------------------------------
---
                                                    977,500
1,150,000             1,322,500            1,520,875
                                                  Shares Sold          Shares
Sold           Shares Sold          Shares Sold
                             Historical at         at $10.00            at
$10.00             at $10.00            at $10.00
                            March 31, 2001         Per Share            Per
Share             Per Share            Per Share
                         -------------------- --------------------
------------------- --------------------- --------------------
                                   Percent of            Percent
Percent                Percent              Percent
                           Amount   Assets(1) Amount  of Assets(1)  Amount of
Assets(1) Amount  of Assets(1)  Amount of Assets(1)
                         --------- ---------- ------- ------------ -------
----------- -------- ------------ ------- ------------
                                                                  (Dollars in
Thousands)
GAAP capital               $13,551    11.95%  $18,209      15.43%  $19,071
16.04%    $19,934     16.64%   $20,925     17.33%
                         ========= ========== ======= ============ =======
=========== ======== ============ ======= ===========
Tangible capital:
   Actual                  $12,678    11.27%  $17,336      14.79%  $18,198
15.42%    $19,061     16.03%   $20,052     16.73%
   Requirement               1,688     1.50     1,758       1.50     1,771
1.50       1,783      1.50      1,798      1.50
                         --------- ---------- ------- ------------ -------
----------- -------- ------------ ------- ------------
   Excess                  $10,990     9.77%  $15,578      13.29%  $16,427
13.92%    $17,278     14.53%   $18,254     15.23%
                         ========= ========== ======= ============ =======
=========== ======== ============ ======= ===========
Core capital(2):
   Actual                  $12,678    11.27%  $17,336      14.79%  $18,198
15.42%    $19,061     16.03%   $20,052     16.73%
   Requirement               4,501     4.00     4,687       4.00     4,721
4.00       4,756      4.00      4,796      4.00
                         --------- ---------- ------- ------------ -------
----------- -------- ------------ ------- ------------
   Excess                  $ 8,177     7.27%  $12,649      10.79%  $13,477
11.42%    $14,305     12.03%   $15,256     12.73%
                         ========= ========== ======= ============ =======
=========== ======== ============ ======= ===========
Risk-based capital(2):
   Actual                  $13,918    19.70%  $18,576      25.96%  $19,438
27.10%    $20,301     28.23%   $21,292     29.53%
   Requirement               5,651     8.00     5,725       8.00     5,739
8.00       5,753      8.00      5,769      8.00
                         --------- ---------- ------- ------------ -------
----------- -------- ------------ ------- ------------
   Excess                  $ 8,267    11.70%  $12,851      17.96%  $13,699
19.10%    $14,548     20.23%   $15,523     21.53%
                         ========= ========== ======= ============ =======
=========== ======== ============ ======= ===========

------------------------------
(1)      Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Does not reflect the interest rate risk component to be added to the risk-based capital requirements. See "Regulation - Peoples Federal - Prompt Corrective Action."

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of Peoples Federal at March 31, 2001, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                          PFS
Bancorp, Inc. - Pro Forma
                                                                       Based
Upon Sale at $10.00 Per Share

---------------------------------------------------------------------------
                                                         977,500
1,150,000         1,322,500           1,520,875
                                                         Shares
Shares            Shares             Shares(1)
                                  Peoples Federal      (Minimum of
(Midpoint of       (Maximum of         (15% above
                                   - Historical         Offering
Offering          Offering           Maximum of
                                  Capitalization         Range)
Range)            Range)          Offering Range)
                                 ------------------ ------------------
---------------- ------------------ --------------------
                                                                          (In
Thousands)
Deposits(2)                            $95,754            $95,754
$95,754            $95,754              $95,754
FHLB advances                            3,000              3,000
3,000              3,000                3,000
                                 ------------------ ------------------
---------------- ------------------ --------------------
Total deposits and
  advances                             $98,754            $98,754
$98,754            $98,754              $98,754
                                 ================== ==================
================ ================== ====================
Stockholders' equity:
 Preferred stock, $.01 par
  value, 5,000,000 shares
  authorized; none to be
  issued                               $    --            $   --           $
--             $   --               $   --
Common stock, $.01
  par value, 10,000,000
  shares authorized;
  shares to be issued as
  reflected(3)                              --                 10
12                 13                   16
Additional paid-in
 capital(3)                                                 9,305
11,028             12,752               14,733
Retained earnings(4)                    12,678             12,678
12,678             12,678               12,678
Net unrealized gain on
 securities available
 for sale                                  873                873
873                873                  873
Plus:
  Contribution to
    Foundation                              --                196
230                265                  304
Less:
  Foundation contribution
    expense, net (5)                        --               (118)
(138)              (159)                (183)
  Common stock acquired
    by our employee
    stock ownership
    plan(6)                                 --               (782)
(920)            (1,058)              (1,217)
  Common stock to be
    acquired by our
    recognition plan(7)                     --               (391)
(460)              (529)                (608)
                                 ------------------ ------------------
---------------- ------------------ --------------------
Total equity                           $13,551            $21,771
$23,303            $24,835             $ 26,596
                                 ================== ==================
================ ================== ====================

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 8.9% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management
         - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of Peoples Federal will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights of Certain Depositors."

(5) Represents the expense, net of tax, of the contribution of common stock to PFS Community Foundation based on an estimated tax rate of 40%. The realization of the tax benefit is limited annually to 10% of PFS Bancorp's annual taxable income. However, for federal and state tax purposes, PFS Bancorp can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(7) Gives effect to the recognition plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 39,100, 46,000, 52,900 and 60,835 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $9.3 million and $12.8 million (or $14.7 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Prestige, will be $460,000. Actual expenses may vary from those estimated.

         We calculated pro forma net earnings and stockholders' equity for the nine months ended March 31, 2001 and the fiscal year ended June 30, 2000 as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 4.15% and 6.08%, respectively, for the nine months ended March 31, 2001 and the fiscal year ended June 30, 2000 which represents the one year U.S. Treasury Bill rate as of the end of those periods. We believe this rate is more reflective of pro forma reinvestment rates than the arithmetic average of the average yield on our total interest-earning assets and the average rate paid on our deposits during the respective periods. We assumed a combined effective federal and state income tax rate of 40%, resulting in an after-tax yield of 2.49% and 3.65%, respectively, for the nine months ended March 31, 2001 and the fiscal year ended June 30, 2000. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by our employee stock ownership plan with respect to the net earnings per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How Our Net Proceeds Will Be Used", we intend to retain 42% of the net conversion proceeds.



         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to Peoples Federal's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The tables do give effect to the recognition plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.



         The tables on the following pages summarize historical consolidated data of Peoples Federal and our pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion. In addition , the following tables assume that PFS Community Foundation is funded as part of the conversion and give effect to the issuance of authorized but unissued shares of PFS Bancorp to PFS Community Foundation. The valuation range accounts for the dilutive impact of the issuance of shares to PFS Community Foundation.

                                                          At or For the Nine
Months Ended March 31, 2001

-------------------------------------------------------------
                                                     977,500       1,150,000
  1,322,500       1,520,875
                                                   Shares Sold    Shares Sold
 Shares Sold     Shares Sold
                                                    at $10.00      at $10.00
  at $10.00       at $10.00
                                                    Per Share      Per Share
  Per Share     Per Share (15%
                                                    (Minimum       (Midpoint
  (Maximum      above Maximum
                                                    of Range)      of Range)
  of Range)      of Range)(9)
                                                  -------------- --------------
---------------- --------------
                                                        (Dollars in Thousands,
Except Per Share Amounts)
Gross proceeds                                           $9,775        $11,500
       $13,225        $15,209
Less offering expenses                                     (460)          (460)
          (460)          (460)
                                                  -------------- --------------
---------------- --------------
Estimated net conversion proceeds                         9,315         11,040
        12,765         14,749
Less our employee stock ownership plan(1)                  (782)          (920)
        (1,058)        (1,217)
Less our recognition plan                                  (391)          (460)
          (529)          (608)
                                                  -------------- --------------
---------------- --------------
Estimated adjusted net proceeds(2)                       $8,142         $9,660
       $11,178        $12,924
                                                  ============== ==============
================ ==============
Pro forma net earnings(3):
   Historical                                              $505           $505
          $505           $505
   Pro forma adjustments:
   Income on adjusted net proceeds(2)                       152            180
           209            241
   Our employee stock ownership plan(1)                     (35)           (41)
           (48)           (55)
   Our recognition plan(4)                                  (35)           (41)
           (48)           (55)
                                                  -------------- --------------
---------------- --------------
   Pro forma net earnings                                 $ 587          $ 603
          $618           $636
                                                  ============== ==============
================ ==============
Pro forma net earnings per share(5):
   Historical                                             $0.55          $0.47
         $0.40          $0.35
   Pro forma adjustments:
   Income on adjusted net proceeds(2)                      0.16           0.17
          0.17           0.17
   Our employee stock ownership plan(1)                   (0.04)         (0.04)
         (0.04)         (0.04)
   Our recognition plan (3)                               (0.04)         (0.04)
         (0.04)         (0.04)
                                                  -------------- --------------
---------------- --------------
   Pro forma net income per share                         $0.63          $0.56
         $0.49         $ 0.44
                                                  ============== ==============
================ ==============
   Pro forma basic P/E ratio (annualized)(5)              11.90          13.39
         15.31          17.05
   Number of shares used in calculating net
      earnings per share(5)                             921,783      1,084,450
     1,247,118      1,434,185
Pro forma stockholders' equity:
   Historical                                           $13,551        $13,551
       $13,551        $13,551
   Estimated net conversion proceeds                      9,315         11,040
        12,765         14,749
   Plus shares issued to the foundation                     196            230
           265            304
   Less contribution to the foundation                     (196)          (230)
          (265)          (304)
   Plus tax benefit of the contribution to the
        foundation                                           78             92
           106            122
   Less our employee stock ownership
        plan(1)                                            (782)          (920)
        (1,058)        (1,217)
   Less our recognition plan(4)                            (391)          (460)
          (529)          (608)
                                                  -------------- --------------
---------------- --------------
   Pro forma stockholders' equity(6)(7)                 $21,771        $23,303
       $24,835        $26,597
                                                  ============== ==============
================ ==============
Pro forma stockholders' equity per share(8):
   Historical                                            $13.59         $11.55
        $10.05          $8.74
   Estimated net conversion proceeds                       9.34           9.41
          9.46           9.51
   Plus shares issued to foundation                        0.20           0.20
          0.20           0.20
   Less contribution to foundation                        (0.20)         (0.20)
         (0.20)         (0.20)
   Plus tax benefit of the contribution to
      the foundation                                       0.08           0.08
          0.08           0.08
   Less our employee stock ownership
      plan(1)                                             (0.78)         (0.78)
         (0.78)         (0.78)
   Less our recognition plan(4)                           (0.39)         (0.39)
         (0.39)         (0.39)
                                                  -------------- --------------
---------------- --------------
   Pro forma stockholders' equity
      per share(4)(6)(7)                                 $21.84         $19.87
        $18.42         $17.16
                                                  ============== ==============
================ ==============
   Pro forma price to book value(8)                       45.79%         50.33%
         54.29%         58.28%
Number of shares used in equity per share
calculations(8)                                         997,050      1,173,000
     1,348,950      1,551,293

                                                   (FOOTNOTES ON FOLLOWING PAGE)

-------------------
(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from us. We intend to make annual contributions to our employee stock ownership plan over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes
         (a) that the loan to our employee stock ownership plan is payable over 10 years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA; (b) that the loan to our employee stock ownership plan bears an interest rate of 7.0% and Peoples Federal's payment of the employee stock ownership plan debt is based upon equal installments of principal over a 10 year period and interest expense is excluded since it is an intercompany expense; (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 5,865, 6,900, 7,935 and 9,125 shares were committed to be released with respect to the nine months ended March 31, 2001, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net earnings per share calculations; and (f) the effective tax rate was 40% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(3) Does not give effect to the non-recurring expense that will be recognized in fiscal 2002 as a result of the contribution of common stock to PFS Community Foundation. The following table shows the estimated after-tax expense associated with the contribution of the foundation, as well as pro forma net earnings and pro forma net earnings per share assuming the contribution to the foundation was expensed during the period presented. The pro forma data assumes that PFS Bancorp will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 40% tax rate. The realization of the tax benefit is limited annually to 10% of PFS Bancorp's annual taxable income. However, for federal and state tax purposes, PFS Bancorp can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.






                   15% Above
                                                          Minimum of
Maximum of           Maximum of
                                                           Estimated
Estimated            Estimated
                                                        Valuation Range
Valuation Range      Valuation Range
                                                       ----------------
-------------------  -------------------
                                                            977,500
1,322,500 Shares     1,520,875 Shares
                                                       Shares at $10.00       at
$10.00 Per        at $10.00 Per
                                                           Per Share
 Share                Share
                                                       ----------------
-------------------  -------------------
                                                            (Dollars in
thousands, except per share amounts)
After-tax expense of contribution to foundation:
   Nine months ended March 31, 2001..............                   $ 118
        $ 159                $ 182
Pro forma net earnings:
   Nine months ended March 31, 2001..............                   $ 469
        $ 459                $ 454
Pro forma net earnings per share:
   Nine Months ended March 31, 2001..............                   $0.51
        $0.37                $0.32

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(4) We assumed that the recognition plan purchases 39,100, 46,000, 52,900 and 60,835 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the nine months ended March 31, 2001 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 40%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (b) the pro forma net income per share for the nine months ended March 31, 2001 would be $0.61, $0.53, $0.48 and $0.43, and pro forma stockholders' equity per share at the nine months ended March 31, 2001 would be $21.39, $19.49, $18.09 and $16.87, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."

(5) Pro forma net earnings per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:





                                                      MINIMUM     MIDPOINT
MAXIMUM     MAXIMUM, AS ADJUSTED
                                                      -------    ---------
---------    --------------------
Total shares issued                                   997,050    1,173,000
1,348,950          1,551,293
Less shares sold to ESOP                              (78,200)     (92,000)
(105,800)          (121,670)
                                                      -------    ---------
---------    --------------------
         Subtotal                                     918,850    1,081,000
1,243,150          1,429,623
Plus ESOP shares assumed committed to be
 released                                               2,933        3,450
  3,968              4,562
                                                      -------    ---------
---------    --------------------
Number of shares used in calculating basic and
 diluted net income per share                         921,783    1,084,450
1,247,118          1,434,185
                                                      =======    =========
=========    ====================





(6) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 97,750, 115,000, 132,250 and 152,088 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 8.9% if all potential stock options are exercised from our authorized but unissued stock. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the nine months ended March 31, 2001, would be $0.59, $0.52, $0.47 and $0.42, and (b) pro forma stockholders' equity per share at the nine months ended March 31, 2001, would be $20.78, $18.99, $17.66 and $16.51, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(7) The retained earnings of Peoples Federal will be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(8) Based on the number of shares sold in the conversion and the issuance of shares to the PFS Community Foundation.

(9) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                                                                At or For the
Year Ended June 30, 2000

-----------------------------------------------------------------
                                                    977,500       1,150,000
 1,322,500         1,520,875
                                                  Shares Sold    Shares Sold
Shares Sold       Shares Sold
                                                   at $10.00      at $10.00
 at $10.00         at $10.00
                                                   Per Share      Per Share
 Per Share       Per Share (15%
                                                   (Minimum       (Midpoint
 (Maximum        above Maximum
                                                   of Range)      of Range)
 of Range)        of Range)(9)
                                                 -------------- --------------
----------------   ----------------
                                                         (Dollars in Thousands,
Except Per Share Amounts)
Gross proceeds                                          $9,775        $11,500
      $13,225             $15,209
Less offering expenses                                    (460)          (460)
         (460)               (460)
                                                 -------------- --------------
----------------   ----------------
Estimated net conversion proceeds                        9,315         11,040
       12,765              14,749
Less our employee stock ownership plan(1)                 (782)          (920)
       (1,058)             (1,217)
Less our recognition plan                                 (391)          (460)
         (529)               (608)
                                                 -------------- --------------
----------------   ----------------
Estimated adjusted net proceeds(2)                      $8,142         $9,660
      $11,178            $ 12,924
                                                 ============== ==============
================   ================
Pro forma net earnings(3):
   Historical                                            $ 810          $ 810
        $ 810              $  810
   Pro forma adjustments:
   Income on adjusted net proceeds(2)                      297            352
          408                 471
   Our employee stock ownership plan(1)                    (47)           (55)
          (63)                (73)
   Our recognition plan(4)                                 (47)           (55)
          (63)                (73)
                                                 -------------- --------------
----------------   ----------------
   Pro forma net earnings                               $1,013         $1,052
      $ 1,092             $ 1,135
                                                 ============== ==============
================   ================
Pro forma net earnings per share(5):
   Historical                                            $0.88          $0.75
        $0.65               $0.56
Pro forma adjustments:
Income on adjusted net proceeds(2)                        0.32           0.32
         0.33                0.33
   Our employee stock ownership plan(1)                  (0.05)         (0.05)
        (0.05)              (0.05)
   Our recognition plan (4)                              (0.05)         (0.05)
        (0.05)              (0.05)
                                                 -------------- --------------
----------------   ----------------
   Pro forma net income per share                        $1.10          $0.97
       $ 0.88               $0.79
                                                 ============== ==============
================   ================
   Pro forma basic P/E ratio(5)                           9.09          10.31
        11.36               12.66
   Number of shares used in calculating net
      earnings per share(5)                            922,760      1,085,600
    1,248,440           1,435,706
Pro forma stockholders' equity:
   Historical                                          $12,852        $12,852
      $12,852             $12,852
   Estimated net conversion proceeds                     9,315         11,040
       12,765              14,749
   Plus shares issued to the foundation                    196            230
          265                 304
   Less contribution to foundation                        (196)          (230)
         (265)               (304)
   Plus tax benefit of the contribution to
        the foundation                                      78             92
          106                 122
   Less our employee stock ownership
        plan(1)                                           (782)          (920)
       (1,058)             (1,217)
   Less our recognition plan(4)                           (391)          (460)
         (529)               (608)
                                                 -------------- --------------
----------------   ----------------
   Pro forma stockholders' equity(6)(7)                $21,072        $22,604
      $24,136             $25,898
                                                 ============== ==============
================   ================
Pro forma stockholders' equity per share(8):
   Historical                                           $12.89         $10.96
        $9.53               $8.28
   Estimated net conversion proceeds                      9.34           9.41
         9.46                9.51
   Plus shares issued to foundation                       0.20           0.20
         0.20                0.20
   Less contribution to foundation                       (0.20)         (0.20)
        (0.20)              (0.20)
   Plus tax benefit of the contribution to
      the foundation                                      0.08           0.08
         0.08                0.08
   Less our employee stock ownership
      plan(1)                                            (0.78)         (0.78)
        (0.78)              (0.78)
   Less our recognition plan(4)                          (0.39)         (0.39)
        (0.39)              (0.39)
                                                 -------------- --------------
----------------   ----------------
   Pro forma stockholders' equity
      per share(4)(6)(7)                                $21.14        $ 19.28
       $17.90              $16.70
                                                 ============== ==============
================   ================
   Pro forma price to book value(8)                      47.30%         51.87%
        55.87%              59.88%
   Number of shares used in equity
      per share calculations(8)                        997,050      1,173,000
    1,348,950           1,551,293

                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------------
(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from us. We intend to make annual contributions to our employee stock ownership plan over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over 10 years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA; (b) that the loan to our employee stock ownership plan bears an interest rate of 7.0% and Peoples Federal's payment of the employee stock ownership plan debt is based upon equal installments of principal over a 10 year period and interest expense is excluded since it is an intercompany expense; (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 7,820, 9,200, 10,580 and 12,167 shares were committed to be released with respect to the year ended June 30, 2000, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net earnings per share calculations; and (f) the effective tax rate was 40% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(3) Does not give effect to the non-recurring expense that will be recognized in fiscal 2002 as a result of the contribution of common stock to PFS Community Foundation. The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net earnings and pro forma net earnings per share assuming the contribution to the foundation was expensed during the period presented. The pro forma data assumes that PFS Bancorp will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 40% tax rate. The realization of the tax benefit is limited annually to 10% of PFS Bancorp's annual taxable income. However, for federal and state tax purposes, PFS Bancorp can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.


                   15% Above
                                                          Minimum of
Maximum of          Maximum of
                                                           Estimated
Estimated           Estimated
                                                        Valuation Range
Valuation Range     Valuation Range
                                                      -------------------
-------------------  -------------------
                                                            977,500
1,322,500 Shares     1,520,875 Shares
                                                       Shares at $10.00       at
$10.00 Per        at $10.00 Per
                                                           Per Share
Share                 Share
                                                      -------------------
-------------------  -------------------
                                                            (Dollars in
thousands, except per share amounts)
After-tax expense of contribution to foundation:
   Year ended June 30, 2000......................             $ 118
   $159                $ 182
Pro forma net earnings:
   Year ended June 30, 2000......................             $ 895
   $933                $ 953
Pro forma net earnings per share:
   Year ended June 30, 2000......................             $0.97
  $0.75                $0.66

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(4) We assumed that the recognition plan purchases 39,100, 46,000, 52,900 and 60,835 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended June 30, 2000 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 40%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (b) the pro forma net income per share for the year ended June 30, 2000 would be $1.05, $0.93, $0.84 and $0.76, and pro forma stockholders' equity per share at June 30, 2000 would be $20.71, $18.92, $17.59 and $16.44, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."

(5) Pro forma net earnings per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion as well as contributed to the PFS Community Foundation and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                      MINIMUM     MIDPOINT
MAXIMUM     MAXIMUM, AS ADJUSTED
                                                      -------    ---------
---------    --------------------
Total shares issued                                   997,050    1,173,000
1,348,950          1,551,293
Less shares sold to ESOP                              (78,200)     (92,000)
(105,800)          (121,670)
                                                      -------    ---------
---------    --------------------
         Subtotal                                     918,850    1,081,000
1,243,150          1,429,623
Plus ESOP shares assumed committed to be
    released                                            3,910        4,600
  5,290              6,083
                                                      -------    ---------
---------    --------------------
Number of shares used in calculating basic and
    diluted net income per share                      922,760    1,085,600
1,248,440          1,435,760
                                                      =======    =========
=========    ====================


(6) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 97,750, 115,000, 132,250 and 152,088 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 8.9% if all potential stock options are exercised from our authorized but unissued stock. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended June 30, 2000, would be $1.03, $0.91, $0.83 and $0.75, and (b) pro forma stockholders' equity per share at June 30, 2000, would be $20.14, $18.44, $17.19 and $16.10, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(7) The retained earnings of Peoples Federal will be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(8) Based on the number of shares sold in the conversion and the issuance of shares to the PFS Community Foundation.

(9) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                     COMPARISON OF INDEPENDENT VALUATION AND
         PRO FORMA FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION

         As set forth in the following table, if the PFS Community Foundation was not established and funded as part of the conversion, RP Financial estimates that at the maximum of the offering range the pro forma market capitalization of PFS Bancorp and Peoples Federal would be approximately $23,000 greater than if the foundation is included. This would result in an increase in the amount of common stock offered for sale in the conversion at the maximum of the offering range of approximately $288,000. If the foundation were not established, there is no assurance that the appraisal prepared at the time of conversion would conclude that the pro forma market value of PFS Bancorp and People's Federal would be the same as the estimate set forth in the table below. Any appraisal prepared at the time of conversion would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         The information presented in the following table is for comparative purposes only. It assumes that the conversion was completed at March 31, 2001, based on the assumptions set forth under "Pro Forma Data."


                                           At the Minimum of            At the
Maximum of       At the Maximum, as Adjusted,
                                             Offering Range
Offering Range              of Offering Range
                                        ------------------------
-------------------------    ------------------------
                                           With           No           With
      No           With            No
                                        Foundation    Foundation    Foundation
  Foundation    Foundation     Foundation
                                        ----------    ----------    ----------
  ----------    ----------     ----------
                                                       (Dollars in thousands,
except per share amounts)
Estimated pro forma
valuation...........................       $ 9,775      $ 9,988       $ 13,225
   $ 13,513      $ 15,209       $ 15,539
Pro forma market capitalization(1)..         9,971        9,988         13,490
     13,513        15,513         15,539
Pro forma total assets(2)...........       121,607      121,716        124,671
    124,818       126,432        126,602
Pro forma total liabilities(3)......        99,836       99,836         99,836
     99,836        99,836         99,836
Pro forma stockholders' equity......        21,771       21,880         24,835
     24,982        26,596         26,766
Pro forma net earnings..............           587          589            618
        620           636            640
Pro forma stockholders' equity
per share...........................         21.84        21.91          18.42
      18.49         17.16          17.22
Pro forma net earnings per share....          0.63         0.64           0.49
       0.49          0.44           0.44

Pro Forma Pricing Ratios:
   Offering price as a
   percentage of pro forma
   stockholders' equity............          45.79%       45.64%         54.29%
      54.08%        58.28%         58.07%
   Offering price as a multiple
   of pro forma net earnings
   per share (annualized)(4).......          11.90        11.72          15.31
      15.31         17.05          17.05
Offering price to assets(5)........           8.20%        8.21%         10.82%
      10.83%        12.27%         12.27%

Pro Forma Financial Ratios:
Return on assets
(annualized)(6) ..................            0.64%        0.65%          0.66%
       0.06%         0.67%          0.67%
Return on stockholders'  equity
(annualized)(7) ..................            3.59%        3.59%          3.32%
       3.31%         3.19%          3.19%
Stockholders' equity to  total
assets ...........................           17.90%       17.98%         19.92%
      20.01%        21.04%         21.14%

--------------------------
(1) Pro forma market capitalization is equal to the amount of the gross proceeds plus the value of the common stock issued to the PFS Community Foundation.

(2) Pro forma assets are equal to Peoples Federal's total assets at March 31, 2001 plus estimated net proceeds and the tax benefit created by the PFS Community Foundation.

(3) Pro forma total liabilities are equal to Peoples Federal's total liabilities at March 31, 2001.

(4) If the contribution to the foundation had been expensed during the nine months ended March 31, 2001, the offering price to pro forma net earnings per share would have been 15.00x, 20.83x and 24.19x at the minimum, maximum and maximum, as adjusted, respectively.

(5) Offering price to assets is equal to pro forma market capitalization as a percent of total assets.

(6) If the contribution to the foundation had been expensed during the nine months ended March 31, 2001, pro forma return on assets would have been 0.51%, 0.49% and 0.48% at the minium, maximum and maximum, as adjusted, respectively.

(7) If the contribution to the foundation had been expensed during the nine months ended March 31, 2001, return on stockholders' equity would have been 2.87%, 2.46% and 2.28% at the minimum, maximum and maximum, as adjusted, respectively.

                          Peoples Federal Savings Bank

                             STATEMENTS OF EARNINGS

                                 (In thousands)


                                                                     Nine months
ended         Year ended
                                                                          March
31,              June 30,
                                                                    2001
2000         2000     1999         1998

(unaudited)
Interest income
  Loans                                                            $5,853
$5,460       $7,349   $7,161       $7,591
  Investment and mortgage-backed securities                            21
   24           21       25           28
  Interest-bearing deposits and other                                 429
  217          333      337          322
                                                                   ------
-------      -------  -------      -------
         Total interest income                                      6,303
5,701        7,703    7,523        7,941

Interest expense
  Deposits                                                          3,568
2,981        4,051    4,111        4,259
  Borrowings                                                          157
  195          258      237          305
                                                                   ------
-------      -------  -------      -------
         Total interest expense                                     3,725
3,176        4,309    4,348        4,564
                                                                   ------
-------      -------  -------      -------

         Net interest income                                        2,578
2,525        3,394    3,175        3,377

Provision for losses on loans                                         132
   64           88       84           80
                                                                   ------
-------      -------  -------      -------

         Net interest income after provision for
           losses on loans                                          2,446
2,461        3,306    3,091        3,297

Other income
  Gain on sale of real estate acquired through foreclosure              2
   -             3       -             7
  Gain on sale of investment securities                               344
   -            -        -            -
  Gain on sale of equipment                                            -
   -            -        -            12
  Service fee income on deposits                                      148
  124          176      144          121
           Other operating                                             99
   77          112      130          110
                                                                   ------
-------      -------  -------      -------
         Total other income                                           593
  201          291      274          250

General, administrative and other expense
  Employee compensation and benefits                                1,390
  756        1,004      952          895
  Occupancy and equipment                                             189
  268          333      268          202
  Data processing                                                     168
  190          245      246          205
  Federal deposit insurance premiums                                   37
   52           64       49           49
  Advertising                                                          60
   68           90       73           58
  Other operating                                                     308
  406          473      530          403
                                                                   ------
-------      -------  -------      -------
         Total general, administrative and other expense            2,152
1,740        2,209    2,118        1,812
                                                                   ------
-------      -------  -------      -------

         Earnings before income taxes                                 887
  922        1,388    1,247        1,735

Income taxes
  Current                                                             611
  412          628      525          698
  Deferred                                                           (229)
  (38)         (50)     (32)         (25)
                                                                   ------
-------      -------  -------      -------
         Total income taxes                                           382
  374          578      493          673
                                                                   ------
-------      -------  -------      -------

         NET EARNINGS                                             $   505      $
  548      $   810  $   754       $1,062
                                                                   ======
=======      =======  =======      =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL

GENERAL

         Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Indianapolis. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on other income, provision for losses on loans, general, administrative and other expense and income taxes.

         Historically, Peoples Federal's business has consisted primarily of originating single-family real estate loans secured by property in its market area. Peoples Federal's loans are primarily funded by deposits. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. To a significantly lesser extent, Peoples Federal also offers non-residential and consumer and other loans.

         Our operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

         We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

OUR EXPOSURE TO CHANGES IN INTEREST RATES

         Our ability to maintain net interest income depends upon our ability to earn a higher yield on assets than the rates we pay on our deposits and borrowings. Our interest-earning assets consist primarily of long-term residential mortgage loans which have adjustable rates of interest. Our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise since our adjustable rate loans typically do not adjust as rapidly as our liabilities.



         QUANTITATIVE ANALYSIS. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. The report is based on financial data provided by management of Peoples Federal. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in net portfolio value of more than 2.0% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of

Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice.

         QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Peoples Federal's fixed-rate loans help our profitability if interest rates are stable or declining since these loans have yields that exceed its cost of funds. At March 31, 2001, $24.3 million or 25.1% of the total loan portfolio consisted of fixed rate loans. If interest rates increase, however, Peoples Federal would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Peoples Federal has focused primarily on marketing adjustable-rate mortgage loans as well as shorter term commercial real estate and consumer loans. At March 31, 2001, $72.9 million or 74.9% of the total loan portfolio consisted of adjustable rate loans.

         Although the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value, which is defined as the net present value of a savings institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and net portfolio value. The following table presents Peoples Federal's net portfolio value as of March 31, 2001.

                                           Net Portfolio Value
--------------------------------------------------------------------------------
---------------------------
                                                  Estimated
      Change in                                   NPV as a
          Change as a
    Interest Rates           Estimated           Percentage             Amount
          Percentage
    (basis points)              NPV               of Assets            of Change
           of Assets
----------------------- -------------------- --------------------
-------------------- --------------------
                                          (Dollars In Thousands)
         +300                 $15,567                13.56%              (1,626)
                 (9)%
         +200                  16,384                14.10                 (810)
                 (5)
         +100                  16,869                14.38                 (325)
                 (2)
         +  0                  17,193                14.54                   --
                 --
         -100                  17,244                14.49                   51
                  0
         -200                  17,268                14.43                   74
                  0
         -300                  17,473                14.49                  280
                  2

         AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods. Peoples Federal does not believe that the monthly averages differ significantly from what the daily averages would be.


   Nine Months Ended March 31,

---------------------------------------------------------------
                                              At March 31, 2001
2001                           2000
                                            ---------------------
------------------------------- -------------------------------
                                                                  Average
      Average    Average           Average
                                             Balance   Yield/Rate Balance
Interest Yield/Rate(1) Balance  Interest Yield/Rate(1)
                                            ---------- ---------- --------
-------- ------------- -------- -------- -------------

     (Dollars In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net(2)................. $   96,141      8.08% $ 95,950
$5,853         8.13%  $94,619   $5,460      7.69%
  Investment and mortgage-backed
     securities............................      1,512      1.32     1,562
21         1.79     1,491       24      2.15
  Deposits in other financial
     institutions (3)......................     12,556      5.17     9,648
429         5.93     5,059      217      5.72
                                            ----------            --------
--------               -------- --------
    Total interest-earning assets..........    110,209      7.66   107,160
6,303         7.84   101,169    5,701      7.51

--------                        --------
  Non-interest-earning assets..............      3,178               2,860
                    3,083
                                            ----------            --------
                 --------
    Total assets........................... $  113,387            $110,020
                 $104,252
                                            ==========            ========
                 ========
INTEREST-BEARING LIABILITIES:
  Deposits.................................    $95,754      5.15  $ 92,466
3,568         5.14   $86,460    2,981      4.60
  FHLB advances............................      3,000      6.42     3,143
157         6.66     4,441      195      5.85
                                            ----------            --------
--------               -------- -------- -------------
  Total interest-bearing liabilities.......     98,754      5.19    95,609
3,725         5.19    90,901    3,176      4.66
                                                       ----------
-------- -------------          -------- -------------
  Non-interest-bearing liabilities.........      1,082               1,126
                      893
                                            ----------            --------
                 --------


    Total liabilities......................     98,836              96,735
                   91,794
  Total equity(4)..........................     13,551              13,285
                   12,458
                                            ----------            --------
                 --------
    Total liabilities and equity........... $  113,387            $110,020
                 $104,252
                                            ==========            ========
                 ========
  Net interest-earning assets.............  $   11,455            $ 10,425
                 % 10,268
                                            ==========            ========
                 ========
  Net interest income......................
$2,578                          $2,525

========                        ========
  Interest rate spread(5)..................                2.47%
          2.65%                        2.85%
                                                       ==========
   =============                   =============
  Net interest margin(6)...................
          3.21%                        3.33%

   =============                   =============
  Average interest-earning assets
   to average interest-bearing
   liabilities.............................                        112.08%
                  111.30%
                                                                  ========
                 ========


Year Ended June 30,

--------------------------------------------------------------------
                                                                      2000
                       1999

----------------------------------- --------------------------------
                                                        Average
Average    Average               Average
                                                        Balance     Interest
Yield/Rate  Balance   Interest   Yield/Rate
                                                       ---------   ----------
---------- ---------  --------   ----------

 (Dollars In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net(2).......................       $94,848      $7,349
   7.75%   $90,339     $7,161       7.93%
  Investment and mortgage-backed securities......         1,448          21
   1.45      1,642         25       1.52
  Deposits in other financial institutions(3)....         5,506         333
   6.05      6,640        337       5.08
                                                       ---------   ----------
          ---------  --------
    Total interest-earning assets................       101,802       7,703
   7.57     98,621      7,523       7.63
                                                                   ----------
                     --------
  Non-interest-earning assets....................         3,038
             2,453
                                                       ---------
          ---------
    Total assets.................................      $104,840
          $101,074
                                                       =========
          =========
INTEREST-BEARING LIABILITIES:
  Deposits.......................................       $87,114       4,051
   4.65    $84,055      4,111       4.89
  FHLB advances..................................         4,321         258
   5.97      4,115        237       5.76
                                                       ---------   ----------
          ---------  --------
  Total interest-bearing liabilities.............        91,435       4,309
   4.71     88,170      4,348       4.93
                                                                   ----------
                     --------
  Non-interest-bearing liabilities...............           876
               993
                                                       ---------
          ---------
    Total liabilities............................        92,311
            89,163
                                                       ---------
          ---------
  Total equity(4)................................        12,529
            11,911
                                                       ---------
          ---------
    Total liabilities and equity.................      $104,840
          $101,074
                                                       =========
          =========
  Net interest-earning assets....................      $ 10,367
            10,451
                                                       =========
          =========
  Net interest income............................                    $3,394
                       $3,175
                                                                   ==========
                     ========
  Interest rate spread(5)........................
   2.86%                            2.70%

==========                       ==========
  Net interest margin(6).........................
   3.33                             3.22%

==========                       ==========
  Average interest-earning assets to average
   interest-bearing liabilities..................        111.34%
            111.85%
                                                       =========
          =========

(1)      Yields and rates have been annualized where appropriate.
(2) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan fees.
(3) Includes interest bearing demand deposits, other interest bearing deposits and FHLB stock
(4)      Includes retained earnings and accumulated other comprehensive income.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(6) Net interest margin is net interest income divided by average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Peoples Federal's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume. In calculating this table, out of period items and adjustments have been excluded. The types and amounts are disclosed in the note following the table.


      Year Ended June 30,

-----------------------------------------------------------
                                     Nine Months Ended March 31,
                                            2001 vs. 2000                 2000
vs. 1999                 1999 vs.1998
                                     ----------------------------
----------------------------- -----------------------------
                                          Increase                      Increase
                     Increase
                                         (Decrease)
(Decrease)                    (Decrease)
                                           Due To                        Due To
                      Due To
                                     ------------------   Total
------------------   Total    -----------------   Total
                                                         Increase
      Increase                     Increase
                                     Yield/Rate  Volume (Decrease) Yield/Rate
Volume (Decrease) Yield/Rate Volume (Decrease)
                                     ----------  ------ ---------- ----------
------ ---------- ---------- ------ ----------
                                                                          (In
Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net............     $ 295      $98     $393      $ (162)
$350     $188      $(499)     $69   $  (430)
  Investment securities............        (5)       2       (3)         (1)
  (3)      (4)        (8)       5        (3)
  Deposits in other financial
    institutions...................        13      199      212          59
 (63)      (4)       (21)      36        15
                                     ----------  ------ ---------- ----------
------ ---------- ---------- ------ ----------
    Total..........................       303      299      602        (104)
 284      180       (528)     110      (418)
                                     ----------  ------ ---------- ----------
------ ---------- ---------- ------ ----------
INTEREST-BEARING LIABILITIES:
  Deposits.........................       370      217      587        (212)
 152      (60)      (238)      90      (148)
  Borrowings.......................        47      (85)     (38)          9
  12       21         (5)     (63)      (68)
                                     ----------  ------ ---------- ----------
------ ---------- ---------- ------ ----------
      Total........................       417      132      549        (203)
 164      (39)      (243)      27      (216)
                                     ----------  ------ ---------- ----------
------ ---------- ---------- ------ ----------
  Increase (decrease) in
    net interest income............     $(114)    $167  $    53       $  99
$120     $219      $(285)  $   83     $(202)
                                     ==========  ====== ========== ==========
====== ========== ========== ====== ==========

CHANGES IN FINANCIAL CONDITION FROM JUNE 30, 2000 TO MARCH 31, 2001



         Peoples Federal's total assets amounted to $113.4 million at March 31, 2001, an increase of $5.4 million, or 5.0%, over June 30, 2000 levels. The increase in total assets was funded primarily by a $4.9 million increase in deposits.





         Cash and interest-bearing deposits totaled $13.3 million at March 31, 2001, an increase of $4.5 million, or 50.9%, over June 30, 2000 levels. Such increase was due to the temporary investment in interest-bearing deposits of excess liquidity. Investment securities totaled $1.5 million at March 31, 2001, an increase of $280,000, or 22.7%, over the balance at June 30, 2000. This increase was due solely to the change in market value of available for sale securities during the nine-month period.




         Loans receivable increased by $649,000, or .7%, to a total of $96.1 million at March 31, 2001, compared to $95.5 million at June 30, 2000. Loan disbursements of $24.6 million exceeded principal repayments of $23.6 million during the nine months ended March 31, 2001. The residential real estate portfolio increased by $1.2 million, or 3.4%, and loans secured by nonresidential real estate increased by $1.8 million, or 13.3%, while the commercial loan portfolio decreased by $2.0 million, or 41.7%. Nonresidential real estate increased primarily due to two new large loans and commercial loans decreased primarily due to paydowns and payoffs.




         At March 31, 2001, Peoples Federal's allowance for loan losses totaled $677,000, representing .70% of total loans and 217.7% of nonperforming loans. At June 30, 2000, the allowance for loan losses totaled $627,000, or .65% of total loans and 98.9% of nonperforming loans. Nonperforming loans amounted to $311,000 and $634,000 at March 31, 2001 and June 30, 2000, respectively.



         Deposits increased by $4.9 million, or 5.4%, during the nine months ended March 31, 2001 to a total of $95.8 million. The increase resulted primarily from management's continuing efforts to maintain growth in deposits through marketing and pricing strategies. Advances from the FHLB decreased by $750,000, or 20.0%, to a total of $3.0 million at March 31, 2001. Proceeds from the growth in deposits were generally used to fund new loan originations, repay advances and increase liquidity.

         Retained earnings totaled $13.6 million at March 31, 2001, an increase of $699,000, or 5.4%, over June 30, 2000 levels, due to current period earnings of $505,000 and an increase of $194,000 in unrealized gains on available for sale securities.

CHANGES IN FINANCIAL CONDITION FROM JUNE 30, 1999 TO JUNE 30, 2000



         Peoples Federal's total assets amounted to $108.0 million at June 30, 2000, an increase of $5.6 million, or 5.5%, over June 30, 1999 levels. The increase in total assets was funded primarily through a $5.3 million increase in deposits.





         Cash and interest-bearing deposits totaled $8.8 million at June 30, 2000, an increase of $3.4 million, or 63.6%, over June 30, 1999 levels. Such increase was due to the temporary investment in interest-bearing deposits of excess liquidity. Investment securities totaled $1.2 million at June 30, 2000, a decrease of $462,000, or 27.3%, from the balance at June 30, 1999. The decrease was due primarily to a $300,000 decline in the unrealized gain on available for sale securities.




         Loans receivable increased by $2.7 million, or 2.9%, to a total of $95.5 million at June 30, 2000, compared to $92.8 million at June 30, 1999. Loan disbursements of $32.9 million exceeded principal repayments of $30.0 million during fiscal 2000. Loans secured by nonresidential real estate increased by $1.4 million, or 11.9%, and the commercial loan portfolio increased by $3.3 million, or 202.6%, while loans secured by residential real estate decreased by $2.6 million, or 3.6%. The nonresidential real estate and commercial loan portfolios increased due to increased loan demand and competitively priced products. One-to four-family loan originations decreased from $27.2 million in fiscal 1999 to $15.1 million in fiscal 2000 primarily as a result of decreased refinancings in fiscal 2000.



         At June 30, 2000, Peoples Federal's allowance for loan losses totaled $627,000, representing .65% of total loans and 98.9% of nonperforming loans. At June 30, 1999, the allowance for loan losses totaled $568,000 or .60% of total loans and 88.6% of nonperforming loans. Nonperforming loans amounted to $634,000 and $641,000 at June 30, 2000 and 1999, respectively.

         Deposits increased by $5.3 million, or 6.1%, during fiscal 2000 to a total of $90.8 million at June 30, 2000. The increase resulted primarily from management's continuing efforts to maintain growth in deposits through marketing and pricing strategies. Proceeds from the growth in deposits were generally used to fund new loan originations.

         Retained earnings totaled $12.9 million at June 30, 2000, an increase of $510,000, or 4.1%, over June 30, 1999 levels, due primarily to current year earnings totaling $810,000, which were partially offset by a $300,000 decrease in unrealized gains on available for sale securities.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED MARCH 31, 2001 AND
2000

         GENERAL. Net earnings amounted to $505,000 for the nine months ended March 31, 2001, a decrease of $43,000, or 7.8%, from the nine months ended March 31, 2000. The decrease in earnings resulted primarily from a $412,000 increase in general, administrative and other expense, a $68,000 increase in the provision for losses on loans and an $8,000 increase in income taxes, which were partially offset by a $53,000 increase in net interest income and a $392,000 increase in other income.

         NET INTEREST INCOME. Total interest income amounted to $6.3 million for the nine months ended March 31, 2001, an increase of $602,000, or 10.6%, over the nine months ended March 31, 2000. Interest income on loans totaled $5.9 million for the nine months ended March 31, 2001, an increase of $393,000, or 7.2%. This increase was due primarily to a $1.3 million, or 1.4%, increase in the weighted-average balance of loans outstanding, coupled with a 44 basis point increase in the average yield period to period. Interest income on investment and mortgage-backed securities decreased by $3,000, or 12.5%, due primarily to a 36 basis point decline in yield period to period, which was partially offset by a $71,000, or 4.8%, increase in the weighted-average balance outstanding. Interest income on interest-bearing deposits increased by $212,000, or 97.7%, due primarily to a $4.6 million, or 90.7%, increase in the weighted-average balance outstanding period to period and a 21 basis point increase in the weighted-average yield.

         Interest expense totaled $3.7 million for the nine months ended March 31, 2001, an increase of $549,000, or 17.3%, over the $3.2 million total recorded for the nine months ended March 31, 2000. Interest expense on deposits increased by $587,000, or 19.7%, due primarily to a $6.0 million, or 6.9%, increase in the weighted-average balance outstanding, and a 54 basis point increase in the weighted-average cost of deposits period to period. Interest expense on borrowings decreased by $38,000, or 19.5%, due primarily to a $1.3 million, or 29.2%, decrease in the weighted-average balance outstanding, which was partially offset by an 81 basis point increase in the average cost of borrowings, to 6.66% for the nine months ended March 31, 2001.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $53,000, or 2.1%, to a total of $2.6 million for the nine months ended March 31, 2001, compared to $2.5 million for the nine months ended March 31, 2000. The interest rate spread decreased by 20 basis points to 2.65% in the fiscal 2001 period, from 2.85% in the fiscal 2000 period, and the net interest margin decreased to 2.41% for the nine months ended March 31, 2001, from 2.50% for the nine months ended March 31, 2000.

         PROVISION FOR LOSSES ON LOANS. Peoples Federal charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Peoples Federal, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Federal's market area, and other factors related to the collectibility of Peoples Federal's loan portfolio. Specifically, our methodology for assessing the appropriateness of the allowance consists of a formula allowance, a specific allowance and an unallocated allowance. The formula allowance is based on loss factors applied to the categories of Peoples Federal's loan portfolio based on historical experience. The specific allowance relates to specific categories of loans based on recent loss experience, charge offs and current economic conditions related to specific borrowers. The unallocated allowance is based upon management's evaluation of various conditions, including general economic and business conditions and credit quality trends, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits.



         As a result of such analysis, management recorded a provision of $132,000 and $64,000 for the nine months ended March 31, 2001 and March 31, 2000, respectively. The current period provision was based on Peoples Federal's formula allowance, impacted by the growth in the loan portfolio of $1.3 million, and Peoples Federal's specific allowance, impacted by the increased level of net charge-offs totaling $82,000 recorded during the nine-month period ended March 31, 2001. The increased net charge-offs were due primarily to increased defaults on unsecured consumer loans of approximately $40,000, automobile loans totaling $26,000 and one loan secured by business equipment totaling $24,000. Management believes such charge-offs were related to financial difficulties experienced by the respective borrowers due to job loss, divorce and other factors adversely affecting the individual's financial stability. For the nine months ended March 31, 2001, the $132,000 provision consisted of a formula provision of $72,000 and a specific provision of $60,000. The provision for the nine months ended March 31, 2000 was due solely to a formula provision. There can be no assurance that the allowance for loan losses will be sufficient to absorb losses on known nonperforming assets or that the allowance will be sufficient to cover losses on nonperforming assets in the future.




         OTHER INCOME. Other income totaled $593,000 for the nine months ended March 31, 2001, an increase of $392,000, or 195.0%, over the $201,000 recorded for the nine months ended March 31, 2000. The increase resulted primarily from a $344,000 gain recorded on the sale of investment securities during the nine months ended March 31, 2001, and an increase of $46,000, or 22.9%, in other operating income. During the nine-month period ended March 31, 2001, Peoples Federal sold shares of Federal Home Loan Mortgage Corporation common stock which resulted in a realized gain of $344,000. Such sale was due to favorable market conditions for the common stock. The increase in other operating income was due primarily to a $25,000 increase in service charges on automated teller machine or ATM transactions and a $21,000 increase in service charges on checking accounts.



         GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $2.2 million for the nine months ended March 31, 2001, an increase of $412,000, or 23.7%, over the total recorded during the nine months ended March 31, 2000. The increase resulted primarily from a $634,000, or 83.9%, increase in employee compensation and benefits, which was partially offset by a $79,000, or 29.5%, decrease in occupancy and equipment expense, a $22,000, or 11.6%, decrease in data processing expense, a $15,000, or 28.8%, decrease in federal deposit insurance premiums and a $106,000, or 22.4%, decrease in other operating expense. The increase in employee compensation and benefits resulted primarily from expense related to the establishment in 2001 of a deferred compensation plan totaling $611,000, coupled with a $15,000, or 12.4%, increase in the cost of medical benefits and a $13,000 increase in profit sharing expense. The deferred compensation plan will provide retirement benefits to directors and certain officers of Peoples Federal and is expected to result in future annual compensation expense of approximately $45,000. The decrease in occupancy and equipment was due primarily to nonrecurring office maintenance and other costs incurred in the fiscal 2000 period. The decrease in data processing was due primarily to costs associated with a change in the provider of ATM processing and Year 2000 related costs, both of which increased expense during the nine months ended March 31, 2000. The decrease in federal deposit insurance premiums was due to a decline in premium rates year to year. The decrease in other operating expense was due primarily to a decline in advertising costs, a reduction in training costs and decreases in various operating expenses due to management's efforts to control costs during the fiscal 2001 period.

         INCOME TAXES. The provision for income taxes totaled $382,000 for the nine months ended March 31, 2001, an increase of $8,000, or 2.1%, over the $374,000 recorded for the nine months ended March 31, 2000. Peoples Federal's effective tax rates were 43.1% and 40.6% for the nine months ended March 31, 2001 and 2000, respectively.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 2000 AND
1999

         GENERAL. Net earnings amounted to $810,000 for the fiscal year ended June 30, 2000, an increase of $56,000, or 7.4%, over net earnings recorded for the fiscal year ended June 30, 1999. The increase in earnings resulted primarily from a $219,000 increase in net interest income and a $17,000 increase in other income, which were partially offset by a $91,000 increase in general, administrative and other expense and an $85,000 increase in the provision for income taxes.

          NET INTEREST INCOME. Total interest income amounted to $7.7 million for the fiscal year ended June 30, 2000, an increase of $180,000, or 2.4%, over fiscal 1999. Interest income on loans totaled $7.3 million in fiscal 2000, an increase of $188,000, or 2.6%, over fiscal 1999. This increase was due primarily to a $4.5 million, or 5.0%, increase in the weighted-average balance of loans outstanding, which was partially offset by an 18 basis point decrease in the average yield year to year. Interest income on investment and mortgage-backed securities decreased by $4,000, or 16.0%, as a result of a $194,000, or 11.8%, decrease in the weighted-average balance outstanding and a 7 basis point decline in yield year to year. Interest income on interest-bearing deposits decreased by $4,000, or 1.2%, due primarily to a $1.1 million, or 17.1%, decrease in the weighted-average balance outstanding, which was partially offset by a 97 basis point increase in the weighted-average yield year to year.

          Interest expense totaled $4.3 million for the fiscal year ended June 30, 2000, a decrease of $39,000, or .9%, from the amount recorded in fiscal 1999. Interest expense on deposits decreased by $60,000, or 1.5%, due primarily to a 24 basis point decrease in the weighted-average cost of deposits year to year, which was partially offset by a $3.1 million, or 3.6%, increase in the weighted-average balance outstanding. Interest expense on borrowings increased by $21,000, or 8.9%, due primarily to a $206,000, or 5.0%, increase in the weighted-average balance outstanding and a 21 basis point increase in the average cost of borrowings, to 5.97% in fiscal 2000.

          As a result of the foregoing changes in interest income and interest expense, net interest income increased by $219,000, or 6.9%, to a total of $3.4 million for the fiscal year ended June 30, 2000, compared to $3.2 million in fiscal 1999. The interest rate spread increased by 16 basis points to 2.86% in fiscal 2000 from 2.70% in fiscal 1999, and the net interest margin increased to 3.33% in fiscal 2000 from 3.22% in fiscal 1999.








         PROVISION FOR LOSSES ON LOANS. Peoples Federal records a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Peoples Federal, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Federal's market area, and other factors related to the collectibility of Peoples Federal's loan portfolio. Specifically, our methodology for assessing the appropriateness of the allowance consists of a formula allowance, a specific allowance and an unallocated allowance. The formula allowance is based on loss factors applied to the categories of Peoples Federal's loan portfolio based on historical experience. The specific allowance relates to specific categories of loans based on recent loss experience, charge offs and current economic conditions related to specific borrowers. The unallocated allowance is based upon management's evaluation of various conditions, including general economic and business conditions and credit quality trends, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits.



         As a result of such analysis, management recorded an $88,000 provision for losses on loans for the fiscal year ended June 30, 2000, an increase of $4,000, or 4.8%, over fiscal 1999. The provisions during fiscal 2000 and 1999 were based on the formula methodology.


          OTHER INCOME. Other income totaled $291,000 for the fiscal year ended June 30, 2000, an increase of $17,000, or 6.2%, over the $274,000 recorded in fiscal 1999. The increase resulted primarily from an increase in other operating income of $14,000, or 5.1%, and a $3,000 gain on sale of real estate acquired through foreclosure.

          GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $2.2 million for the fiscal year ended June 30, 2000, an increase of $91,000, or 4.3%, over the total recorded in fiscal 1999. The increase resulted primarily from a $52,000, or 5.5%, increase in employee compensation and benefits, a $65,000, or 24.3%, increase in occupancy and equipment and a $15,000, or 30.6%, increase in federal deposit insurance premiums, which were partially offset by a $40,000, or 6.6%, decrease in other operating expense. The increase in employee compensation and benefits was primarily attributable to normal merit increases, while the increase in occupancy and equipment expense related to an increase in depreciation expense associated with the main office remodeling and the Vevay branch addition.

          INCOME TAXES. The provision for income taxes totaled $578,000 for the fiscal year ended June 30, 2000, an increase of $85,000, or 17.2%, over the $493,000 recorded in fiscal 1999. Peoples Federal's effective tax rates were 41.6% and 39.5% for the fiscal years ended June 30, 2000 and 1999, respectively.

LIQUIDITY AND CAPITAL RESOURCES



          At March 31, 2001, Peoples Federal had outstanding commitments to originate $1.2 million of loans (excluding undisbursed portions of loans). In addition, as of March 31, 2001, the total amount of certificates of deposit which were scheduled to mature over the following twelve months was $45.7 million. Peoples Federal believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Peoples Federal requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Indianapolis are available as an additional source of funds. At March 31, 2001, Peoples Federal could obtain additional advances from the Federal Home Loan Bank totaling an additional $40.3 million under their blanket borrowing agreement.



          Peoples Federal is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At March 31, 2001, Peoples Federal exceeded each of its capital requirements with ratios of 11.27%, 11.27% and 19.70%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

          The financial statements and related financial data presented herein regarding Peoples Federal have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Peoples Federal's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Peoples Federal's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

          Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption was permitted. The adoption of this statement did not have any material impact on Peoples Federal's financial position or result of operations.

          In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, WHICH AMENDS STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement was effective for the first quarter beginning after December 15, 1998, and did not have any impact on Peoples Federal's financial position or results of operations.

          In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, effective as of January 1, 2001. This statement provides a comprehensive and consistent standard for the recognition and measurement of certain derivatives and certain hedging activities. Peoples Federal does not presently participate in these activities. The adoption of this accounting standard did not have a material effect on Peoples Federal's financial condition or results of operations.

          In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES". This statement replaces Statement of Financial Accounting Standards No. 125. This statement also is effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. The statement is effective for fiscal years ending after December 15, 2000. The adoption of this statement did not have any material impact on Peoples Federal's financial position or results of operations.


                             BUSINESS OF PFS BANCORP

GENERAL

          PFS Bancorp was organized as an Indiana corporation at the direction of Peoples Federal in June 2001 to become the holding company for Peoples Federal upon completion of the conversion. As a result of the conversion, Peoples Federal will be a wholly owned subsidiary of PFS Bancorp and all the issued and outstanding capital stock of Peoples Federal will be owned by PFS Bancorp.

          Before the completion of the conversion, PFS Bancorp will not engage in any significant activities other than those of an organizational nature. Following completion of the conversion, PFS Bancorp's business activity will be the ownership of the outstanding capital stock of Peoples Federal and management of the investment of proceeds retained from the conversion. In the future, PFS Bancorp may acquire or organize other operating subsidiaries. There are no current plans, arrangements, agreements or understandings, written or oral, to do so.

          Initially, PFS Bancorp will neither own nor lease any property but will instead use the premises, equipment and furniture of Peoples Federal with the payment of appropriate rental fees, as required by applicable law and regulations.

                           BUSINESS OF PEOPLES FEDERAL

GENERAL

         Peoples Federal is a federally chartered savings bank that was originally organized in 1887. Peoples Federal's business consists primarily of attracting deposits from the general public and using those funds to make loans. Peoples Federal operates out of its main office in Aurora, Indiana and branch offices in the southeast Indiana towns of Rising Sun and Vevay.

PEOPLES FEDERAL'S LENDING ACTIVITIES



         GENERAL. At March 31, 2001, the net loan portfolio of Peoples Federal totaled $96.1 million, representing approximately 84.8% of total assets at that date. The principal lending activity of Peoples Federal is the origination of one- to four-family (which are also known as single-family) residential loans. At March 31, 2001, single-family residential loans amounted to $70.1 million or 72.1% of the total loan portfolio. In addition to single-family residential loans, Peoples Federal also offers:

         o Multi-family (more than four units) residential loans, which amounted to 0.3% of the total loan portfolio at March 31, 2001,



         o Non-residential loans which amounted to 15.4% of the total loan portfolio at March 31, 2001,



         o Commercial loans, which amounted to 2.9% of the total loan portfolio at March 31, 2001, and



         o Consumer and other loans, which amounted to 6.6% of the total loan portfolio at March 31, 2001.


         The types of loans that Peoples Federal may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         A savings institution such as Peoples Federal generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At March 31,2001, Peoples Federal's regulatory limit on loans-to-one borrower was $2.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $1.0 million, $948,000, $912,000, $897,000 and $759,000. Each of Peoples Federal's five largest loans or groups of loans were performing in accordance with its contracual terms at March 31, 2001.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Peoples Federal's loan portfolio by type of loan at the dates indicated.





                  June 30,
                                                     At March 31,
--------------------------------------------------
                                                         2001
      2000                         1999
                                                ----------------------
---------------------------------------------------
                                                Amount         Percent
Amount         Percent       Amount         Percent
                                                ------         -------
------         -------       ------         -------

(Dollars In Thousands)
 Real estate loans:
    One-to four-family....................      $70,110             72.1%
$68,875             71.0%    $71,454             75.3%
    Multi-family..........................          314               .3
945              1.0         929              1.0
    Construction..........................        2,606              2.7
1,888              1.9       2,211              2.3
    Non-residential(1)....................       14,952             15.4
13,194             13.6      11,786             12.4
Commercial................................        2,846              2.9
4,887              5.1       1,615              1.7
Consumer and other loans(2)...............        6,439              6.6
7,164              7.4       6,935              7.3
                                               --------            -----
------            -----      ------            -----
        Total loans receivable............       97,267            100.0%
96,953            100.0%     94,930            100.0%
                                                                   =====
               =====                        =====
Less:
Undisbursed loans in process..............          319
678                        1,345
Deferred loan origination fees............          130
156                          190
Allowance for loan losses.....,,..........          677
627                          568
                                                -------
-------                      -------
        Loans receivable, net.............      $96,141
$95,492                      $92,827
                                                =======
=======                      =======



--------------
(1)      Includes land loans.
(2)      Includes home equity loans.



         ORIGINATION OF LOANS. The lending activities of Peoples Federal are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of referrals from real estate brokers and existing customers. Written loan applications are taken by Peoples Federal's loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. For real estate loans in excess of $250,000, property valuations are performed by an independent outside appraiser approved by the board of directors of Peoples Federal.

         Under the real estate lending policy of Peoples Federal, a title insurance policy must be obtained for each real estate loan. Peoples Federal also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development.

         Peoples Federal's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Generally, all real estate loans as well as all non-real estate loans in excess of $50,000 (or $10,000 if unsecured) require board of directors approval.

         The following table shows total loans originated, purchased, sold and repaid during the periods indicated. Peoples Federal did not sell any loans during the periods presented.


                                                                  Nine Months
Ended March 31,              Year Ended June 30,

--------------------------------------------------------------------
                                                                  2001
     2000               2000              1999
                                                                  ----
     ----               ----              ----

   (In Thousands)
LOAN ORIGINATIONS:
  Real estate loans:
    One-to four-family..............................             $11,747
    $11,670           $16,263            $25,993
    Multi-family....................................                  --
         --                --                 --
    Construction....................................               2,818
      3,128             3,498              3,755
    Non-residential.................................               4,116
      1,715             2,359              2,249
  Commercial........................................               2,019
      3,911             4,853              4,419
  Consumer and other loans (1)......................               3,882
      4,693             5,898              5,789
                                                                --------
   --------            ------             ------
    Total loans originated..........................              24,578
     25,117            32,871             42,205
                                                                --------
   --------            ------             ------
LOAN PRINCIPAL REDUCTIONS:
  Loan principal reductions.........................              23,607
     23,423            30,040             38,492
                                                                --------
   --------            ------             ------
  Decrease due to other items, net(2)...............                (322)
       (132)             (166)              (114)
                                                                --------
   --------            ------             ------
Net increase in loan portfolio......................           $     649
   $  1,562          $  2,665           $  3,599
                                                                ========
   ========           =======            =======


------------------------------------------
(1)      Includes home equity loans.
(2) Other items consist of loans in process, deferred loan origination fees, unearned interest and allowance for loan losses.

         Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Peoples Federal concentrates its lending activity on its primary market area in Dearborn, Ohio and Switzerland Counties, Indiana. Subject to its loans-to-one borrower limitation, Peoples Federal is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Peoples Federal also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Peoples Federal may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At March 31, 2001, Peoples Federal was within each of the above lending limits.

         MATURITY OF LOAN PORTFOLIO. The following table presents certain information at March 31, 2001, regarding the dollar amount of loans maturing in Peoples Federal's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.

                                                                      At March
31, 2001

------------------------------------------------------------------------

       Consumer and            Total
                                               Real Estate           Commercial
           Other               Loans
                                               -----------           ----------
           -----               -----
                                                                        (In
Thousands)
AMOUNTS DUE IN:
  One year or less....................            $  2,951              $2,134
           $1,732             $  6,817
  More than one year to five years....              12,445                 712
            4,707               17,864
  More than five years................              72,586                  --
               --               72,586
                                                  --------              ------
          -------            ---------
    Total amount due..................            $ 87,982              $2,846
           $6,439             $ 97,267
                                                  ========              ======
          =======            =========



Of the $90.5 million of loans due after March 31, 2002, $19.1 million have fixed-rates of interest and $71.4 million have floating or adjustable interest rates.

         The following table sets forth the dollar amount of all loans, before net items, as of March 31, 2001 which have fixed interest rates or which have floating or adjustable interest rates.


                                                     Fixed-Rates
Floating or Adjustable-Rates         Total
                                                     -----------
----------------------------         -----

   (In Thousands)
Real estate loans:
  One-to-four family....................                $15,575
        $54,535                $70,110
  Multi-family..........................                     80
            234                    314
  Construction..........................                  2,122
            484                  2,606
  Non-residential.......................                  2,392
         12,560                 14,952
Commercial..............................                    204
          2,642                  2,846
Consumer and other loans................                  3,969
          2,470                  6,439
                                                        -------
     ----------               --------
     Total loans........................                $24,342
        $72,925                $97,267
                                                        =======
        =======               ========

         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.



         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Peoples Federal is the origination of loans secured by single-family residences. At March 31, 2001, $70.1 million or 72.1% of the total loan portfolio, before net items, consisted of single-family residential loans.





         The loan-to-value ratio, maturity and other provisions of the loans made by Peoples Federal generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Peoples Federal. Peoples Federal's present lending policies on one- to four-family residential mortgage loans typically limits the maximum loan-to-value ratio to 80% or less of the appraised value of the property, but in some cases Peoples Federal may lend up to a 90% loan-to-value ratio with private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month.



         Peoples Federal's residential mortgage loans have either fixed rates of interest or interest rates which adjust periodically during the term of the loan. Fixed-rate loans generally have a term of 10 years with a 30 year amortization schedule. Peoples Federal's fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary market for mortgages. At March 31, 2001, $15.6 million, or 22.2%, of Peoples Federal's single-family residential mortgage loans were fixed-rate loans.





         The adjustable-rate single-family residential mortgage loans currently offered by Peoples Federal have interest rates which adjust on an annual basis. Peoples Federal's adjustable-rate single-family residential real estate loans generally have a cap of 1% on any increase or decrease in the interest rate at any adjustment date, and include a specified cap on the maximum interest rate over the life of the loan, which cap generally is 3% to 6% above or below the initial rate. Such loans are underwritten based on the initial rate. Peoples Federal's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At March 31, 2001, $54.5 million, or 77.8%, of Peoples Federal's single-family residential mortgage loans were adjustable-rate loans.



         Adjustable-rate mortgage loans help reduce Peoples Federal's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the borrower. During periods of rising interest rates the risk of default on adjustable-rate mortgage loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although adjustable-rate mortgage loans help make Peoples Federal's asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, yields on adjustable-rate mortgage loans may not be sufficient to offset increases in Peoples Federal's cost of funds during periods of rising interest rates.



         CONSTRUCTION LOANS. Peoples Federal also originates loans for the construction of one- to four-family residences. At March 31, 2001, Peoples Federal had $2.6 million in single-family residential construction loans. Peoples Federal's residential construction loans generally provide for the payment of interest only during the construction phase, which is usually up to nine months. Loans can be made with a maximum loan to value ratio of 80%. On occasion, Peoples Federal will also originate residential construction loans to builders with which Peoples Federal has an established relationship.



         Before making a commitment to fund a construction loan, Peoples Federal requires an appraisal of the property by an appraiser. Peoples Federal also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after each stage of work is completed.

         Construction lending generally involves a higher degree of risk than single-family permanent mortgage lending because of the greater potential for disagreements between borrowers and builders and the failure of builders to pay subcontractors. Additional risk often exists because of the inherent difficulty in estimating both a property's value and the estimated cost of the property. If the estimate of the value upon completion proves to be inaccurate, Peoples Federal may be confronted with a property whose value is insufficient to assure full repayment.

         NON-RESIDENTIAL REAL ESTATE AND MULTI-FAMILY RESIDENTIAL REAL ESTATE LOANS. Peoples Federal's non-residential loans primarily consist of loans secured by land, storefront retail and office buildings, churches and warehouses located in Peoples Federal's market area. At March 31, 2001, Peoples Federal's non-residential real estate loans amounted to $15.0 million or 15.4% of the total loan portfolio. Peoples Federal's non-residential real estate loans include construction loans for properties other than singe-family residential units, which construction loans amounted to $61,000 at March 31, 2001. In addition, at March 31, 2001, Peoples Federal had $314,000 in loans secured by multi-family, five or more units, residential properties. Peoples Federal's multi-family residential loans are underwritten and subject to review and oversight procedures on a substantially similar basis as its commercial real estate loans.

         Peoples Federal's non-residential real estate loans have a maximum loan-to-value ratio of 75% or less and generally have interest rates which are higher than interest rates on its single-family residential mortgage loans. Peoples Federal's non-residential real estate loans generally have floating interest rates tied to the prime rate. The term of Peoples Federal's non-residential real estate loans is generally 10 to 15 years, with a maximum of 20 years, based on a 15 or 25 year amortization schedule. In reaching its decision on whether to make a non-residential or multi-family real estate loan, Peoples Federal considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. In addition, with respect to non-residential real estate rental properties, Peoples Federal will also consider the term of the lease and the quality of the tenants. Peoples Federal has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of between 1.2x and 1.5x. Peoples Federal requires written appraisals prepared by a certified independent appraiser of all properties securing non-residential or multi-family real estate loans greater than $250,000. At March 31, 2001, the average balance of the loans in Peoples Federal's non-residential real estate portfolio was $82,000 and its largest non-residential real estate loan at such date was $527,000 secured by land. This loan was current at March 31, 2001.

         Peoples Federal's non-residential real estate loan portfolio also includes land loans. These are loans secured primarily by single-family residential lots being held for development. Peoples Federal's land loans typically have floating rates of interest tied to the prime rate, have maximum loan-to-value ratios of 75%, and are interest only loans which are subject to renewal by Peoples Federal on an annual basis. At March 31, 2001, Peoples Federal had $4.9 million in land loans which loans had an average balance of $57,000. Peoples Federal's largest land loan at March 31, 2001 amounted to $527,000.

         Commercial and multi-family real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Peoples Federal generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.



         CONSUMER LOANS. Peoples Federal is authorized to make loans for a wide variety of personal or consumer purposes. Peoples Federal originates consumer loans in order to accommodate its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by Peoples Federal consist of home equity loans, automobile loans, and loans secured by deposit accounts in Peoples Federal and other miscellaneous loans. At March 31, 2001, $6.4 million or 6.6% of Peoples Federal's total loan portfolio consisted of consumer and other loans.



         At March 31, 2001, Peoples Federal's home equity loans amounted to $1.9 million or 2.0% of the total loan portfolio. These loans are secured by the underlying equity in the borrower's residence. As a result, Peoples Federal generally requires loan-to-value ratios of 80% or less after taking into consideration the first mortgage loan. These loans have a term of up to 12 years and the interest rate adjusts monthly based on the prime rate. Peoples

Federal also offers loans for both new and used automobiles, mobile homes and recreational vehicles. Such loans have terms of up to five years. At March 31, 2001, Peoples Federal's automobile, mobile home and recreational vehicle loans amounted to $3.4 million or 3.4% of the total loan portfolio.



         Peoples Federal offers loans secured by deposit accounts in Peoples Federal, which loans amounted to $800,000 or 0.8% of Peoples Federal's total loan portfolio at March 31, 2001. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans mature on or before the maturity date of the underlying certificate of deposit.



         COMMERCIAL LOANS. Peoples Federal also originates commercial business loans and other unsecured consumer loans. At March 31, 2001, Peoples Federal's commercial business loans amounted to $2.8 million or 2.9% of Peoples Federal's total loan portfolio. Such loans generally are made to small businesses located in Peoples Federal's market area. Approximately 82% or $2.3 million of these loans are subject to Uniform Commercial Code filings but are not secured by real estate or other assets. The remaining commercial business loans are secured by commercial real estate or other assets of the borrowers. The loans generally are structured as lines of credit with floating rates of interest ties to the prime rate and which are subject to review and renewal on an annual basis.



         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Peoples Federal receives loan origination fees or "points" for originating fixed-rate loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

ASSET QUALITY

         GENERAL. Peoples Federal mails late notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. In addition, a personal letter is mailed when a loan becomes 30 days delinquent and a phone call is placed when a loan becomes 60 days delinquent. If a loan becomes 90 days past due, Peoples Federal mails a notice indicating that Peoples Federal will refer it to an attorney within 30 days to commence foreclosure. In most cases, deficiencies are cured promptly. While Peoples Federal generally prefers to work with borrowers to resolve such problems, Peoples Federal will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Peoples Federal generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

         Real estate and other assets acquired by Peoples Federal as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Peoples Federal had $102,000 and $6,000 in real estate owned at March 31, 2001 and at June 30, 2000, respectively.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at March 31, 2001, in dollar amounts and as a percentage of Peoples Federal's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                     March 31,
2001

-------------------------------------------------------------------------------
                                               30-59
              90 or More Days
                                           Days Overdue            60-89 Days
Overdue              Overdue
                                     --------------------------
-------------------------- -------------------------
                                                    Percent
Percent                   Percent
                                                   of Total                   of
Total                  of Total
                                       Amount        Loans        Amount
Loans       Amount        Loans
                                     ----------- -------------- -----------
-------------- ---------- --------------
                                                                 (Dollars In
Thousands)
Real estate loans:
  One-to four-family............           $266           .28%      $1,242
   1.29%       $152           .16%
  Non-residential...............             15           .02           87
    .09          82           .08
Commercial......................             --            --           41
    .04          17            .6
Consumer and other loans........            120           .12          127
    .13          77           .08
                                     ----------- -------------- -----------
-------------- ---------- --------------
  Total loans...................           $401           .42%     $ 1,456
   1.51%      $ 311           .32%
                                     =========== ============== ===========
============== ========== ==============




         NON-PERFORMING ASSETS. The following table presents information with respect to Peoples Federal's nonperforming assets at the dates indicated. Peoples Federal did not have any troubled debt restructurings or accruing loans 90 or more days past due at any of the dates shown.




                                                                             At
June 30,
                                                       At March 31,
-------------------------
                                                           2001           2000
       1999
                                                        ----------
-----------    ----------
                                                                 (Dollars In
Thousands)
Nonaccruing loans:
  Real estate loans:
    One-to-four family..........................          $ 152           $472
      $ 581
    Non-residential.............................             82              1
          1
  Commercial....................................             17            100
         --
  Consumer and other loans......................             60             61
         59
                                                        ----------
-----------    ----------
      Total nonaccruing loans...................            311            634
        641
                                                        ----------
-----------    ----------
Real estate owned(1)............................            102              6
        121
                                                        ----------
-----------    ----------
      Total nonperforming assets(2).............            413            640
        762
                                                        ----------
-----------    ----------
Total nonperforming assets......................          $ 413           $640
      $ 762
                                                        ==========
===========    ==========
Total nonperforming assets and troubled debt
restructurings as a percentage of total
assets..........................................            .36%           .59%
        .74%

-----------------------
(1) Real estate owned includes other repossessed assets and the balances are shown net of related loss allowances.
(2) Nonperforming assets consist of nonaccruing loans and real estate owned.

         If the $634,000 of nonaccruing loans of Peoples Federal at June 30, 2000 had been current in accordance with their terms during fiscal 2000, the gross income on such loans would have been approximately $24,000. No interest income was actually recorded by Peoples Federal on such loans in fiscal 2000.

         CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.



         Peoples Federal's total classified assets at March 31, 2001 amounted to $1.6 million, all of which was classified as substandard. The largest classified asset at March 31, 2001 consisted of a multi-family residential mortgage loan with an outstanding balance of $795,000 as of such date. This loan represents a 50% participation interest acquired by Peoples Federal in October 1997. This loan was advanced for the acquisition of land and the construction of 20 townhouse units, 12 condominiums, parking garages and a clubhouse and swimming pool. Presently, 14 of the 20 townhouse units and all of the condominiums are complete. The loan is repaid as the townhouses or condominiums are sold. While such loan has performed in accordance with its terms, it was classified substandard due to relatively limited demand for the project. Additionally, $432,000 of the classified assets are non-residential real estate loans, $152,000 are one-to four-family real estate loans and $170,000 consists of consumer loans. All of the nonperforming assets at March 31, 2001 are included in Peoples Federal's classified assets.





         ALLOWANCE FOR LOAN LOSSES. At March 31, 2001, Peoples Federal's allowance for loan losses amounted to $677,000, or 0.7%, of the total loan portfolio. The loan loss allowance is based on prior loan loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and known, probable and reasonably estimable losses inherent in the loan portfolio. In determining the amount of the allowance for loan losses, management considers its lower risk exposure as a result of its predominant single-family lending and the correspondingly low historical charge-off experience. Specifically, our methodology for assessing the appropriateness of the allowance consists of a formula allowance, a specific allowance and an unallocated allowance. The formula allowance is based on loss factors applied to the categories of Peoples Federal's loan portfolio based on historical experience. The specific allowance relates to specific categories of loans based on recent loss experience, charge offs and current economic conditions related to specific borrowers. The unallocated allowance is based upon management's evaluation of various conditions, including general economic and business conditions and credit quality trends, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits.



         While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net earnings.

         The following table sets forth information concerning the allocation of Peoples Federal's allowance for loan losses by loan categories at the dates indicated.



       June 30,
                                          March 31,
-------------------------------------------------------
                                            2001                           2000
                       1999
                                    -------------------------
-------------------------    --------------------------
                                                   Percent of
Percent of                   Percent of
                                                   Loans in
Loans in                      Loans in
                                                      Each
 Each                          Each
                                                  Category to
Category to                   Category to
                                    Amount        Total Loans     Amount
Total Loans     Amount        Total Loans
                                    ------        -----------     ------
-----------     ------        -----------
                                                             (Dollars In
Thousands)
Allocated:
Real estate loans:
  One-to four-family........          $360             72.1%       $326
   71.0%       $327             75.3%
  Multi-family..............            --               .3          --
    1.0          --              1.0
  Construction..............            --              2.7          --
    1.9          --              2.3
  Non-residential...........            78             15.4          67
   13.6          41             12.4
Commercial..................            45              2.9          55
    5.1          20              1.7
Consumer and other loans....           138              6.6         116
    7.4         106              7.3
Unallocated.................            56             --            63
   --            74             --
                                      ----            -----        ----
  -----        ----            -----
    Total...................          $677            100.0%       $627
  100.0%       $568            100.0%
                                      ====            =====        ====
  =====        ====            =====


         The following table sets forth an analysis of Peoples Federal's allowance for loan losses during the periods indicated.

                                            Nine Months Ended
                                                 March 31,        Year Ended
June 30,
                                         -----------------------
--------------------
                                            2001         2000        2000
1999
                                         ----------   ----------  ---------
---------
                                                        (Dollars In Thousands)
Total loans outstanding..............       $96,141     $94,389    $95,492
$92,827
Average loans outstanding, net.......        95,950      94,619     94,848
90,339
Balance at beginning of period.......           627         568        568
 519
CHARGE-OFFS:
Real estate loans:
  One-to four-family.................            --          (1)        (1)
  --
  Multi-family.......................            --          --         (7)
  --
  Non-residential....................            --          (7)        --
  --
Consumer and other loans.............          (101)        (17)       (34)
 (64)
                                         ----------   ----------  ---------
---------
      Total charge-offs..............          (101)        (25)       (42)
 (64)
                                         ----------   ----------  ---------
---------
RECOVERIES:
Real estate loans:
  One-to four-family.................            --          --         --
  --
  Multi-family.......................            --          --         --
  --
  Non-residential....................            --          --          4
  --
Consumer and other loans.............            19           7          9
  29
                                         ----------   ----------  ---------
---------
      Total recoveries...............            19           7         13
  29
                                         ----------   ----------  ---------
---------
Net charge-offs......................           (82)        (18)       (29)
 (35)
Provision for losses on loans........           132          64         88
  84
                                         ----------   ----------  ---------
---------
Balance at end of period.............       $   677     $   614    $   627    $
 568
                                         ==========   ==========  =========
=========
Allowance for loan losses as a
  percent of total loans outstanding.           .70%        .65%       .66%
 .61%
                                         ==========   ==========  =========
=========
Allowance for loan losses as a
  percent of total non-performing loans      217.68%     123.15%    201.61%
88.61%
                                         ==========   ==========  =========
=========
Ratio of net charge-offs to
  average loans outstanding..........           .09%        .02%       .03%
 .04%
                                         ==========   ==========  =========
=========

INVESTMENT SECURITIES

         Peoples Federal has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Peoples Federal's investment strategy is established by the board of directors. In recent periods, Peoples Federal has maintained a limited portfolio of investment securities.

         The following table sets forth information relating to the amortized cost and fair value of Peoples Federal's securities.

                                                                            June
30,
                                  March 31,
----------------------------------------------------
                                     2001                      2000
         1999
                           ------------------------- --------------------------
--------------------------
                            Amortized                  Amortized
Amortized
                              Cost      Fair Value       Cost       Fair Value
   Cost      Fair Value
                           ------------ ------------ -------------- -----------
------------- ------------
                                                           (In Thousands)
Held to maturity:
  State and municipal.            $169       $  169           $178      $  178
       $185       $  185
  Mortgage-backed
    securities........              --           --              1           1
          5            5
Available for sale:
  FHLMC stock.........              20        1,343             25       1,054
         25        1,509
                           ------------ ------------ -------------- -----------
------------- ------------
    Total.............            $189       $1,512           $204      $1,233
       $215       $1,699
                           ============ ============ ============== ===========
============= ============

         The following table sets forth the amount of Peoples Federal's securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 2001. The amounts reflect fair value of Peoples Federal's securities at March 31, 2001.


Contractually Maturing

--------------------------------------------------------------------------------
----------------
                                        Weighted            Weighted
Weighted               Weighted
                               Under 1  Average     1-5     Average     6-10
Average    Over 10     Average
                                 Year    Yield     Years     Yield      Years
 Yield      Years       Yield       Total
                             ---------- -------- --------- ---------- ---------
---------- --------- ------------ -----------
                                                                    (Dollars In
Thousands)
  State and municipal           $   10     4.40%     $40      4.40%      $50
  4.4%       $69         4.4%      $  169
  FHLMC Stock..                  1,343     1.14       --         --       --
    --        --           --       1,343
                             ----------          ----------           ---------
          ---------              -----------
    Total .....                 $1,353               $40                 $50
             $69                   $1,512
                             ==========          ----------           =========
          =========              ===========

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of Peoples Federal's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investment securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         DEPOSITS. Deposits are attracted by Peoples Federal principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Peoples Federal obtains deposits primarily from residents of Indiana. Peoples Federal has not solicited deposits from outside Indiana or paid fees to brokers to solicit funds for deposit.

         At March 31, 2001, $12.8 million or 13.4% of total deposits consisted of public deposits from local municipalities or local government agencies. At June 30, 1999, such public deposits amounted to $7.3 million.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. Peoples Federal attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

         The following table shows the distribution of and certain other information relating to Peoples Federal's deposits by type as of the dates indicated.


      June 30,
                                                  March 31,
------------------------------------------------
                                                     2001
2000                     1999
                                            -----------------------
----------------------- ------------------------
                                                      Percent   Average
 Percent   Average           Percent   Average
                                                         of       Rate
    of       Rate               of       Rate
                                             Amount   Deposits    Paid   Amount
 Deposits    Paid   Amount   Deposits    Paid
                                            -------- ---------- ------- --------
---------- ------- -------- ---------- --------

(Dollars In Thousands)
Transaction accounts:
  Demand deposits......................     $ 12,125     12.7%    2.84%  $ 9,716
   10.7%     2.34%  $ 7,092     8.3%     2.12%
  Savings and money market deposits....       14,773     15.4     3.87    15,028
   16.5      2.41    15,479    18.7      2.55
                                            -------- ----------          -------
----------         -------- ----------
    Total transaction accounts.........       26,898     28.1     3.41    24,744
   27.2      2.36    23,071    27.0      2.38
                                            -------- ----------          -------
----------         -------- ----------
Certificate accounts:
  0.00% - 3.99%........................          348      0.4     3.86        40
     --      3.40        22      --      3.20
  4.00% - 5.99%........................       31,752     33.1     5.41    38,407
   42.3      5.21    54,661    63.8      5.34
  6.00% - 7.99%........................       36,756     38.4     6.14    27,631
   30.5      6.03     7,867     9.2      6.11
                                            -------- ----------          -------
----------         -------- ----------
    Total certificate accounts.........       68,856     71.9     5.62    66,078
  72.8       5.58    62,490    73.0      5.66
                                            -------- ----------         --------
----------         -------- ----------
      Total deposits...................     $ 95,754    100.0%           $90,822
 100.0%             $85,561   100.0%
                                            ======== ==========         ========
==========         ======== ==========


         The following table sets forth the savings activities of Peoples Federal during the periods indicated.

                                                     Nine Months
                                                        Ended             Year
Ended June 30,
                                                      March 31,
--------------------------
                                                        2001             2000
        1999
                                                    ------------      ----------
    -----------
                                                                    (In
Thousands)
Total deposits at beginning of period.........         $90,822         $85,561
      $82,766
Net deposits (withdrawals)....................           1,386           1,214
       (1,315)
Interest credited.............................           3,546           4,047
        4,110
                                                    ------------      ----------
    -----------
  Total deposits at end of period.............         $95,754         $90,822
      $85,561
                                                    ============      ==========
    ===========

         The following table shows the interest rate and maturity information for Peoples Federal's certificates of deposit at March 31, 2001.

                                                              Maturity Date

--------------------------------------------------------------------------------
--------------
   Interest Rate        One Year or Less     Over 1-2 Years     Over 2-3 Years
   Over 3 Years         Total
--------------------- --------------------- ------------------
------------------ ------------------ ---------------
                                                             (In Thousands)
0.00% - 3.99%                      $   280            $    --             $   45
            $   23         $   348
4.00% - 5.99%                       21,249              6,300              2,962
             1,241          31,752
6.00% - 7.99%                       24,121             10,475              1,686
               474          36,756
                      --------------------- ------------------
------------------ ------------------ ---------------
  Total                            $45,650            $16,775             $4,693
            $1,738         $68,856
                      ===================== ==================
================== ================== ===============

         As of March 31, 2001, the aggregate amount of outstanding time certificates of deposit at Peoples Federal in amounts greater than or equal to $100,000, was approximately $26.1 million. The following table presents the maturity of these time certificates of deposit at such dates.


  March 31, 2001

--------------------

  (In Thousands)
3 months or less........................................................
     $ 9,753
Over 3 months through 6 months..........................................
       5,075
Over 6 months through 12 months.........................................
       5,989
Over 12 months..........................................................
       5,310

    --------
 Total
     $26,127

    ========

         BORROWINGS. Peoples Federal may obtain advances from the Federal Home Loan Bank of Indianapolis upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         As of March 31, 2001, Peoples Federal was permitted to borrow up to an aggregate total of $43.2 million from the Federal Home Loan Bank of Indianapolis. Peoples Federal had $3.0 million of Federal Home Loan Bank advances outstanding at March 31, 2001.

         The following table shows certain information regarding the short-term borrowings of Peoples Federal at or for the dates indicated:

                                                 At or for the Nine Months Ended
      At or for the Year Ended
                                                            March 31,
              June 30,

--------------------------------- ---------------------------------
                                                      2001             2000
       2000             1999
                                                 ---------------
----------------- ---------------- ----------------
                                                                       (Dollars
In Thousands)
Federal Home Loan Bank open line of credit:
  Average balance outstanding...............             $3,143
$4,441           $4,321           $4,115
  Maximum amount outstanding at any
    month-end during the period.............              3,750
5,250            5,250            5,000
  Balance outstanding at end of period......             $3,000
$4,250           $3,750           $3,750
  Average interest rate during the period...               6.66%
5.85%            5.97%            5.76%
  Weighted average interest rate at end of
    period..................................               6.42%
6.00%            6.45%            5.52%


NO SUBSIDIARIES

         At March 31, 2001, Peoples Federal had no subsidiaries.

TOTAL EMPLOYEES

         Peoples Federal had 31 full-time employees and six part-time employees at March 31, 2001. None of these employees are represented by a collective bargaining agent, and Peoples Federal believes that it enjoys good relations with its personnel.

MARKET AREA

         Peoples Federal's main office is in Aurora, Indiana in Dearborn County. Peoples Federal's primary market area consists of the three southwestern Indiana Counties in which it has offices, Dearborn, Ohio and Switzerland Counties, as well as surrounding areas. On occasion, Peoples Federal originates loans to borrowers outside of its primary market area.



         Aurora, Indiana is located approximately 25 miles from downtown Cincinnati, Ohio, and is included in the Cincinnati MSA. To a certain limited, but growing, extent, Dearborn County serves as a "bedroom community" for the growing greater Cincinnati area since certain residents who live in Dearborn County also commute to Cincinnati for work. Peoples Federal's primary market area is mostly rural in nature, with relatively low population density. Dearborn County's 2000 population was 49,000 while both Ohio and Switzerland had populations of less than 10,000. The economy in Peoples Federal's primary market area is fairly diversified, with services, wholesale and retail trade, manufacturing and local government serving as cornerstones. Major employers in the area include a distillery for a worldwide spirits company, three riverfront hotels/casinos, local hospitals and school districts and miscellaneous manufacturing and retail concerns.



         The February 2001 unemployment rate in Dearborn County was 3.0% compared to 4.6% for the United States as a whole and 3.5% for the state of Indiana. The February 2001 unemployment rate in Ohio and Switzerland Counties was 3.3% and 6.1%, respectively. The higher unemployment rate in Switzerland County may reflect its more rural nature and certain attendant seasonal fluctuations in employment. Based on recent trends, we expect that the primary market area served by Peoples Federal is likely to continue to grow, particularly Dearborn County.

COMPETITION

         Peoples Federal faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Peoples Federal faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Peoples Federal does not rely upon any individual group or entity for a material portion of its deposits. The ability of Peoples Federal to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Peoples Federal's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Peoples Federal competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

PROPERTIES

         At December 31, 2000, Peoples Federal conducted its business from its headquarters office located in Aurora, Indiana and two branch offices.

         The following table sets forth certain information relating to Peoples' offices at March 31, 2001.

                                                                       Net Book
Value of

Property and
                                                         Lease
Leasehold
                                         Owned or     Expiration
Improvements at           Deposits at
Location                                  Leased         Date           March
31, 2001           March 31, 2001
----------------------------------      ----------  --------------
---------------------      ----------------

   (In Thousands)
Second and Bridgeway Streets               Owned          N/A               $
643                   $ 75,103
Aurora, Indiana

330 Industrial Access Road                 Owned          N/A
420                     12,721
Rising Sun, Indiana

705 E. Main Street                        Leased      August 2004
64                      7,930
Vevay, Indiana

NO MATERIAL LEGAL PROCEEDINGS

         Peoples Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Peoples Federal.

                                   REGULATION

         THE FOLLOWING DISCUSSION OF CERTAIN LAWS AND REGULATIONS WHICH ARE APPLICABLE TO US AND PEOPLES FEDERAL, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, SUMMARIZES THE ASPECTS OF SUCH LAWS AND REGULATIONS WHICH ARE DEEMED TO BE MATERIAL TO US AND PEOPLES FEDERAL. HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

PFS BANCORP, INC.

         HOLDING COMPANY ACQUISITIONS. Upon completion of the conversion, we will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

         The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         HOLDING COMPANY ACTIVITIES. We will operate as a unitary savings and loan holding company. Under prior law, a unitary savings and loan holding company was not generally restricted as to the types of business activities in which it may engage, provided its savings association subsidiary continued to be a qualified thrift lender. See " - Peoples Federal - Qualified Thrift Lender Test." The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for financial holding companies under the law or for multiple savings and loan holding companies. We will not qualify for the grandfather-clause exemption and will be limited to the activities permissible for financial holding companies or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.

         Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Peoples Federal must notify or, in some cases, obtain approval from the Office of Thrift Supervision 30 days before declaring any dividend to us. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution. See "- Peoples Federal - Capital Distributions."

         RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

         In general, the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, a savings institution may not:

         o make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

         o purchase or invest in securities of an affiliate other than shares of a subsidiary;

         o        purchase a low-quality asset from an affiliate; or

         o engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         Office of Thrift Supervision regulations generally exclude all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. Office of Thrift Supervision regulations also provide that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

         FEDERAL SECURITIES LAWS. We have filed with the SEC a registration statement under the Securities Act of 1933 (the "Securities Act") for the registration of our common stock to be issued pursuant to the conversion. Upon consummation of the conversion, we intend to register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the plan of conversion, we have agreed to maintain such registration for a minimum of three years following the conversion.

         The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not our affiliates may be sold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If we meet the current public information requirements of Rule 144 under the Securities Act, each of our affiliates who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of our outstanding shares or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

PEOPLES FEDERAL

         GENERAL. As part of the conversion, Peoples Federal will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Office of Thrift Supervision will remain as Peoples Federal's chartering authority and primary federal regulator. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC "). Peoples Federal also is subject to regulation by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund ("SAIF") which is administered by the FDIC.

         The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

         INSURANCE OF ACCOUNTS. The deposits of Peoples Federal are insured to the maximum extent permitted by applicable FDIC regulations and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

         SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital-"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

         In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation, a federal agency established to recapitalize the predecessor to the SAIF. During 1999, payments for SAIF members approximated 6.1 basis points, while Bank Insurance Fund members paid 1.2 basis points. Since January 1, 2000, there has been equal sharing of Financing Corporation payments between members of both insurance funds.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Peoples Federal, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Peoples Federal's deposit insurance.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements:

         o "tangible" capital equal to at least 1.5% of adjusted total assets,

         o "core" capital equal to at least 3.0% of adjusted total assets for savings associations with the highest rating for safety and soundness, and 4% to 5% for all other savings associations, and

         o "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets.

         Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Peoples Federal had no intangible assets at March 31, 2001. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Peoples Federal's regulatory capital.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

         Office of Thrift Supervision rules require that an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the Office of Thrift Supervision to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Office of Thrift Supervision indicated that it would waive the capital deductions for institutions with greater than "normal" risk until the Office of Thrift Supervision published an appeals process. On August 21, 1995, the Office of Thrift Supervision established (1) an appeals process to handle "requests for adjustments" to the interest rate risk component and (2) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Office of Thrift Supervision also indicated that it would continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process.

         Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

         At March 31, 2001, Peoples Federal exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 11.27%, 11.27% and 19.70%, respectively.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

                                                       Total
Tier 1                 Tier 1
              Capital Category                   Risk-Based Capital
Risk-Based Capital      Leverage Capital
----------------------------------------         ------------------
------------------      ----------------
Well capitalized                                    10% or more              6%
or more             5% or more

Adequately capitalized                               8% or more              4%
or more             4% or more

Undercapitalized                                    Less than 8%            Less
than 4%           Less than 4%

Significantly undercapitalized                      Less than 6%            Less
than 3%           Less than 3%

         In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At March 31, 2001, Peoples Federal was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         SAFETY AND SOUNDNESS GUIDELINES. The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Peoples Federal believes that it is in compliance with these guidelines and standards.

         LIQUIDITY REQUIREMENTS. All savings institutions were required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This requirement has been terminated by the Office of Thrift Supervision effective in 2001. Liquidity for Federally chartered savings associations will now be assessed in light of general safety and soundness standards.

         CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 ("CRA") and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

         QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a qualified thrift lender or QTL test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the second prong of the QTL test set forth in the HOLA, as described below. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations:

         o the institution may not engage in any new activity or make any new investment, unless such activity or investment is permissible for a national bank;

         o the branching powers of the institution shall be restricted to those of a national bank;

         o the institution shall not be eligible to obtain any new advances from its FHLB, other than special liquidity advances with the approval of the Office of Thrift Supervision; and

         o payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Currently, the prong of the QTL test that is not based on the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

         o loans made to purchase, refinance, construct, improve or repair domestic residential housing;

         o        home equity loans;

         o        most mortgage-backed securities;

         o        stock issued by the FHLB of Indianapolis; and

         o        direct or indirect obligations of the FDIC.



In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution's total assets. At March 31, 2001, the qualified thrift investments of Peoples Federal were approximately 82% of its portfolio assets.



         FEDERAL HOME LOAN BANK SYSTEM. Peoples Federal is a member of the FHLB of Indianapolis, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At March 31, 2001, Peoples Federal had $3.0 million of FHLB advances.

         As a member, Peoples Federal is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At March 31, 2001, Peoples Federal had $694,000 in FHLB stock, which was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. For the nine months ended March 31, 2001 and the year ended June 30, 2000, dividends to Peoples Federal amounted to $___ and $___, respectively.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.


                                    TAXATION

FEDERAL TAXATION

         GENERAL. We and Peoples Federal are subject to the corporate tax provisions of the Internal Revenue Code, and Peoples Federal is subject to certain additional provisions which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of us and Peoples Federal and is not a comprehensive discussion of the tax rules applicable to us and Peoples Federal.

         FISCAL YEAR. Peoples Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal income tax returns.

         BAD DEBT RESERVES. In August 1997, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Peoples Federal must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in Peoples Federal's deferred tax liability.

         At March 31, 2001, the federal income tax reserves of Peoples Federal included $1.5 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Peoples Federal in connection with the conversion, the retained earnings of Peoples Federal are substantially restricted.

         DISTRIBUTIONS. If Peoples Federal were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Peoples Federal to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,

         o        it is in redemption of shares,

         o        it is pursuant to a liquidation of the institution, or

         o in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Tax preference items include the following:

         o        depreciation, and

         o        75% of the excess (if any) of

                  (1) adjusted current earnings as defined in the Internal Revenue Code, over

                  (2) AMTI determined without regard to this preference and prior to reduction by net operating losses.

         CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

         OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Peoples Federal.

         Peoples Federal's federal income tax returns for the tax years ended June 30, 2000, 1999 and 1998 are open under the statute of limitations and are subject to review by the Internal Revenue Service. Peoples Federal has not been audited by the Internal Revenue Service since 1998.

STATE TAXATION

         Peoples Federal is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Internal Revenue Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

         Peoples Federal's state income tax returns have not been audited in recent years.

                                   MANAGEMENT

MANAGEMENT OF PFS BANCORP, INC.

         Our board of directors is divided into three classes, each of which contains one-third of the board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. None of our directors are related to any of Peoples Federal's other directors or executive officers by first cousin or closer. The following table sets forth certain information regarding our directors, all of whom are also directors of Peoples Federal.



      Director of
                                              Position with Peoples Federal and
        Peoples          Year
                                               Principal Occupation During the
        Federal          Term
            Name               Age(1)                  Past Five Years
         Since          Expires
----------------------------- ----------
-------------------------------------------- --------------- --------------
Mel E. Green                     51      Director. Managing Officer and Chief
             2001        2002
                                         Executive Officer of Peoples Federal
since
                                         May 1993.

Gilbert L. Houze                 72      Director and President. Previously,
             1965        2003
                                         Managing Officer and President of
                                         Peoples Federal

Robert L. Laker                  70      Director and Chairman of the Board.
             1972        2002
                                         Retired. Previously, President of
Robert
                                         L. Johnson Co., Inc., a retail
furniture
                                         and appliance store in Aurora, Indiana.

Dale R. Moeller                  64      Director. Insurance agent with the
Moeller           1987        2004
                                         Insurance Company, Aurora, Indiana.


Carl E. Petty                    63      Director. Owner and President of Aurora
             1984        2004
                                         Lumber Company, Inc., Aurora, Indiana,
a
                                         retail lumber and building materials
                                         facility.

Jack D. Tandy                    69      Director, Vice  President  and
Assistant            1986        2003
                                         Secretary. Owner of Tandy's Men's
                                         Warehouse, a retail clothing store  in
                                         Aurora, Indiana.

-------------------
(1)      Age as of March 31, 2001.

         Initially, our directors will not be compensated by us but will serve with and be compensated by Peoples Federal. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Peoples Federal. We may determine that such compensation is appropriate in the future.

         Our executive officers are elected annually and holds office until their respective successor has been elected and qualified or until death, resignation or removal by the board of directors. At present, our only executive officers are Mel E. Green, Managing Officer and Chief Executive Officer, and Stuart M. Suggs, Vice President and Chief Financial Officer.


MANAGEMENT OF PEOPLES FEDERAL

         The directors of Peoples Federal are the same as our directors. Mel
E. Green serves as Chief Executive Officer and as a director of both us and Peoples Federal. Stuart M. Suggs serves as Peoples Federal's Vice President and Chief Financial Officer. Mr. Suggs is 44 years old and has served as Vice President and Chief Financial Officer since July 1999. Between June 1998 and July 1999, Mr. Suggs was the Chief Financial Officer of Sycamore National Bank, Cincinnati, Ohio. Between June 1980 and February 1998, Mr. Suggs was an Assistant Vice President of Accounting Systems & Analysis with PNC Bank Cincinnati, Ohio. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors of Peoples Federal is set forth under "- Management of PFS Bancorp, Inc." Peoples Federal's mutual charter requires the board of directors to be divided into three classes as nearly equal in number as possible. Peoples Federal's stock charter will contain the same requirement. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.


DIRECTORS' COMPENSATION

         Each director of Peoples Federal except Mr. Green receives annual fees of $14,950 and payment of 80% their health insurance premiums. Messrs. Laker, Houze, Tandy, Petty and Moeller also receive a fee of $50 for inspecting properties securing real estate loans made by Peoples Federal due to their extensive knowledge about local values and trends. Each outside director has lived in the community for at least sixty years. In addition, Messrs. Laker, Houze and Tandy receive a fee of $2,040, $1,440 and $720, respectively, for serving as Chairman of the Board, President and Vice President/Assistant Secretary, respectively, of Peoples Federal. In addition, in December 2000, Peoples Federal established an Executive Officers and Directors Deferred Compensation Plan pursuant to which participants will be entitled to annual payments of $17,800 for 10 years upon their retirement, provided they have served as a director or executive officer for at least 10 years. In addition to the current directors, Mr. Stuart M. Suggs, Vice President and Chief Financial Officer of Peoples Federal, participates in this plan. Benefits under the deferred compensation plan will become immediately vested upon a change-in-control of Peoples Federal.



EXECUTIVE COMPENSATION

         The following table shows the compensation paid by Peoples Federal to its Managing Officer and Chief Executive Officer for the year ending June 30, 2000. No executive officer of Peoples Federal received a salary and bonus of $100,000 or more during 2000.

                                                               Annual
Compensation

----------------------------------------------
         Name and Principal             Fiscal
              Position                   Year         Salary            Bonus
     Other(1)
-------------------------------------- ---------- ---------------
------------------ -----------
Mel E. Green                             2000          $66,715           $700
       $972
   Managing Officer and
   Chief Executive Officer

---------------------
(1) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Green. [THE COSTS TO PEOPLES FEDERAL OF PROVIDING SUCH BENEFITS DURING FISCAL 2000 DID NOT EXCEED 10% OF THE TOTAL SALARY AND BONUS PAID TO OR ACCRUED FOR THE BENEFIT OF SUCH INDIVIDUAL EXECUTIVE OFFICER.] The amount of other compensation consists of contributions by Peoples Federal to its 401(k) profit sharing plan to Mr. Green's account.

NEW STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. We have established an employee stock ownership plan for our employees to become effective upon the conversion. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

         As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering (105,800 shares or 121,670 shares based on the maximum and 15% above the maximum of the offering range, respectively), we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is expected to be 7%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by us or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to our employee stock ownership plan. Upon the completion of three years of service, the account balances of participants within our employee stock ownership plan will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with Peoples Federal prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to our employee stock ownership plan are not fixed, so benefits payable under our employee stock ownership plan cannot be estimated.

         Messrs. Laker, Green and Suggs will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

         Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.

         Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the related regulations of the IRS and the Department of Labor.

         STOCK OPTION PLAN. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the board of directors and the Chief Financial Officer. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

         Under the stock option plan, the committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).


         At a meeting of our stockholders after the conversion, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (132,250 shares or 152,088 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of Peoples Federal may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant.
Further, options under such plan are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.


         At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.


         RECOGNITION PLAN. After the conversion, we intend to adopt a recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion. Office of Thrift Supervision Regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan are required to vest over a five year period at 20% per year.


         The recognition plan will be administered by a committee of our board of directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (52,900 shares or 60,835 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our board of directors or a board committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

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INDEBTEDNESS OF MANAGEMENT AND RELATED PARTY TRANSACTIONS

         In the ordinary course of business, Peoples Federal makes loans available to its directors, officers and employees. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At March 31, 2001, Peoples Federal had five loans outstanding to directors and executive officers of Peoples Federal, or members of their immediate families. These loans totaled approximately $124,000 or approximately 0.9% of Peoples Federal's total equity at March 31, 2001. All of such loans, except for two loans to Mr. Green, were made on substantially the same terms as those prevailing at the time for comparable transactions to third parties. Pursuant to a program available to all employees of Peoples Federal, Mr. Green has a mortgage loan and a home equity line of credit with Peoples Federal which have a discounted rate of interest equal to Peoples Federal's average cost of funds plus 1% as adjusted every six months. At June 30, 2000 such loans had an interest rate of 5.75%. The highest aggregate principal balance of such loans during fiscal 2000 was $66,786 and the aggregate principal balance of such loans at June 30, 2000 was $66,534.


                                 THE CONVERSION

         OUR AND PEOPLES FEDERAL'S BOARDS OF DIRECTORS HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OFFICE OF THRIFT SUPERVISION, SUBJECT TO APPROVAL BY THE MEMBERS OF PEOPLES FEDERAL ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. OFFICE OF THRIFT SUPERVISION APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

         On May 11, 2001, Peoples Federal's board of directors unanimously adopted the plan of conversion, pursuant to which it will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank to be known as "Peoples Federal Savings Bank," and we will offer and sell our common stock. We will hold all of the common stock of Peoples Federal following the conversion. We will be incorporated under Indiana law. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan by the members of Peoples Federal. A special meeting has been called for this purpose to be held on ______ __, 2001.

         In adopting the plan of conversion, Peoples Federal's board of directors determined that the conversion was advisable and in the best interests of its members and Peoples Federal. The board further determined that the interests of certain depositors in the net worth of Peoples Federal would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of Peoples Federal.

         We have received approval from the Office of Thrift Supervision to become a savings and loan holding company and to acquire all of the common stock of Peoples Federal to be issued in connection with the conversion. We intend to retain 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Peoples Federal. Based on the minimum and maximum of the offering range, we intend to use approximately $782,000 and approximately $1.1 million, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.

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         The plan of conversion provides generally that we will offer shares of common stock for sale in the Subscription Offering to Peoples Federal's Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and officers, directors and employees of Peoples Federal. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

         The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $9,775,000 to $13,225,000. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

         The following discussion of the conversion summarizes the material aspects of the plan of conversion. The summary is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the offices of Peoples Federal and at the offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."

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PURPOSES OF CONVERSION

         As a mutual savings association, Peoples Federal does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Peoples Federal will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in our and Peoples Federal's capital base, which will support our and Peoples Federal's operations.

         The conversion will permit Peoples Federal's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets.

         The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

         After the conversion, the unissued common and preferred stock authorized by our articles of incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management - New Stock Benefit Plans."

EFFECTS OF CONVERSION

         GENERAL. Before the conversion, each depositor in Peoples Federal has both a deposit account in the institution and a pro rata ownership interest in the net worth of Peoples Federal, which interest may only be realized in the event of a liquidation of Peoples Federal. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of Peoples Federal, which is lost to the extent that the balance in the account is reduced.

         Consequently, Peoples Federal depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Peoples Federal is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Peoples Federal after other claims, including claims of depositors to the amount of their deposits, are paid.

         When Peoples Federal converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Peoples Federal, and Peoples Federal will become our wholly owned subsidiary. Our common stock and the common stock of Peoples Federal are separate and apart from deposit accounts of Peoples Federal and cannot be and are not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of our and Peoples Federal's common stock. Our stock


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certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Peoples Federal.

         CONTINUITY. While the conversion is being accomplished, the normal business of Peoples Federal of accepting deposits and making loans will continue without interruption. Peoples Federal will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the conversion, Peoples Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of Peoples Federal at the time of the conversion will continue to serve as directors and officers of Peoples Federal after the conversion. Our directors and officers consist of individuals currently serving as directors and officers of Peoples Federal, and they will retain their positions in Peoples Federal after the conversion.


         EFFECT ON DEPOSIT ACCOUNTS. Under the plan of conversion, each depositor in Peoples Federal at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock with respect to those depositors who authorize such a withdrawal and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.


         EFFECT ON LOANS. No loan outstanding from Peoples Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and borrowers of Peoples Federal are members of, and have voting rights in, Peoples Federal as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of Peoples Federal. After the conversion, we will have all of the voting rights in Peoples Federal since we will be the sole stockholder of Peoples Federal. Exclusive voting rights with respect to us will be vested in the holders of our common stock. Depositors and borrowers of Peoples Federal will not have voting rights in us after the conversion, except to the extent that they become our stockholders.

         TAX EFFECTS. To complete the conversion, we must receive rulings or opinions with regard to federal and Indiana income taxation which indicate that the conversion will not be taxable for federal or Indiana income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Indiana income tax consequences of the conversion. See "- Tax Aspects."

       EFFECT ON LIQUIDATION RIGHTS. If Peoples Federal were to liquidate, all claims of Peoples Federal's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of Peoples Federal would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Peoples Federal immediately prior to liquidation. In the unlikely event that Peoples Federal were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the sole stockholder of Peoples Federal. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or


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similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Peoples Federal has retained RP Financial, LC to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, RP Financial's fees and out-of-pocket expenses are estimated to be $35,000. Peoples Federal has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Peoples Federal to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         An appraisal has been made by RP Financial in reliance upon the information contained in this document, including the financial statements. RP Financial also considered the following factors, among others:

         o the present and projected operating results and financial condition of us and Peoples Federal and the economic and demographic conditions in Peoples Federal's existing marketing area;

         o certain historical, financial and other information relating to Peoples Federal;

         o a comparative evaluation of the operating and financial statistics of Peoples Federal with those of other similarly situated publicly traded savings institutions located in Indiana and other regions of the United States;

         o        the aggregate size of the offering of the common stock;

         o the impact of the conversion on Peoples Federal's net worth and earnings potential;

         o        the proposed dividend policy of us and Peoples Federal; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         In determining the amount of the appraisal, RP Financial reviewed Peoples Federal's price/earnings ("P/E"), price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 11 thrift holding companies. The peer group included companies with:

         o        assets averaging $202 million,

         o        non-performing assets averaging 0.89% of total assets,

         o        loans receivable equal to at least 53% of total assets,


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         o        equity equal to more than 8% of assets,

         o price/earnings ratios equal to an average of 15.4x and ranging from 9.0x to 26.0x, and

         o        positive core earnings for the most recent 12 months.

         At the midpoint of the appraisal, Peoples Federal's pro forma P/E and P/A ratios as of or for the trailing twelve months ended March 31, 2001 were 13.1x and 9.5%, respectively, compared to ratios for the peer group of 15.4x and 11.7%, respectively. Also at the midpoint of the appraisal, Peoples Federal's pro forma P/B ratio at March 31, 2001 was 50.3%, compared to 96.1% for recently completed conversions listed on major stock exchanges.

         On the basis of the foregoing, RP Financial gave us an opinion, dated June 8, 2001, that the estimated pro forma market value of the common stock ranged from a minimum of $9,775,000 to a maximum of $13,225,000, with a midpoint of $11,500,000. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of our employee stock ownership plan. In the event the offering range is updated to amend the value of Peoples Federal below $9,775,000 or above $15,208,750 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

         In the event we receive orders for common stock in excess of $13,225,000 (the maximum of the offering range) and up to $15,208,750 (the maximum of the offering range, as adjusted by 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects the increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 1,322,500 shares will first be used, if necessary, to fill the order of our employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

         RP FINANCIAL'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY PEOPLES FEDERAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF PEOPLES FEDERAL. THE VALUATION CONSIDERS PEOPLES FEDERAL AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF PEOPLES FEDERAL. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.

         Before we complete the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 1,520,875 shares to reflect changes in market and financial conditions or to fill the order of our employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

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         No sale of shares of common stock in the conversion may be completed unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

         Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at Peoples Federal's passbook rate of interest, and withdrawal authorizations will be canceled. Any change in the offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "-Limitations on Common Stock Purchases."

         An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - An Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

         The appraisal report of RP Financial has been filed as an exhibit to our Registration Statement and Peoples Federal's Application for Conversion, both of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

WE PLAN TO ESTABLISH THE PFS COMMUNITY FOUNDATION

         GENERAL. To continue Peoples Federal's commitment to the communities that it serves, the plan of conversion provides that Peoples Federal and we will establish the PFS Community Foundation, as a non-stock Delaware corporation. The foundation will be funded with our common stock. By increasing Peoples Federal's visibility and reputation in the communities that it serves, Peoples Federal believes that the foundation will enhance the long-term value of its community banking franchise. The foundation will be dedicated to charitable purposes within the communities served by Peoples Federal, including community development activities.

         PURPOSE OF THE FOUNDATION. The purpose of the foundation is to provide funding to support charitable causes and community development activities. Traditionally, Peoples Federal has emphasized community lending and community development activities within the communities that it serves. The foundation is being formed as a complement to Peoples Federal's existing community activities. While Peoples Federal intends to continue to


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emphasize community lending and community development activities following the conversion, such activities are not Peoples Federal's sole corporate purpose. PFS Community Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to Peoples Federal. We believe that the foundation will enable us and Peoples Federal to assist the local community in areas beyond community development and lending.

         The board of directors believes the establishment of a charitable foundation is consistent with Peoples Federal's commitment to community reinvestment activities. The board further believes that the funding of the foundation with our common stock is a means of enabling the communities served by Peoples Federal to share in our growth and success long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and Peoples Federal, forming a partnership with Peoples Federal's community. The establishment of the foundation also will enable us and Peoples Federal to develop a unified charitable donation strategy. Peoples Federal, however, does not expect the contribution to the foundation to take the place of its traditional community lending activities. In this respect, Peoples Federal may continue to make contributions to other charitable organizations and/or it may make additional contributions to the foundation.

         STRUCTURE OF THE FOUNDATION. Two members of both our board and Peoples Federal's board of directors (Messrs. Green and Laker) and one other individual chosen based on [HIS/HER] commitment and service to charitable and community purposes will comprise the foundation's initial board of directors. The other individual will not be affiliated with us or Peoples Federal. There are no plans to change the size or composition of the foundation's board of directors during the one-year period after the completion of the conversion. Peoples Federal currently intends that less than a majority of Peoples Federal's or our directors also will serve as directors of the foundation. Following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors.

         A nominating committee of the foundation's board will nominate individuals eligible for election to the board of directors. The members of the foundation, who are comprised of its board members, will elect the directors from those nominated by the nominating committee. Directors will be divided into three classes with each class appointed for three-year terms. It is not anticipated that the members of our board and Peoples Federal's board of directors who also serve as a director of the foundation will receive any additional compensation for serving as a director of the foundation. We have not determined whether the other foundation directors will receive any compensation. The certificate of incorporation of the foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's certificate of incorporation also provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors, officers or members. The foundation will make no award, grant or distribution to any director, officer or employee of us or Peoples Federal or to any of our affiliates. In addition, the conflict of interest rules of the OTS will apply to those persons, if they serve as an officer, director or employee of the foundation.

         The board of directors of the foundation will have the authority for the affairs of the foundation. Among the responsibility of the foundation directors is the establishment of the policies of the foundation with respect to its grants or donations, consistent with the purposes of the foundation. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with its charitable purpose. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of our common stock held by the foundation.


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However, it is expected that as a condition to receiving the approval of the OTS to Peoples Federal's conversion, that the foundation will be required to commit to the OTS that all shares of our common stock held by the foundation will be voted in the same ratio as all other shares of our common stock, on all proposals considered by our stockholders. However, the OTS may waive this voting restriction under certain circumstances. If a waiver is granted, the OTS may impose additional conditions regarding the composition of the foundation's board of directors.

         The foundation's place of business is expected to be located at Peoples Federal's administrative offices. Initially, the foundation is expected to have no separate employees but will utilize the staff of Peoples Federal and may pay Peoples Federal for the value of these services. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation. In this regard, it is expected that the OTS will require Peoples Federal to provide it with a commitment that, to the extent applicable, Peoples Federal will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Peoples Federal and the foundation.



         We intend to capitalize the foundation with the number of shares equal to 2.0% of the shares of our common stock of sold in the stock offering which would have a market value of $195,500 to $264,500 ($304,175 at the maximum, as adjusted), based on the purchase price of $10.00 per share. Messrs. Green and Laker, who will serve as initial directors of the foundation, and their affiliates, intend to purchase, subject to availability, an aggregate of 50,000 shares of common stock. The shares of common stock to be acquired by the foundation, when combined with the proposed purchases of shares of common stock by Messrs. Green and Laker and their affiliates will total 73,000 shares or 6.35% of the total number of shares of common stock to be issued and outstanding, assuming the sale of 1,150,000 shares of our common stock.



         The foundation will receive working capital from any dividends paid on the common stock, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market permitted from time to time to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5.0% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of our common stock is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5.0% of the average market value of the assets held by the foundation. This condition does not apply where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation's assets and as such would jeopardize the foundation's capacity to carry out its charitable purposes. Failure to distribute this minimum return will require the payment of substantial federal taxes. Upon completion of the conversion and the contribution of shares of common stock to the foundation, we would have 997,050, 1,173,000, 1,348,950 and 1,551,293 shares issued and outstanding based on the minimum, midpoint, maximum and maximum as adjusted of the estimated offering range.

         TAX CONSIDERATIONS. Our outside tax advisor has advised us that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Internal Revenue Code. The foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation's status as a Section 501(c)(3) organization will be the date of its organization. Our outside tax advisor, however, has not advised us on the regulatory condition to the contribution which is expected to

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require that all shares of our common stock held by the foundation must be voted in the same ratio as all other outstanding shares of our common stock, on all proposals considered by our stockholders. Consistent with the expected condition, in the event that our legal counsel or the foundation's legal counsel renders an opinion that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by us or the foundation satisfactory to the OTS. See "-Regulatory Conditions Imposed on the Foundation."

         The Internal Revenue Code generally allows a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year. Charitable contributions made by us in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion. In making such a determination, we considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering. Based on such consideration, we believe that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Peoples Federal's capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the foundation to the communities served by Peoples Federal. In this regard, assuming the sale of shares at the maximum of the estimated offering range, we would have pro forma stockholders' equity of $24.8 million or _____% of pro forma consolidated assets and Peoples Federal's pro forma leverage, risk-based and total capital ratios would be 16.03%, 28.23% and 16.03%, respectively. See "Peoples Federal Bank Exceeds All Regulatory Capital Requirements," "Capitalization," "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" and "Pro Forma Data." We believe that the amount of the charitable contribution is reasonable given Peoples Federal's pro forma capital position. As such, we believe that the contribution does not raise safety and soundness concerns.

         We have received an opinion of our outside tax advisor that the contribution of our own stock to the foundation should not constitute an act of self-dealing. We should also, more likely than not be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to us for such stock, subject to the annual deduction limitation described above. However, we would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Our outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. Assuming the close of the stock offering at the maximum of the estimated price range, we estimate that all of the contribution should be deductible over the six-year period. We and/or Peoples Federal may make further contributions to the foundation following the initial contribution. In addition, Peoples Federal and we also may continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of, among other factors, our financial condition and that of Peoples Federal at that time, the interests of stockholders and depositors of Peoples Federal, and the financial condition and operations of the foundation.

         Although we have received an opinion of our outside tax advisor that we will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, our contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes the determination.

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         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the foundation's fiscal year. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

         REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of PFS Community Foundation is expected to be subject to the following conditions being agreed to in writing by the foundation as a condition to receiving the OTS' approval of the conversion:

         (1)      the foundation will be subject to examination by the OTS;

         (2) the foundation must comply with supervisory directives imposed by the OTS;

         (3) the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy;

         (4) any shares of our common stock held by the foundation must be voted in the same ratio as all other shares of our common stock, voting on all proposals considered by our stockholders; provided, however, that, consistent with the condition, the OTS could waive this voting restriction under certain circumstances and subject to certain conditions if compliance with the voting restriction would:

                  a. cause a violation of the law of the State of Delaware, and the OTS determines that federal law would not preempt the application of the laws of Delaware to the foundation;

                  b. would cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

                  c. would cause the foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code; and

         In order to obtain a waiver of condition number 4 above, our legal counsel or the foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for us or the foundation to seek a waiver from the OTS from these restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the OTS may either impose a condition that provides a certain portion of the members of the foundation's board of directors shall be persons who are not directors, officers or employees of us, Peoples Federal or any affiliate or impose other conditions relating to


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control of the foundation's common stock as is determined by the OTS to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the common stock held by the foundation.

         Various OTS regulations may be deemed to apply to the foundation including regulations regarding transactions with affiliates, conflicts of interest and capital distributions. Because only two directors who are common to both us and Peoples Federal are expected to serve as directors of the foundation, we do not believe that the foundation should be deemed an affiliate of Peoples Federal. We anticipate that the foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations. Peoples Federal has provided information to the OTS demonstrating that the initial contribution of our common stock to the foundation would be within the amount which Peoples Federal would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by Peoples Federal.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

         (1)      Eligible Account Holders,

         (2)      Our employee stock ownership plan,

         (3)      Supplemental Eligible Account Holders,

         (4)      Other Members of Peoples Federal, and

         (5)      directors, officers and employees of Peoples Federal.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

         (a)      $150,000 (15,000 shares) of common stock offered, and

         (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 1999 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

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         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Peoples Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1999.

         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 78,200 shares and 105,800 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Peoples Federal's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), our employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - An Increase in the Offering Range Would Be Dilutive."

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

         (a)      $150,000 (15,000 shares) of common stock offered, and

         (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on [JUNE 30,] 2001(the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "-Limitations on Common Stock Purchases."

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         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock offered, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been fulfilled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

         PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Peoples Federal will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 23% of the shares of common stock offered in the Subscription Offering provided, however; that no director, officer or employee may purchase more than 5% of the shares of common stock offered. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows such persons to purchase in the aggregate up to 33% of common stock sold in the conversion. See "- Limitations on Common Stock Purchases."

         In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with Peoples Federal, one point for each salary increment of $5,000 per annum and five points for each office presently held in Peoples Federal, including directorships. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Eastern Daylight Time, on _____ __, 2001 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The Subscription Offering may


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not be extended beyond _____ __, 2003. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.

         We will not execute orders until at least the minimum number of shares of common stock (_____ shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Peoples Federal pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Peoples Federal, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Dearborn, Switzerland and Ohio Counties, Indiana (such natural persons referred to as "Preferred Subscribers"). Persons, together with their associates, or a group of persons acting in concert may purchase up to $150,000 (15,000 shares) of common stock offered in the Community Offering, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

         THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

SYNDICATED COMMUNITY OFFERING

         The plan of conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Prestige Financial Center, Inc. acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Prestige Financial Center nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Prestige Financial Center has agreed to use its best efforts in the sale of shares in the Syndicated Community


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Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. The amount of shares that any person, together with any associate, or group of persons acting in concert may purchase in the Syndicated Community Offering can not exceed 5% of the shares of common stock offered in the Subscription Offering. Orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

         It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we and Prestige Financial Center believe that enough indications and orders have been received in the offering to consummate the conversion, Prestige Financial Center will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at Peoples Federal's passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

         The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the Expiration Date, unless further extended with the consent of the Office of Thrift Supervision. The offering may not be extended beyond _____ __, 2003.

PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         o the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;


         o the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us, Peoples Federal or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or


         o such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

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Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, Peoples Federal or our officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

                  (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 (15,000 shares) of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

                  (3) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range;

                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 (15,000 shares) of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

                  (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase up to $150,000 (15,000 shares) of common stock offered in the Subscription Offering or Community Offering, subject to the overall limitation in clause (6) below;

                  (6) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $250,000 (25,000 shares) of common stock; and

                  (7) No more than 33% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Peoples Federal and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

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         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Peoples Federal, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If such amount is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

         In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

                  (1) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;

                  (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

                  (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

                  (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum;

                  (5) in the event there is an oversubscription by our directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the adjusted maximum; and

                  (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the adjusted maximum.

         The term "associate" of a person is defined to include the following:

                  (a) any corporation or other organization (other than us, Peoples Federal or a majority-owned subsidiary of Peoples Federal) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our or Peoples Federal's tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                  (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose

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pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on Peoples Federal's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

         To assist us and Peoples Federal in marketing the common stock, we have retained the services of Young & Associates, Inc. and Prestige Financial Center, Inc. Young and Associates will assist us as follows: (1) providing advice regarding the financial implications of the conversion; (2) reviewing the appraisal and business plan prepared in connection with the conversion; (3) training the staff of Peoples Federal in connection with the conversion; and (4) providing oversight of the Sales Center during the conversion. Prestige Financial, which is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc., will assist us in the conversion as follows: (1) reviewing the offering materials from a marketing perspective; (2) providing general securities training for the staff of Peoples Federal; (3) preparing marketing materials for use in the Subscription and Community Offering; (4) assisting in the establishment and oversight of the Stock Sales Center; (5) preparing data to assist the transfer agent in issuing stock certificates upon completion of the conversion; and (6) assisting in collecting and tabulating proxies from the members of Peoples Federal.

         For providing these services, we have paid to Young and Associates a non-refundable retainer of $15,000, and have agreed to pay an additional fee of $10,000 payable upon the completion of conversion. We have also agreed to pay to Prestige Financial a marketing fee of $85,000 payable upon the completion of the conversion. We will also reimburse Young and Associates for any reasonable out-of-pocket expenses incurred in the conversion, including expenses relating to travel, printing, copying, communications and mailing, in an amount not to exceed $2,500, and have agreed to reimburse Prestige Financial for any such out-of-pocket expenses and disbursements, including fees of counsel, in an amount not to exceed $25,000. Offers and sales in the Subscription Offering and the Community Offering will be on a best efforts basis and, as a result, neither Young and Associates nor Prestige Financial is obligated to purchase any shares of the common stock that we issue in the conversion. We have also agreed to indemnify Young and Associates and Prestige Financial, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Prestige Financial's engagement by us, including liabilities under the Securities Act .

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of Peoples Federal and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from _______. Other employees of Peoples Federal may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

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PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Peoples Federal (which may be given by completing the appropriate blanks in the order form), must be received by Peoples Federal by 12:00 noon, Eastern Daylight Time, on the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 1999) or the Supplemental Eligibility Record Date ([JUNE 30,] 2001) and depositors as of the close of business on the Voting Record Date (_____ __, 2001) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

         Payment for subscriptions may be made (1) in cash only if delivered in person at the main office of Peoples Federal Savings Association, Second and Bridgeway Streets, Aurora, Indiana, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with Peoples Federal. Interest will be paid on payments made by cash, check or money order at Peoples Federal's passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.

         If a subscriber authorizes Peoples Federal to withdraw the amount of the purchase price from his deposit account, Peoples Federal will do so as of the effective date of the conversion. Peoples Federal will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

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         Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or PFS Bancorp, Inc. to lend to our employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which our employee stock ownership plan subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Peoples Federal. Persons with IRAs maintained at Peoples Federal must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Peoples Federal, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

         WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

         In the unlikely event of a complete liquidation of Peoples Federal in its present mutual form, each depositor of Peoples Federal would receive his pro rata share of any assets of Peoples Federal remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Peoples Federal at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Peoples Federal, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Peoples Federal. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of Peoples Federal above that amount.

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         The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Peoples Federal's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of March 31, 2001, the initial balance of the liquidation account would be approximately $13.6 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Peoples Federal, would be entitled, upon a complete liquidation of Peoples Federal after the conversion, to an interest in the liquidation account prior to any payment to us as the sole stockholder of Peoples Federal. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in Peoples Federal at the close of business on December 31, 1999, or [JUNE 30,] 2001, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1999, eligibility record date (or the [JUNE 30,] 2001, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Peoples Federal on such dates. For deposit accounts in existence at both the December 31, 1999 eligibility record date and the [JUNE 30,] 2001 supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in our or Peoples Federal's published financial statements.

         If, however, on any December 31 annual closing date of Peoples Federal, commencing December 31, 2001, the amount in any deposit account is less than the amount in such deposit account on December 31, 1999 or [JUNE 30,] 2001, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to us as the sole stockholder of Peoples Federal.

TAX ASPECTS

         Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Indiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. The following discussion includes all material federal tax aspects of the offering.

         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

                  (1) Peoples Federal's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

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                  (2) no gain or loss will be recognized by us upon our purchase of Peoples Federal's capital stock;

                  (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in Peoples Federal in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in Peoples Federal in its mutual form;

                  (4) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of the depositors' deposit accounts in Peoples Federal immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

                  (5) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and

                  (6) the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

         Grant Thornton LLP, Cincinnati, Ohio, also has rendered an opinion that the foregoing tax effects of the conversion under Indiana law are substantially the same as they are under federal law.

         In the opinion of RP Financial, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         The opinions of Elias, Matz, Tiernan & Herrick, Grant Thornton and RP Financial are filed as exhibits to the Registration Statement that we filed with the SEC. See "Additional Information."

         Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

         Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for


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common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS


         Various approvals of the Office of Thrift Supervision are required to complete the conversion. The Office of Thrift Supervision approved the plan of conversion, subject to approval by Peoples Federal's members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to the following standard conditions:



(1) The acquisition of Peoples Federal by PFS Bancorp must be completed within 120 days of approval of the application;



(2)  File Company, legal and accounting certifications with the OTS; and



(3) PFS Bancorp must not take any action that would prevent its stock from being listed on an exchange or quoted on the Nasdaq system.


         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

         All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

         Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the conversion.

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              RESTRICTIONS ON ACQUISITION OF US AND PEOPLES FEDERAL
                      AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL

         As described below, certain provisions in our articles of incorporation and bylaws and in our proposed benefit plans, together with provisions of Indiana corporate law and Office of Thrift Supervision regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of us.

RESTRICTIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS

         GENERAL. A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion of our articles of incorporation and bylaws summarizes the material provisions which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also will render the removal of our current board of directors or management more difficult. The following description of certain of the provisions of our articles of incorporation and bylaws is necessarily general and reference should be made in each case to the articles of incorporation and bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         LIMITATION ON VOTING RIGHTS. Article XI.B. of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of:

                  (1) more than 10% of our issued and outstanding shares of any class of our equity securities, or

                  (2) any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of our equity securities.

The term "person" is broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to the following:

         o any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf,

         o any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, or

         o any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors.

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In the event that shares are acquired in violation of Article XI.B, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our board of directors may cause these excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of sale.

         BOARD OF DIRECTORS. Article V.B of our articles of incorporation contains provisions relating to the board of directors and provides, among other things, that the board of directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of PFS Bancorp, Inc." The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of our incumbent board of directors. Cumulative voting in the election of directors is not permitted.

         Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of more than 50% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to us. Any vacancy occurring in the board of directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the board of directors is present, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

         Article III, Section 14 of our Bylaws governs nominations for election to the board of directors, and requires all nominations for election to the board other than those made by the board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by us in connection with the immediately preceding annual meeting of our stockholders, provided that, with respect to the first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on June 26, 2002. Each such notice shall set forth the following:

         (a) the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

         (b) the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

         (c) the class and number of shares of our stock beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our articles of incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner

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in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

          (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

         (f) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (c) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

         (g) the consent of each nominee to serve as our director if so elected.

         The provisions regarding director elections and other provisions in the articles of incorporation and bylaws are generally designed to protect our ability of our board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us by making it more difficult and time-consuming to change majority control of the board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of our board of directors even if holders of a majority of our capital stock believed that a change in the composition of the board of directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

         The procedures regarding stockholder nominations will provide our board of directors with sufficient time and information to evaluate a stockholder nominee to the board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies in opposition to such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in our and our stockholders' best interests.

         AUTHORIZED SHARES. Article VI of our articles of incorporation authorizes the issuance of 15,000,000 shares of stock, of which 5,000,000 shares shall be shares of serial preferred stock, and 10,000,000 shares shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide us with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management

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to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Article VIII of our articles of incorporation provides that special meetings of our stockholders may only be called by the following:

         o        the Chairman of the Board, or

         o        three-fourths of the board of directors.

The articles of incorporation also provide that any action permitted to be taken at a meeting of stockholders may only be taken at such a meeting.

         Article II.12 of our bylaws provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be brought before the meeting by or at the direction of the board of directors or by a stockholder who has given timely and complete notice thereof in writing to us. For stockholder proposals to be included in our proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of our proxy materials in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by us not later than the close of business on June 26, 2002. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

         (a) a description of the proposal desired to be brought before the annual meeting;

         (b) the name and address, as they appear on our books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal;

         (c) the class and number of our shares beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our articles of incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such proposal on the date the notice is given to us and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

         (d) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation; and

         (e) any material interest of the stockholder in such business.

         The procedures regarding stockholder proposals are designed to provide the board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in our or our stockholders best interests.

         AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Article XII of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of our board of directors and then by the holders of at least a majority of our shares entitled to vote in an election of directors ("Voting Shares"), except that any amendment to our Articles of Incorporation with respect to:

         o        the board of directors (Article V),
         o        meetings of shareholders and our bylaws (Article VIII),
         o        shareholder approvals of mergers, sale or dissolutions
                  (Article X), or
         o offers or acquisitions of our common stock (Article XI) must be approved by 80% of our Voting Shares.

         Our bylaws may be amended by a majority of the board of directors.

INDIANA CORPORATE LAW

         Several provisions of the Indiana Business Corporation Law could affect the acquisition of shares of our common stock or otherwise affect the control of us. The Indiana Business Corporation Law prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as us and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

         In addition, the Indiana Business Corporation Law contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote those shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. We, however, will be subject to this statute because of our desire to discourage non-negotiated hostile takeovers by third parties.

         The Indiana Business Corporation Law specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may , but need not be, issued to shareholders on a pro rata basis.

         The Indiana Business Corporation Law specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Our articles of incorporation contain a provision having a similar effect. Under the Indiana Business Corporation Law, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the Indiana Business Corporation Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

         In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the Indiana Business Corporation Law to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         Because of the foregoing provisions of the Indiana Business Corporation Law, our Board of Directors will have flexibility in responding to unsolicited proposals to acquire us and, accordingly, it may be more difficult for an acquiror to gain control of us in a transaction not approved by our board of directors.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

         The foregoing provisions of our articles of incorporation and bylaws and Indiana law could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

         In addition, certain provisions in our proposed stock benefit plans provide for accelerated benefits to participants in the event of a change in control of us. See "Management - New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of us.

         Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our and our future stockholders' best interests. In the board of directors' judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our and our future stockholders' best interests to encourage potential acquirors to negotiate directly with the board and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and where the transaction is in the best interests of all stockholders.

         Despite the board of directors' belief as to the benefits to our stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

         We are not aware of any effort that might be made to acquire control of us.

REGULATORY RESTRICTIONS

         Applicable law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if:

         o it would result in a monopoly or substantially lessen competition,

         o the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

         o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

         For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for:

                  (1) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

                  (2) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,

                  (3) offers in the aggregate for up to 24.9% by our ESOP or other tax-qualified plans, and

                  (4) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion. Such prohibition also is applicable to the acquisition of the common stock.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

         Previously, the Office of Thrift Supervision routinely approved acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after one year from conversion, especially where such acquisitions were negotiated with the target company. The Office of Thrift Supervision, however, recently indicated that it would be more restrictive in approving acquisitions of greater than 10% during the three years following a conversion. As a result, the Office of Thrift Supervision may preclude any acquisition of control of us for at least three years after completion of the conversion.

         In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights for common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."


                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

         We are authorized to issue 15,000,000 shares of capital stock, of which 10,000,000 are shares of common stock, par value $.01 per share and 5,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 1,348,950 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

         OUR COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         DIVIDENDS. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay Semiannual Cash Dividends." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon completion of the conversion, the holders of common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under Indiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Us and Peoples Federal and Related Anti-Takeover Provisions," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of Peoples Federal, we, as the sole holder of Peoples Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Peoples Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights of Certain Depositors"), all assets of Peoples Federal available for distribution. In the event of any liquidation, dissolution or winding up of us, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

PREFERRED STOCK

         None of our authorized shares of preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS

         The financial statements of Peoples Federal as of June 30, 2000 and 1999 and for each of the years ended June 30, 2000 and 1999 included in this prospectus have been included herein in reliance upon the report of Grant Thornton L.L.P. independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial, LC has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Indiana income tax consequences of the conversion will be passed upon for us by Grant Thornton L.L.P., Cincinnati, Ohio.


                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as PFS Bancorp, Inc.). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

         Peoples Federal has filed an Application for Conversion with the Office of Thrift Supervision with respect to the conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the Office of Thrift Supervision located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

         In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, we and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.

         A copy of the plan of conversion, our articles of incorporation and the bylaws and Peoples Federal's charter and bylaws are available without charge from Peoples Federal. Requests for such information should be directed to: Mr. Mel E. Green, Chief Executive Officer and Managing Officer, Peoples Federal Savings Bank, Second and Bridgeway Streets, Aurora, Indiana, 47001, telephone number (812) 926-0631.

Copies of the appraisal report of RP Financial, including any amendments thereto, are available from Peoples Federal at the above address.

INDEX

                          INDEX TO FINANCIAL STATEMENTS



                     PAGE

                     ----
Report of Independent Certified Public
Accountants.......................................              F-2

Financial Statements

   Statements of Financial Condition (As of March 31, 2001 (unaudited), June 30,
              2000 and
1999).............................................................
F-3

   Statements of Earnings for the years ended June 30, 2000 and
1999.....................               36

   Statements of Comprehensive Income (for the nine months ended March 31, 2001
and
         2000 (unaudited) and the years ended June 30, 2000, 1999 and
1998)..............              F-4

   Statements of Retained Earnings (for the nine months ended March 31, 2001 and
2000
              (unaudited) and the years ended June 30, 2000, 1999 and 1998
(audited).....              F-5

   Statements of Cash Flows (for the nine months ended March 31, 2001 and 2000
             (unaudited) and the years ended June 30, 2000, 1999 and 1998
(audited)......              F-6

Notes to Financial
Statements............................................................
   F-8

         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

         PFS Bancorp, Inc. incorporated in June 2001. We have engaged in only minimal activities to date; accordingly, our financial statements have been omitted because of their immateriality.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Peoples Federal Savings Bank

We have audited the accompanying statements of financial condition of Peoples Federal Savings Bank as of June 30, 2000 and 1999, and the related statements of earnings, comprehensive income, retained earnings and cash flows for the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Federal Savings Bank as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton LLP

Cincinnati, Ohio
August 23, 2000

                          PEOPLES FEDERAL SAVINGS BANK
                        STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)



   MARCH 31,              JUNE 30,
         ASSETS
        2001         2000         1999

 (unaudited)
Cash and due from banks
    $  1,421     $    940     $    721
Interest-bearing deposits in other financial institutions
      11,862        7,861        4,657

    --------    ---------     --------
         Cash and cash equivalents
      13,283        8,801        5,378

Investment securities designated as available for sale -
  at market
       1,343        1,054        1,509
Investment securities held to maturity - at amortized cost, which approximates market
         169          178          185
Mortgage-backed securities held to maturity - at amortized cost, which approximates market
          -             1            5
Loans receivable - net
      96,141       95,492       92,827
Office premises and equipment - at depreciated cost
       1,127        1,194        1,140
Real estate acquired through foreclosure
         102            6          121
Property acquired in settlement of loans
          -            26           -
Federal Home Loan Bank stock - at cost
         694          694          691
Accrued interest receivable
         468          482          403
Prepaid expenses and other assets
          60           47           44
Prepaid federal income taxes
          -            -            74

   ---------    ---------     --------
         Total assets
    $113,387     $107,975     $102,377

   =========    =========     ========

         LIABILITIES AND RETAINED EARNINGS

Deposits
   $  95,754    $  90,822    $  85,561
Advances from the Federal Home Loan Bank
       3,000        3,750        3,750
Advances by borrowers for taxes and insurance
         109           67          106
Accrued interest payable
          61           39           59
Deferred compensation
         611           -            -
Other liabilities
         132          131           66
Accrued federal income taxes
          10           26           -
Deferred federal income taxes
         159          288          493

   ---------    ---------     --------
         Total liabilities
      99,836       95,123       90,035

Commitments and contingent liabilities
          -            -            -

Retained earnings - substantially restricted
      12,678       12,173       11,363

Accumulated other comprehensive income - unrealized gains on securities designated as available for sale, net of related tax effects
         873          679          979

   ---------    ---------     --------
         Total retained earnings
      13,551       12,852       12,342

   ---------    ---------     --------
         Total liabilities and retained earnings
    $113,387     $107,975     $102,377

   =========    =========     ========


The accompanying notes are an integral part of these statements.

                          PEOPLES FEDERAL SAVINGS BANK

                             STATEMENTS OF EARNINGS

                                 (In thousands)


                                                                      NINE
MONTHS ENDED                 YEAR ENDED
                                                                          MARCH
31,                    JUNE 30,
                                                                     2001
 2000         2000       1999       1998

(unaudited)
Interest income
  Loans                                                            $5,853
$5,460       $7,349     $7,161     $7,591
  Investment and mortgage-backed securities                            21
   24           21         25         28
  Interest-bearing deposits and other                                 429
  217          333        337        322
                                                                   ------
------       ------     ------     ------
         Total interest income                                      6,303
5,701        7,703      7,523      7,941

Interest expense
  Deposits                                                          3,568
2,981        4,051      4,111      4,259
  Borrowings                                                          157
  195          258        237        305
                                                                   ------
------       ------     ------     ------
         Total interest expense                                     3,725
3,176        4,309      4,348      4,564
                                                                    -----
-----        -----      -----      -----

         Net interest income                                        2,578
2,525        3,394      3,175      3,377

Provision for losses on loans                                         132
   64           88         84         80
                                                                   ------
-------      -------    -------    -------

         Net interest income after provision for
           losses on loans                                          2,446
2,461        3,306      3,091      3,297

Other income
  Gain on sale of real estate acquired through foreclosure              2
   -             3         -           7
  Gain on sale of investment securities                               344
   -            -          -          -
  Gain on sale of equipment                                            -
   -            -          -          12
  Service fee income on deposits                                      148
  124          176        144        121
  Other operating                                                      99
   77          112        130        110
                                                                   ------
------       ------     ------     ------
         Total other income                                           593
  201          291        274        250

General, administrative and other expense
  Employee compensation and benefits                                1,390
  756        1,004        952        895
  Occupancy and equipment                                             189
  268          333        268        202
  Data processing                                                     168
  190          245        246        205
  Federal deposit insurance premiums                                   37
   52           64         49         49
  Advertising                                                          60
   68           90         73         58
  Other operating                                                     308
  406          473        530        403
                                                                   ------
------       ------     ------     ------
         Total general, administrative and other expense            2,152
1,740        2,209      2,118      1,812
                                                                    -----
-----        -----      -----      -----

         Earnings before income taxes                                 887
  922        1,388      1,247      1,735

Income taxes
  Current                                                             611
  412          628        525        698
  Deferred                                                           (229)
  (38)         (50)       (32)       (25)
                                                                   ------
-------      -------    -------    -------
         Total income taxes                                           382
  374          578        493        673
                                                                   ------
------       ------     ------     ------
         NET EARNINGS                                             $   505      $
  548      $   810    $   754     $1,062
                                                                   ======
======       ======     ======      =====


The accompanying notes are an integral part of these statements.

                          PEOPLES FEDERAL SAVINGS BANK

                       STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)

                                                                        NINE
MONTHS ENDED                 YEAR ENDED

MARCH 31,                      JUNE 30,
                                                                       2001
   2000         2000       1999       1998

(unaudited)
Net earnings                                                           $505
   $548         $810       $754      $1,062

Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) on securities, net of
    taxes (benefits) of $143 and $(122) during the nine months ended March 31, 2001 and 2000, respectively and $(155),
    $97 and $107 during the fiscal years ended June 30,
    2000, 1999 and 1998, respectively                                   421
   (237)        (300)       188         207

Reclassification adjustment for realized gains included in
  earnings, net of tax of $117                                         (227)
     -            -          -           -
                                                                        ---
    ---          ---        ---       -----

Comprehensive income                                                   $699
   $311         $510       $942      $1,269
                                                                        ===
    ===          ===        ===       =====

Accumulated comprehensive income                                       $873
   $742         $679       $979      $  791
                                                                        ===
    ===          ===        ===       =====

The accompanying notes are an integral part of these statements.


                                       F-5
vc

                          PEOPLES FEDERAL SAVINGS BANK

                         STATEMENTS OF RETAINED EARNINGS

                                 (In thousands)


                                                            NINE MONTHS ENDED
                 YEAR ENDED
                                                                MARCH 31,
                  JUNE 30,
                                                                     2001
        2000         1999         1998
                                                              (unaudited)
Balance at beginning of period                                    $12,852
     $12,342      $11,400      $10,131

Net earnings for the period                                           505
         810          754        1,062

Unrealized gains (losses) on securities designated as
  available for sale, net of related tax effects                      194
        (300)         188          207
                                                                 --------
    --------     --------     --------
Balance at end of period                                          $13,551
     $12,852      $12,342      $11,400
                                                                 ========
    ========     ========     ========







The accompanying notes are an integral part of these statements.

                          PEOPLES FEDERAL SAVINGS BANK

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                  NINE MONTHS
ENDED                   YEAR ENDED
                                                                     MARCH 31,
                      JUNE 30,
                                                                 2001
2000           2000         1999       1998
                                                                   (unaudited)
Cash flows from operating activities:
  Net earnings for the period                                $    505    $
548       $    810     $    754   $  1,062
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of deferred loan origination fees                (35)
(42)           (54)         (91)      (103)
    Gain on sale of investment securities                        (344)         -
             -            -          -
    Gain on sale of real estate acquired through foreclosure       (2)         -
             (3)          -          (7)
    Gain on sale of equipment                                      -           -
             -            -         (12)
    Depreciation and amortization                                  91
101            136          130         70
    Provision for losses on loans                                 132
64             88           84         80
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                  14
(35)           (79)          69        (39)
      Prepaid expenses and other assets                           (13)
(23)            (3)           1         (5)
      Deferred compensation liability                             611          -
             -            -          -
      Other liabilities                                             1
59             65           21        (12)
      Accrued interest payable                                     22
(21)           (20)          -          12
      Federal income taxes
        Current                                                   (16)
76            100         (177)        20
        Deferred                                                 (229)
(38)           (50)         (32)       (25)
                                                             --------
---------      ---------    ---------  ---------
         Net cash provided by operating activities                737
689            990          759      1,041

Cash flows provided by (used in) investing activities:
  Principal repayments on mortgage-backed securities                1
3              4            4          5
  Proceeds from maturities of investment securities                 9
7              7            8          8
  Proceeds from sale of investment securities                     349          -
             -            -          -
  Proceeds from sale of real estate acquired
   through foreclosure                                            157
172            224           -          51
  Loan principal repayments                                    23,607
23,423         30,040       38,492     34,879
  Loan disbursements                                          (24,578)
(25,117)       (32,871)     (42,205)   (36,403)
  Proceeds from sale of equipment                                  -           -
             -            -          12
  Purchase of office premises and equipment                       (24)
(192)          (190)        (148)      (233)
  Purchase of Federal Home Loan Bank stock                         -           -
             (3)          -         (17)
                                                             --------
---------      ---------    ---------  ---------
         Net cash used in investing activities                   (479)
(1,704)        (2,789)      (3,849)    (1,698)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) n deposits                            4,932
2,081          5,261        2,795       (115)
  Proceeds from Federal Home Loan Bank advances                 1,000
4,750          7,750        1,000      4,000
  Repayment of Federal Home Loan Bank advances                 (1,750)
(4,250)        (7,750)      (2,250)    (2,500)
  Advances by borrowers for taxes and insurance                    42
9            (39)           6         55
                                                             --------
---------      ---------    ---------  ---------
         Net cash provided by financing activities              4,224
2,590          5,222        1,551      1,440
                                                             --------
---------      ---------    ---------  ---------
Net increase (decrease) in cash and cash equivalents            4,482
1,575          3,423       (1,539)       783

Cash and cash equivalents at beginning of period                8,801
5,378          5,378        6,917      6,134
                                                             --------
---------      ---------    ---------  ---------
Cash and cash equivalents at end of period                   $ 13,283    $
6,953       $  8,801     $  5,378   $  6,917
                                                             ========
=========      =========    =========  =========

                          PEOPLES FEDERAL SAVINGS BANK

                                 (In thousands)


                                                                  NINE MONTHS
ENDED                   YEAR ENDED
                                                                     MARCH 31,
                      JUNE 30,
                                                              2001
2000           2000         1999       1998
                                                                   (unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for:
    Income taxes                                            $  436          $
392         $  360       $  720     $  519
                                                            ======
======         ======       ======      =====

    Interest on deposits and borrowings                     $3,703
$3,197         $4,329       $4,348     $4,552
                                                            ======
======         ======       ======      =====

Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                             $  249          $
116         $  136       $  121     $   -
                                                            ======
======         ======       ======      =====

  Unrealized gains (losses) on securities designated
    as available for sale, net of related tax effects       $  194          $
(237)        $ (300)      $  188    $   207
                                                            ======
======         ======       ======    =======

  Issuance of loans upon sale of real estate
    acquired through foreclosure                            $   20          $
171         $  171       $   -     $    42
                                                            ======
======         ======       ======    =======










The accompanying notes are an integral part of these statements.

                          PEOPLES FEDERAL SAVINGS BANK

                          NOTES TO FINANCIAL STATEMENTS

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    Peoples Federal Savings Bank ("Peoples" or the "Savings Bank") conducts a general banking business in southeastern Indiana which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, and nonresidential purposes. Peoples' profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense on interest-bearing liabilities (i.e. deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Peoples can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

    1.  BASIS OF PRESENTATION

    The financial statements as of March 31, 2001, and for the nine months ended March 31, 2001 and 2000, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and results of operations have been made. The results of operations for the nine months ended March 31, 2001, are not necessarily indicative of results which may be expected for the entire fiscal year.

    2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The Savings Bank accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Savings Bank has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or retained earnings, respectively.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

    At March 31, 2001 and June 30, 2000 and 1999, the Savings Bank's retained earnings reflected a net unrealized gain on securities designated as available for sale of approximately $873,000, $679,000 and $979,000, respectively.

    Realized gains and losses on sales of securities are recognized using the specific identification method.

    3.  LOANS RECEIVABLE

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

    4.  LOAN ORIGINATION FEES

    The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments are deferred and amortized over the life of the related loan using the interest method.

    5.  ALLOWANCE FOR LOAN LOSSES


    It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions in the primary lending area.
    When the

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    5.  ALLOWANCE FOR LOAN LOSSES (continued)

    collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

    It is the Savings Bank's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At June 30, 2000, the Savings Bank had one loan of approximately $100,000 which was defined as impaired under SFAS No. 114. The Savings Bank maintained an allowance for credit losses related to this impaired loan of approximately $10,000 at June 30, 2000. No loans were defined as impaired under SFAS No. 114 at March 31, 2001 and June 30, 1999.

    6.  OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided primarily using the straight-line and declining balance methods over the useful lives of the assets, generally estimated to be thirty years for buildings and building improvements and five to seven years for furniture and equipment. An accelerated depreciation method is used for tax reporting purposes.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    7.  REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  FEDERAL INCOME TAXES

    The Savings Bank accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Savings Bank's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred compensation, deferred loan origination fees, general loan loss allowances and the percentage of earnings bad debt deduction. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

    9.  BENEFIT PLANS

    The Savings Bank funds its defined benefit pension plan through participation in the Pentegra Defined Benefit Plan (the "Plan"). The Savings Bank is required to fund pension costs accrued. Contributions to the Plan were not required during the nine month period ended March 31, 2001 and the fiscal years ended June 30, 2000, 1999 and 1998 due to the Plan's overfunded status. The provision for pension expense is computed by the Plan's actuaries utilizing the projected unit credit cost method and assuming a 7.5% return on Plan assets. The Savings Bank is not required to disclose separate actuarial information due to the Plan's classification as a multi-employer pension plan.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  BENEFIT PLANS (continued)

    The Savings Bank has a 401(k) savings plan for all employees. All employees are eligible and receive matching contributions from the Savings Bank at a predetermined rate. Expense recognized in connection with the 401(k) savings plan totaled approximately $6,000 for each of the nine month periods ended March 31, 2001 and 2000, and $8,000, $8,000 and $9,000 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

    Peoples initiated a profit sharing plan during fiscal 1999, which provides for additional compensation to employees if the Savings Bank meets certain performance goals. Approximately $13,000 in expense was recognized in connection with the profit sharing plan for the nine months ended March 31, 2001. No expense was recognized in connection with the profit sharing plan for the nine months ended March 31, 2000 and fiscal year ended June 30, 2000, respectively. Approximately $27,000 in expense was recognized in connection with the profit sharing plan in fiscal 1999.

    The Savings Bank implemented a nonqualified Executive Officers and Directors Deferred Compensation Plan (the "Compensation Plan") during the nine-month period ended March 31, 2001, which provides for the payment of benefits to its directors and certain officers upon termination of service with the Savings Bank and vesting in the Compensation Plan after ten years of service. The Savings Bank recorded $611,000 in expense associated with the Compensation Plan during the nine-month period ended March 31, 2001.

    10.  CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.

    11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Savings Bank.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    11.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    The following methods and assumptions were used by the Savings Bank in estimating its fair value disclosures for financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                  CASH AND CASH EQUIVALENTS: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  INVESTMENT AND MORTGAGE-BACKED SECURITIES: Fair values for investment and mortgage-backed securities are based on quoted market prices and dealer quotes.

                  LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, and consumer and other loans, fair values were deemed to equal the historic carrying values.

                  FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.

                  DEPOSITS: The fair values of deposits with no stated maturity, such as NOW accounts, passbook accounts and money market passbook accounts are deemed to approximate the amount payable on demand as of March 31, 2001 and June 30, 2000 and 1999. The fair values for fixed-rate certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                  ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                  ADVANCES BY BORROWERS FOR TAXES AND INSURANCE: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

                  COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at March 31, 2001 and June 30, 2000 and 1999, was not material.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    11.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Savings Bank's financial instruments are as follows at March 31, 2001 and June 30, 2000 and 1999:

                                                          MARCH 31,
            JUNE 30,
                                                             2001
    2000                     1999
                                                    CARRYING       FAIR
CARRYING        FAIR      CARRYING      FAIR
                                                       VALUE      VALUE
VALUE       VALUE         VALUE     VALUE
                                                          (unaudited)

(In thousands)
    Financial assets
      Cash and cash equivalents                     $ 13,283   $ 13,283    $
8,801    $  8,801      $  5,378  $  5,378
      Investment securities designated as
       available for sale                              1,343      1,343
1,054       1,054         1,509     1,509
      Investment securities held to maturity             169        169
178         178           185       185
      Mortgage-backed securities held to maturity         -          -
 1           1             5         5
      Loans receivable - net                          96,141     96,740
95,492      95,370        92,827    98,000
      Federal Home Loan Bank stock                       694        694
694         694           691       691
                                                     -------    -------
-------     -------       -------   -------
                                                    $111,630   $112,229
$106,220    $106,098      $100,595  $105,768
                                                     =======    =======
=======     =======       =======   =======

    Financial liabilities
      Deposits                                      $ 95,754   $ 96,405    $
90,822    $ 90,904      $ 85,561  $ 86,977
      Advances from the Federal Home Loan Bank         3,000      3,000
3,750       3,750         3,750     3,750
      Advances by borrowers for taxes and
       insurance                                         109        109
67          67           106       106
                                                     -------    -------
-------     -------       -------   -------
                                                    $ 98,863   $ 99,514    $
94,639    $ 94,721      $ 89,417  $ 90,833
                                                     =======    =======
=======     =======       =======   =======

    12.  ADVERTISING

    Advertising costs are expensed when incurred. The Savings Bank's advertising expense totaled $48,000 and $68,000 for the nine months ended March 31, 2001 and 2000, respectively, and $90,000, $73,000 and $24,000 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

    13.  RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 2001 financial statement presentation.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    Amortized cost and estimated fair values of investment securities at June 30 are summarized as follows:

                                         MARCH 31, 2001
         JUNE 30,
                                                                          2000
                         1999
                                                 ESTIMATED
ESTIMATED                      ESTIMATED
                                   AMORTIZED          FAIR        AMORTIZED
   FAIR         AMORTIZED         FAIR
                                        COST         VALUE             COST
  VALUE              COST        VALUE
                                            (unaudited)
                                                                        (In
thousands)
    HELD TO MATURITY:
      Municipal obligations             $169        $  169             $178
 $  178              $185       $  185
                                         ===        ======              ===
 ======               ===       ======

    AVAILABLE FOR SALE:
      FHLMC stock                       $ 20        $1,343             $ 25
 $1,054              $ 25       $1,509
                                        ====         =====             ====
  =====              ====        =====

    At June 30, 2000 and 1999, the Savings Bank's cost carrying value of mortgage-backed securities designated as held-to-maturity approximated market values, which totaled $1,000 and $5,000, respectively.


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio is as follows:


                                                                           MARCH
31,                   JUNE 30,

2001             2000              1999

(unaudited)

          (In thousands)
    Residential real estate
      One-to-four family
$70,110          $68,875           $71,454
      Multi-family
314              945               929
    Construction
2,606            1,888             2,211
    Nonresidential real estate
14,952           13,194            11,786
    Commercial
2,846            4,887             1,615
    Consumer and other loans
6,439            7,164             6,935

-------           ------           -------

97,267           96,953            94,930
    Less:
      Undisbursed loans in process
319              678             1,345
      Deferred loan origination fees
130              156               190
      Allowance for loan losses
677              627               568

-------           ------           -------

$96,141          $95,492           $92,827

======           ======            ======

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE C - LOANS RECEIVABLE (continued)

    As depicted above, the Savings Bank's lending efforts have generally focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $72.7 million, or 76% of the total loan portfolio at March 31, 2001, $69.9 million, or 73% of the total loan portfolio at June 30, 2000 and $72.3 million, or 78% of the total loan portfolio at June 30, 1999. Customarily, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southeastern Indiana, thereby impairing collateral values. However, management is of the belief that real estate values in the Savings Bank's primary lending area are presently stable.

    In the ordinary course of business, the Savings Bank has granted loans to some of its officers, directors, and their related interests. Related party loans are within applicable regulatory lending limitations and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $633,000 at March 31, 2001, and $647,000 and $502,000 at June 30, 2000 and 1999, respectively.


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows:

                                                        MARCH 31,
          JUNE 30,
                                                   2001          2000
2000         1999         1998
                                                      (unaudited)
                                                                          (In
thousands)
    Beginning balance                             $ 627          $568
$568         $519         $508
    Provision for losses on loans                   132            64
 88           84           80
    Charge-off of loans                            (101)          (23)
(42)         (64)         (72)
    Recoveries                                       19             8
 13           29            3
                                                   ----         -----
----         ----         ----
    Ending balance                                  677          $617
$627         $568         $519
                                                   ====          ====
====         ====         ====

    As of March 31, 2001 and June 30, 2000, the Savings Bank's allowance for loan losses was solely general in nature, which is includible as a component of regulatory risk-based capital.

    At March 31, 2001 and 2000, and June 30, 2000, 1999 and 1998, the Savings Bank's nonperforming loans totaled approximately $311,000, $501,000, $634,000, $641,000 and $327,000, respectively.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

    During the nine month periods ended March 31, 2001 and 2000, interest income of approximately $21,000 and $24,000, respectively, would have been recognized if such loans had performed pursuant to contractual terms.

    During the fiscal years ended June 30, 2000, 1999 and 1998, interest income of approximately $24,000, $16,000 and $14,000, respectively, would have been recognized if such loans had performed pursuant to contractual terms.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment consist of the following:

                                                                         MARCH
31,                JUNE 30,

2001           2000         1999

(unaudited)

    (In thousands)
    Land and improvements                                                   $
106         $  106       $  135
    Buildings and improvements
1,266          1,266        1,075
    Furniture and equipment
870            846          931
    Automobiles
26             26           26

-----          -----        -----

2,268          2,244        2,167
      Less accumulated depreciation
        and amortization
1,141          1,050        1,027

-----          -----        -----

$1,127         $1,194       $1,140

=====          =====        =====

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE F - DEPOSITS

    Deposits consist of the following major classifications at June 30:

    DEPOSIT TYPE AND WEIGHTED-                                MARCH 31,
              JUNE 30,
    AVERAGE INTEREST RATE                                          2001
     2000                1999
                                                            (unaudited)

(In thousands)
    NOW accounts
      March 31, 2001 - 2.82%                                    $12,125
      June 30, 2000 - 2.53%
 $  9,716
      June 30, 1999 - 2.22%
                     $  7,092
    Passbook
      March 31, 2001 - 2.50%                                      9,158
      June 30, 2000 - 2.57%
    9,177
      June 30, 1999 - 2.57%
                        9,148
    Money market passbook
      March 31, 2001 - 2.96%                                      5,615
      June 30, 2000 - 2.98%
    5,851
      June 30, 1999 - 2.98%
                        6,831
                                                              ---------
---------            --------
    Total demand, transaction and
      passbook deposits                                          26,898
   24,744              23,071

    Certificates of deposit
      Original maturities of:
        Less than 12 months
          March 31, 2001 - 5.92%                                  4,054
          June 30, 2000 - 5.11%
    2,592
          June 30, 1999 - 4.42%
                        3,184
        12 months to 24 months
          March 31, 2001 - 6.16%                                 18,219
          June 30, 2000 - 5.70%
   19,984
          June 30, 1999 - 5.00%
                       19,318
        24 months to 36 months
          March 31, 2001 - 5.94%                                 12,047
          June 30, 2000 - 5.72%
   11,004
          June 30, 1999 - 5.63%
                       11,406
        More than 36 months
          March 31, 2001 - 5.98%                                  4,166
          June 30, 2000 - 5.95%
    4,198
          June 30, 1999 - 5.63%
                        3,029
      Individual retirement
        March 31, 2001 - 5.78%                                    9,407
        June 30, 2000 - 5.61%
    8,930
        June 30, 1999 - 5.74%
                        8,897
      Jumbo
        March 31, 2001 - 6.15%                                   20,963
        June 30, 2000 - 6.19%
   19,370
        June 30, 1999 - 5.34%
                       16,656
                                                              ---------
---------            --------
    Total certificates of deposit                                68,856
   66,078              62,490
                                                              ---------
---------            --------

    Total deposit accounts                                      $95,754
  $90,822             $85,561
                                                                 ======
   ======              ======


Individual deposits in excess of $100,000 are not federally insured.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE F - DEPOSITS (continued)

    At March 31, 2001, June 30, 2000 and 1999, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $26.0 million, $26.1 million and $16.0 million, respectively.

    Interest expense on deposits is summarized as follows:

                                                             NINE MONTHS ENDED
            YEAR ENDED
                                                                 MARCH 31,
            JUNE 30,
                                                           2001          2000
     2000      1999      1998
                                                              (unaudited)

(In thousands)
    Passbook and NOW accounts                            $  520        $  451
   $  603    $  558    $  521
    Certificates of deposit and money
      market deposits                                     3,048         2,530
    3,448     3,553     3,738
                                                          -----         -----
    -----     -----     -----
                                                         $3,568        $2,981
   $4,051    $4,111    $4,259
                                                          =====         =====
    =====     =====     =====

    Maturities of outstanding certificates of deposit are summarized as follows:

                                                              MARCH 31,
              JUNE 30,
                                                                   2001
     2000                1999
                                                            (unaudited)

(In thousands)
    Less than six months                                        $15,355
  $18,493             $14,835
    Six months to one year                                       30,290
   28,044              30,278
    One year to three years                                      21,467
   15,949              11,261
    Three years or more                                           1,744
    3,592               6,116
                                                                -------
  -------             -------
                                                                $68,856
  $66,078             $62,490
                                                                 ======
   ======              ======

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at March 31, 2001 and June 30, 2000 by pledges of certain residential mortgage loans totaling $4.8 million and $6.0 million, respectively, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                    MATURING
                                    FISCAL YEAR                     MARCH 31,
                 JUNE 30,
    INTEREST RATE                   ENDING IN                            2001
          2000           1999
                                                                  (unaudited)

  (In thousands)
    5.01% - 6.16%                   2000                               $   -
        $   -          $3,750
    6.02% - 6.83%                   2001                                   -
         3,750             -
    5.67% - 6.83%                   2002                                3,000
            -              -
                                                                        -----
         -----          -----
                                                                       $3,000
        $3,750         $3,750
                                                                        =====
         =====          =====


NOTE H - INCOME TAXES

    Income taxes differ from the amounts computed at the statutory corporate rate as follows:

                                                             NINE MONTHS ENDED
            YEAR ENDED
                                                                 MARCH 31,
            JUNE 30,
                                                           2001          2000
     2000      1999      1998
                                                              (unaudited)

(In thousands)
    Federal income taxes computed at 34%
      statutory rate                                      $ 302         $ 313
    $ 472     $ 424     $ 590
    Increase (decrease) in taxes resulting from:
      Dividends received                                     (3)           (3)
       (4)       (4)       (4)
      Tax exempt interest                                    (3)           (3)
       (4)       (4)       (4)
      State income taxes                                     79            34
      111        77        87
      Other                                                   7            33
        3        -          4
                                                          -----         -----
    -----     -----     -----
    Income tax provision per financial statements         $ 382         $ 374
    $ 578     $ 493     $ 673
                                                          =====         =====
    =====     =====     =====
    Effective income tax rate                              43.1%         40.6%
     41.6%     39.5 %    38.8%
                                                          =====         =====
    =====     =====     =====

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE H - FEDERAL INCOME TAXES (continued)

    The composition of the Savings Bank's net deferred tax liability is as follows:


MARCH 31,                   JUNE 30,
    TAXES (PAYABLE) REFUNDABLE ON TEMPORARY
     2001              2000         1999
    DIFFERENCES AT STATUTORY RATE:
(unaudited)

               (In thousands)
    DEFERRED TAX LIABILITIES:
      Difference between book and tax depreciation
    $ (77)            $ (69)       $ (83)
      Percentage of earnings bad debt deduction
      (49)              (78)        (117)
      Unrealized gain on securities available for sale
     (450)             (350)        (505)
      Other
      (31)              (11)         (11)

    -----             -----        -----
         Total deferred tax liabilities
     (607)             (508)        (716)

    DEFERRED TAX ASSETS:
      Deferred loan origination fees
       18                 7           30
      Deferred compensation
      208                -            -
      General loan loss allowance
      222               213          193

     ----              ----         ----
         Total deferred tax assets
      448               220          223

     ----              ----         ----
         Net deferred tax liability
    $(159)            $(288)       $(493)

     ====              ====         ====

    The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at March 31, 2001, includes approximately $1.5 million for which federal income taxes have not been provided. The amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is approximately $425,000.

    Pursuant to legislation enacted in 1996, the Savings Bank is required to recapture as taxable income approximately $670,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1998.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE I - LOAN COMMITMENTS

    The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

    The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At March 31, 2001 and June 30, 2000, the Savings Bank had outstanding commitments to originate loans of approximately $1.2 million and $1.4 million, respectively. Additionally, the Savings Bank was obligated under unused lines of credit totaling $3.7 million and $3.4 million at March 31, 2001 and June 30, 2000, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of March 31, 2001 and June 30, 2000, and will be funded from normal cash flow from operations and borrowings as necessary.


    The Savings Bank had no contingent liabilities recorded at March 31, 2001 or June 30, 2000.


NOTE J - REGULATORY CAPITAL

    The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets except for those associations with the highest examination rating and acceptable levels of risk. The risk-based

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998

NOTE J - REGULATORY CAPITAL (continued)

    capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.


    During the nine months ended March 31, 2001, the Savings Bank was notified from its regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following tables.


    As of March 31, 2001 and June 30, 2000 and 1999, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                AS OF MARCH 31,
2001

                TO BE "WELL-

             CAPITALIZED" UNDER
                                                                     FOR CAPITAL
              PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY
PURPOSES          ACTION PROVISIONS
                                        -----------------
----------------------        ---------------------
                                         AMOUNT    RATIO           AMOUNT
RATIO             AMOUNT     RATIO
                                                               (Dollars in
thousands)
    Tangible capital                    $12,678    11.3%         =>$1,688
=>1.5%          =>$5,626     => 5.0%

    Core capital                        $12,678    11.3%         =>$4,501
=>4.0%          =>$6,751     => 6.0%

    Risk-based capital                  $13,918    19.7%         =>$5,651
=>8.0%          =>$7,064     =>10.0%


                                                                AS OF JUNE 30,
2000

                TO BE "WELL-

             CAPITALIZED" UNDER
                                                                     FOR CAPITAL
              PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY
PURPOSES          ACTION PROVISIONS
                                        -----------------
----------------------        ---------------------
                                         AMOUNT    RATIO           AMOUNT
RATIO             AMOUNT     RATIO
                                                               (Dollars in
thousands)
    Tangible capital                    $12,173    11.3%         =>$1,611
=>1.5%          =>$5,370     => 5.0%

    Core capital                        $12,173    11.3%         =>$4,296
=>4.0%          =>$6,445     => 6.0%

    Risk-based capital                  $13,263    19.4%         =>$5,470
=>8.0%          =>$6,837     =>10.0%

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE J - REGULATORY CAPITAL (continued)

                                                                AS OF JUNE 30,
1999

                TO BE "WELL-

             CAPITALIZED" UNDER
                                                                     FOR CAPITAL
              PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY
PURPOSES          ACTION PROVISIONS
                                        -----------------
----------------------        ---------------------
                                         AMOUNT    RATIO           AMOUNT
RATIO             AMOUNT     RATIO
                                                               (Dollars in
thousands)
    Tangible capital                    $11,363    11.2%         =>$1,522
=>1.5%          =>$5,073     => 5.0%

    Core capital                        $11,363    11.2%         =>$4,059
=>4.0%          =>$6,088     => 6.0%

    Risk-based capital                  $11,931    18.3%         =>$5,226
=>8.0%          =>$6,533     =>10.0%

    The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.


NOTE K - CORPORATE REORGANIZATION AND CONVERSION TO STOCK
         FORM


    In May 2001, the Savings Bank's Board of Directors adopted an overall plan of conversion and reorganization (the "Plan") whereby the Savings Bank will convert to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to a newly formed holding company, PFS Bancorp, Inc. Pursuant to the Plan, as amended, PFS Bancorp, Inc. will offer for sale between 977,500 and 1,520,875 common shares at $10.00 per share to the Savings Bank's depositors, members of the community, and a newly formed Employee Stock Ownership Plan ("ESOP"). The Plan further provides for the issuance by PFS Bancorp, Inc. of an amount of common shares equal to 2 percent of the shares sold in the offering to the PFS Charitable Foundation, which will result in total common shares outstanding upon the completion of the offering ranging between 997,500 shares and 1,551,293 shares. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At March 31, 2001, the Savings Bank had incurred deferred conversion costs totaling approximately $15,000.
    The transaction is subject to approval by regulatory authorities and members of the Savings Bank. At the completion of the conversion to stock form, the Savings Bank will establish a liquidation account in the amount of retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.


    In the event of a complete liquidation (and only in such event), each eligible member will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings.

                          PEOPLES FEDERAL SAVINGS BANK

            Nine months ended March 31, 2001 and 2000 (unaudited) and
                    years ended June 30, 2000, 1999 and 1998


NOTE K - CORPORATE REORGANIZATION AND CONVERSION TO STOCK
         FORM (continued)

    The Savings Bank may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements of SAIF insured institutions.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. IF THE LAWS OF YOUR STATE OR OTHER JURISDICTION PROHIBIT US FROM OFFERING OUR COMMON STOCK TO YOU, THEN THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF OUR COMMON STOCK. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.








OUR TABLE OF CONTENTS IS LOCATED ON THE INSIDE OF THE FRONT COVER PAGE OF THIS DOCUMENT.











UNTIL _______ __, 2001 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,322,500 Shares
                              (Anticipated Maximum)
                          (Subject to Increase to Up to
                                1,520,875 Shares)



                                PFS BANCORP, INC.



                          (PROPOSED HOLDING COMPANY FOR
                          PEOPLES FEDERAL SAVINGS BANK)





                                  COMMON STOCK




                             ---------------------

                                   PROSPECTUS

                             ---------------------




                         PRESTIGE FINANCIAL CENTER, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the Business Corporation Law of the State of Indiana, Article IX of the Corporation's Articles of Incorporation provides as follows:

                                   ARTICLE IX

                          INDEMNIFICATION AND LIABILITY

         A. PERSONAL LIABILITY OF DIRECTORS AND OFFICERS. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action as a director except to the extent that by law a director's liability for monetary damages may not be limited.

         B. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or who is serving at the request of the Corporation as a director, officer or agent of any other corporation, against expenses (including attorney's fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Indiana law.

         C. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation or by a person serving at the request of the Corporation as a director, officer or agent of any other corporation in defending a civil or criminal action, suit or proceeding described above in "Indemnification" shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent permitted under Indiana law.

         D. OTHER RIGHTS. The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Incorporation, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit to the heirs, executors and administrators of such person provided that no indemnification shall be made to or on behalf of any individual if a judgment or other final adjudication establishes that his act or omissions (i) were in breach of his duty of loyalty to the Corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in the receipt of an improper personal benefit.

         E. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Articles of Incorporation.

         F. MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Article shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC filing
fees............................................................................
 ..   $  3,878
          OTS filing
fees............................................................................
 ..     14,400
          Printing, postage and mailing
 ...............................................................     75,000
          Legal fees and
expenses......................................................................
 110,000
          Accounting fees and
expenses.................................................................
55,000
          Young & Associates, Inc., fees and
expenses..................................................     27,500
          Prestige Financial Center, Inc:
             Underwriting
fees.........................................................................
 85,000
             Out-of-pocket expenses, including legal
fees..............................................     17,500
          Appraiser's fees and expenses, including business
plan.......................................     35,000
          Conversion agent fees and
expenses...........................................................     20,000
          Transfer agent and stock
certificates........................................................      5,000

Miscellaneous...................................................................
 .............  $  11,722

                        ---------

TOTAL...........................................................................
 ........   $460,000

                        =========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.

ITEM 27.  EXHIBITS

          The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

          (a)     LIST OF EXHIBITS (filed herewith unless otherwise noted)


 1.1     Engagement Letter dated May 15, 2001 with Prestige Financial Center,
Inc.*
 1.2     Form of Agency Agreement with Prestige Financial Center, Inc.
 2.1     Plan of Conversion*
 3.1     Articles of Incorporation of PFS Bancorp, Inc.*
 3.2     Bylaws of PFS Bancorp, Inc.*
 4.1     Form of Stock Certificate of PFS Bancorp, Inc.*

                                      II-2



 5.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2     Opinion of Grant Thornton LLP regarding Indiana income tax consequences
 8.3     Opinion of RP Financial, LC regarding subscription rights*
23.1     Consent of Grant Thornton LLP
23.2     Consent of RP Financial, LC*
23.3     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
5.1 and 8.1)
24.1     Power of Attorney*
99.1 Proxy Statement and form of proxy for solicitation of members of Peoples Federal Savings Bank*
99.2     Appraisal Report of RP Financial, LC**
99.3     Stock Order Form*
99.4     Marketing Materials*


--------------------------


 * Previously filed.
** Statistical information portion of Exhibit 99.2 previously filed by Form SE.


          (b)     FINANCIAL STATEMENT SCHEDULES

          All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 28.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended Registration Statement to be signed on its behalf by the undersigned, in the city of Aurora, State of Indiana, on August 2, 2001.


                            PFS BANCORP, INC.


                            By:    /s/ MEL E. GREEN
                                   -----------------------------
                                   Mel E. Green
                                   President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       Name                                      Title
            Date
                       ----                                      -----
            ----
 /s/ Robert L. Laker                                    Chairman of the Board
            August 2, 2001
-------------------------------------------
Robert L. Laker


 /s/ Mel E. Green                                       Director, President and
Chief        August 2, 2001
-------------------------------------------             Executive Officer
Mel E. Green


 /s/ Gilbert L. Houze                                   Director
            August 2, 2001
-------------------------------------------
Gilbert L. Houze


 /s/ Dale R. Moeller                                    Director
            August 2, 2001
-------------------------------------------
Dale R. Moeller


 /s/ Carl E. Petty                                      Director
            August 2, 2001
-------------------------------------------
Carl E. Petty


 /s/ Jack D. Tandy                                      Director, Vice President
            August 2, 2001
-------------------------------------------             and Secretary
Jack D. Tandy


 /s/ Stuart Suggs                                       Chief Financial Officer
            August 2, 2001
-------------------------------------------
Stuart Suggs

EXHIBIT INDEX (filed herewith unless otherwise noted)


 1.1     Engagement Letter dated May 15, 2001 with Prestige Financial Center,
Inc.*
 1.2     Form of Agency Agreement with Prestige Financial Center, Inc.
 2.1     Plan of Conversion*
 3.1     Articles of Incorporation of PFS Bancorp, Inc.*
 3.2     Bylaws of PFS Bancorp, Inc.*
 4.1     Form of Stock Certificate of PFS Bancorp, Inc.*
 5.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2     Opinion of Grant Thornton LLP regarding Indiana income tax consequences
 8.3     Opinion of RP Financial, LC regarding subscription rights*
23.1     Consent of Grant Thornton LLP
23.2     Consent of RP Financial, LC*
23.3     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
5.1 and 8.1)
24.1     Power of Attorney*
99.1 Proxy Statement and form of proxy for solicitation of members of Peoples Federal Savings Bank*
99.2     Appraisal Report of RP Financial, LC**
99.3     Stock Order Form*
99.4     Marketing Materials*

--------------------------

 * Previously filed.
** Statistical information portion of Exhibit 99.2 previously filed by Form SE.